Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

dated as of January 17, 2017

by and among

RBI HOLDING LLC,

CABLE ONE, INC.,

FREQUENCY MERGER SUB, LLC,

RBI BLOCKER CORP.,

RBI BLOCKER HOLDINGS LLC,

and

GTCR-RBI, LLC, solely in its capacity as the Equityholder Representative

TABLE OF CONTENTS

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TABLE OF CONTENTS (CONT'D)

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TABLE OF CONTENTS (CONT'D)

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TABLE OF CONTENTS (CONT'D)

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Section 12.17	Provision Respecting Legal Representation	112
Section 12.18	Delivery by Electronic Transmission	112
Section 12.19	Lender Limitations	113

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TABLE OF CONTENTS (CONT'D)

EXHIBITS

Exhibit A - Restructuring Transactions
Exhibit B - Certificate of Merger
Exhibit C - Surviving Company LLC Agreement
Exhibit D - Form of Escrow Agreement
Exhibit E - Form of Letter of Transmittal
Exhibit F - Rules of Engagement for Valuation Firm
Exhibit G - Illustrative Calculation of Net Working Capital Amount
Exhibit H - Knowledge

ANNEXES

Annex I - Service Areas

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger, dated as of January 17, 2017 (this "Agreement"), is entered into by and among RBI Holding LLC, a Delaware limited liability company (the "Company"), Cable One, Inc., a Delaware corporation ("Purchaser"), Frequency Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of Purchaser ("Merger Sub"),  RBI Blocker Holdings LLC, a Delaware limited liability company ("Blocker Holdings"), RBI Blocker Corp., a Delaware corporation ("Blocker"), and GTCR-RBI, LLC, solely in its capacity as the representative (the "Equityholder Representative") for Blocker Holdings and the Unitholders.  Defined terms used herein have the meanings set forth in Section 12.14.

W I T N E S S E T H

WHEREAS, the respective boards of directors or managers, as applicable, of Purchaser, Blocker Holdings, Blocker, Merger Sub and the Company have approved the execution and delivery of, and performance under, this Agreement (including the consummation of the Merger upon the terms and subject to the conditions set forth in this Agreement);

WHEREAS, the Company and/or its Subsidiaries own and operate cable television ("CATV") systems and revenue-generating business in respect thereof (collectively, the "Business") that provide, directly or indirectly through one or more Franchises, as applicable, cable television, high speed data, voice over Internet protocol ("VOIP"), High Speed Internet Services, data center, hosting, Wireless Internet Services and other similar services to customers in the communities identified on Annex I (the "Service Areas") (said systems, including associated facilities interconnecting or designed to interconnect the cable television systems serving such communities, being collectively referred to herein as the "Systems");

WHEREAS, immediately prior to the consummation of the transactions contemplated hereby, Blocker, Blocker Holdings and the Company will have consummated the transactions set forth on Exhibit A (the "Restructuring Transactions");

WHEREAS, immediately following the consummation of the Restructuring Transactions, Blocker will be a holder of Company Units;

WHEREAS, Blocker Holdings is the record and beneficial owner of one hundred percent (100%) of the issued and outstanding shares of capital stock of Blocker (the "Shares");

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, following the consummation of the Restructuring Transactions, (i) Purchaser desires to purchase from Blocker Holdings, and Blocker Holdings desires to sell to Purchaser, all of the Shares, for the consideration described herein (the "Stock Purchase") and (ii) the parties wish for Merger Sub, in accordance with the Delaware Limited Liability Company Act ("DLLCA"), to merge with and into the Company, with the Company surviving as a limited liability company owned by Purchaser and Blocker (the "Merger" and, together with the Stock Purchase, the "Transactions"); and

WHEREAS, the Required Interest, in accordance with the Company LLC Agreement, and the Majority Holders, in accordance with the GTCR Unit Purchase Agreement, have approved the

Merger upon the terms and subject to the conditions set forth in this Agreement (collectively, the "Required Approval").

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Purchaser, Merger Sub, the Company, Blocker Holdings, Blocker and, to the extent applicable, solely in its capacity as the representative of the Equityholders, the Equityholder Representative, hereby agree as follows:

ARTICLE I

THE STOCK PURCHASE AND THE MERGER

Section 1.1  Stock Purchase. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Blocker Holdings shall sell, assign, transfer and deliver to Purchaser, and Purchaser shall purchase, acquire and accept delivery from Blocker Holdings of, the Shares, free and clear of all Liens (except for transfer restrictions of general applicability as may be provided under applicable securities Laws).  In consideration for the foregoing sale of the Shares, (a) at the Closing, on behalf of Purchaser, the Paying Agent shall (and the Escrow Agreement shall provide that it shall) pay to Blocker Holdings the Blocker Closing Consideration and any additional amounts payable to it at the Closing pursuant to Section 1.10(c)(iii), without interest, and (b) following the Closing, Blocker Holdings shall also be entitled to receive (i) Blocker Holdings' Residual Percentage of any Additional Consideration, without interest (except to the extent of interest paid by the Escrow Agent), if and when such Additional Consideration becomes payable hereunder, (ii) the portion of any Continuing Incentive Amount payable to it pursuant to Section 1.10(d)(ii) and (iii) the portion of any Additional Consideration payable to it pursuant to Section 1.10(d)(iii), if and when such Additional Consideration becomes payable hereunder, in each case without interest (except to the extent of interest paid by the Escrow Agent), which shall be paid by Purchaser, the Escrow Agent or other applicable Person to the Equityholder Representative (for the benefit of Blocker Holdings) or as otherwise directed in writing by the Equityholder Representative.

Section 1.2  The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DLLCA, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving company in the Merger (the "Surviving Company").

Section 1.3  Closing.  Subject to the last sentence of Section 7.1(f), the closing of the Transactions (the "Closing") shall take place at the offices of Kirkland & Ellis LLP, 300 North LaSalle, Chicago, Illinois 60654 at 10:00 a.m. (local time) on (a) the last day of the calendar month ending at least five (5) days following the later of (i) the satisfaction or waiver (to the extent permitted by applicable Law) by the party entitled to the benefit of such conditions at the Closing of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (by the party entitled to the benefit of such conditions) at the Closing of those conditions) and (ii) the expiration of the Marketing

Period, but subject to the continued satisfaction or waiver (by the party entitled to the benefit of such conditions) of the conditions set forth in Article VIII; provided that if such day shall not be a Business Day, the Closing shall take place on the first Business Day of the immediately succeeding calendar month, or (b) on such other date, time or place as is agreed to in writing by Purchaser and the Equityholder Representative.  The date on which the Closing occurs is referred to herein as the "Closing Date." The parties agree that solely for accounting and programming agreement purposes the "Closing" will be deemed to have occurred at 12:01 a.m., New York City time, on the Closing Date (it being understood that such deemed time of the Closing shall not affect any of the other terms and provisions of this Agreement and shall not affect the calculation of the Closing Aggregate Consideration or the Final Closing Aggregate Consideration).

Section 1.4  Effective Time.  Subject to the provisions of this Agreement, at the Closing, immediately after Purchaser's delivery of the Closing Aggregate Non-Escrow Consideration to the Paying Agent and the consummation of the Stock Purchase, the applicable parties hereto shall file with the Secretary of State of the State of Delaware a certificate of merger, executed in accordance with, and in such form as is required by, the relevant provisions of the DLLCA with respect to the Merger, which certificate of merger is substantially in the form of Exhibit B attached hereto (the "Certificate of Merger").  The Merger shall become effective upon the filing of the Certificate of Merger or at such later time as is agreed to by the parties hereto and specified in the Certificate of Merger (the time at which the Merger becomes effective being referred to herein as the "Effective Time").

Section 1.5  Effects of the Merger.  The Merger shall have the effects set forth in this Agreement and the DLLCA.

Section 1.6  Certificate of Formation; Surviving Company Limited Liability Company Agreement.

(a)            At the Effective Time and without any further action on the part of the Company or Merger Sub or any other person, the certificate of formation of the Company, as in effect immediately prior to the Effective Time (the "Certificate of Formation"), shall be the Certificate of Formation of the Surviving Company as of the Effective Time, until duly amended in accordance with applicable Law.

(b)            At the Effective Time and without any further action on the part of the Company or Merger Sub or any other person, the Company LLC Agreement shall be amended and restated and, as so amended and restated, shall read in its entirety as set forth on Exhibit C attached hereto (the "Surviving Company LLC Agreement") and the Surviving Company LLC Agreement shall thereupon, without further action or deed, become the limited liability company operating agreement of the Surviving Company.

Section 1.7  Officers of the Surviving Company.  The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Company, effective as of the Effective Time, each to hold office in accordance with the terms of the Surviving Company's Certificate of Formation and the Surviving Company LLC Agreement.

Section 1.8  Closing Deliveries and Payments.  At the Closing, on the terms and subject to the conditions set forth in this Agreement:

(a)            Transfer Documents.  At the Closing, Blocker Holdings shall deliver to Purchaser stock certificates representing all of the Shares (if the Shares are certificated) and share assignments for all of the Shares to evidence transfer to Purchaser.

(b)            Paying Agent Payments.  Prior to the Effective Time, Purchaser shall transfer to the Paying Agent cash in an amount equal to the Closing Aggregate Non-Escrow Consideration by wire transfer of immediately available funds to the account designated for such purpose by the Paying Agent.

(c)            Escrow Accounts.

(i)            Prior to or at the Closing, an adjustment escrow account (the "Purchase Price Adjustment Escrow Account" shall be established pursuant to the terms and conditions of an escrow agreement by and among Purchaser, the Equityholder Representative and the Escrow Agent (the "Escrow Agreement"), substantially in the form of Exhibit D attached hereto (with such reasonable changes thereto as the Escrow Agent may require). At the Closing, Purchaser shall deposit $5,000,000 (the "Purchase Price Adjustment Escrow Amount") into the Purchase Price Adjustment Escrow Account by wire transfer of immediately available funds to the account designated for such purpose by the Escrow Agent.

(ii)            Prior to or at the Closing, an indemnity escrow account (the "Indemnity Escrow Account") shall be established pursuant to the terms and conditions of the Escrow Agreement.  At the Closing, Purchaser shall deposit $7,350,000 (the "Indemnity Escrow Amount" and, together with the Purchase Price Adjustment Escrow Amount, the "Escrow Amount") into the Indemnity Escrow Account by wire transfer of immediately available funds to the account designated for such purpose by the Escrow Agent.

(iii)            Prior to or at the Closing, an incentive escrow account (the "Incentive Escrow Account") shall be established pursuant to the terms and conditions of the Escrow Agreement.  At the Closing, Purchaser shall deposit the aggregate Continuing Incentive Amount (the "Aggregate Continuing Incentive Amount") into the Incentive Escrow Account by wire transfer of immediately available funds to the account designated for such purpose by the Escrow Agent.

(d)            Debt Payoff.  At the Closing, Purchaser shall repay, or cause to be repaid, on behalf of the Company and its Subsidiaries, all amounts necessary to discharge fully the then outstanding balance of the Indebtedness of the Company and its Subsidiaries on a consolidated basis as of the Closing Date owed to the Payoff Persons, in accordance with any such payoff letters provided by the Company to Purchaser pursuant to Section 7.4, by wire transfer of immediately available funds to the account(s) designated in such payoff letters by the holders of such Indebtedness.

(e)            Transaction Expenses Payment.  At the Closing, Purchaser shall pay, or cause to be paid (i) on behalf of the Company and its Subsidiaries, all Estimated Transaction Expenses in accordance with the Closing Statement by wire transfer of immediately available funds to the account(s) as may be specified therein or such other method of payment as may be specified therein and (ii) the remaining portion of any Shared Expenses that remain unpaid as of the Closing to such applicable accounts or by such other applicable methods of payment; provided that to the extent any Transaction Expenses are payable to employees of the Company or its Subsidiaries, Purchaser shall cause the Surviving Company and its Subsidiaries to make payment of such expenses to such employees through payroll of the Surviving Company or its Subsidiaries at or as soon as practicable after the Closing, but no later than two weeks after the Closing.

(f)            Equityholder Representative Holdback.  At the Closing, an amount equal to $2,000,000 (such initial deposit, as it may be increased or decreased as provided below in this Section 1.8(f), the "Equityholder Representative Holdback Amount") shall be delivered by Purchaser to the Equityholder Representative, on behalf of the Equityholders, by wire transfer of immediately available funds to an account designated by the Equityholder Representative.  The Equityholder Representative is entitled to pay on behalf of the Equityholders, and to the extent paid by the Equityholder Representative from its own funds, obtain reimbursement for, any fees, costs and expenses incurred by the Equityholder Representative in the performance of its roles hereunder from the Equityholder Representative Holdback Amount.  The Equityholder Representative may increase or decrease the amount of the Equityholder Representative Holdback Amount by written notice to Purchaser at least three (3) Business Days prior to the Closing Date.

(g)            FIRPTA Certificate.  At the Closing, (1) the Company shall deliver to Purchaser a certification dated as of the Closing Date in form and substance required under Treasury Regulation Section 1.1445-11T(d)(2), stating that (A) 50% or more of the value of the gross assets of the Company does not consist of "United States real property interests" (within the meaning of Section 897(c) of the Code and the Treasury Regulations thereunder), and (B) 90% or more of the value of the gross assets of the Company does not consist of United States real property interests plus cash or cash equivalents (within the meaning of Treasury Regulation Section 1.1445-11T(d)(1)) and (2) Blocker shall deliver to Purchaser a certification dated as of the Closing Date in form and substance required under Treasury Regulation Section 1.897-2(h), stating that interests in the Blocker are not U.S. real property interests; provided that in the event of a change in Law or fact that, in Purchaser's reasonable discretion after consultation with the Equityholder Representative, results in the foregoing certificates being insufficient to avoid withholding under Section 1445 of the Code (and the Treasury Regulations promulgated thereunder), the applicable Persons shall provide a different certification (or certifications), in a form reasonably satisfactory to Purchaser, as is necessary to avoid withholding of Tax under Section 1445 of the Code (and the Treasury Regulations promulgated thereunder) from any amounts payable to the Equityholders under this Agreement; provided, further, that the sole recourse for failing to deliver such form is to withhold under Section 1.9 to the extent required.

(h)          Resignations.  At the Closing, the Company shall deliver resignations from the managers of the Company and directors and officers of Blocker effective as of the Closing.

Section 1.9  Withholding Rights.  Purchaser, the Surviving Company, the Equityholder Representative, the Escrow Agent and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to an Equityholder pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under applicable Tax Laws; provided, however, that the Person intending to withhold shall notify the Person in respect of which such deduction or withholding would be made in writing of its intention to deduct and withhold such amounts and the reason therefor as soon as reasonably practicable, and such Person and each of the applicable parties shall cooperate in good faith to reduce the amount of, or eliminate the necessity for, such withholding.  To the extent amounts are so withheld and timely paid over to the appropriate Tax authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.  If any withholding obligation may be avoided by such holder providing information or documentation to Purchaser, the Surviving Company, the Equityholder Representative, the Escrow Agent or the Paying Agent, such information shall be requested prior to any such withholding.

Section 1.10  Effect on Units.  At the Effective Time, by virtue of the Merger and without any further action on the part of any of the Unitholders, Blocker or any of the holders of membership interests of Merger Sub, the following shall occur:

(a)            Merger Sub Interests.  Each membership interest in Merger Sub (a "Merger Sub Interest") issued and outstanding immediately prior to the Effective Time shall be converted into membership interests in the Surviving Company, as such membership interests are provided for by the Surviving Company LLC Agreement.

(b)            Cancellation or Conversion of Excluded Units.  Any interest in the Company owned immediately prior to the Effective Time by (i) the Company as treasury units, (ii) any direct or indirect wholly owned Subsidiary of the Company, (iii) Purchaser or Merger Sub or any other direct or indirect wholly owned Subsidiary thereof, or (iv) Blocker (collectively, the "Excluded Units") shall, in the case of any interest described in clause (i) and (iii), be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor and, in the case of any interest described in clause (ii) or (iv), convert into membership interests, without receipt of any payment with respect thereto, in the Surviving Company representing the same relative ownership as of immediately prior to the Effective Time.

(c)            Conversion of Company Units.

(i)            Each issued and outstanding Company Unit immediately prior to the Effective Time (other than (1) Excluded Units and (2) Incentive Units that are subject to Section 1.10(c)(ii) or (iii) below) (including, for the avoidance of doubt, Incentive Units (other than Excluded Units) held by Unrestricted Employees (or Permitted Transferees of such employees)) shall at the Effective Time be converted automatically into and shall thereafter represent the right to receive, without duplication, (A) an amount in cash at the Closing, without interest, equal to the Closing Company Unit Consideration applicable to such Company Unit, (B) an amount in cash, without interest (except to the extent of interest paid by the Escrow Agent), equal to the Additional Company Unit Consideration, if any, applicable to such Company Unit, if and when such Additional Company Unit

Consideration becomes payable hereunder, and (C) any amounts, if any, payable with respect to such Company Unit pursuant to Section 1.10(c)(iii), 1.10(d)(ii) or 1.10(d)(iii), without interest (except to the extent of interest paid by the Escrow Agent).

(ii)            Each issued and outstanding Incentive Unit immediately prior to the Effective Time (other than any Excluded Units) held by a Continuing Employee (or a Permitted Transferee of such employee) (a "Continuing Incentive Unit") shall at the Effective Time be converted automatically into and shall thereafter represent the right to receive (A) an amount in cash at the Closing, without interest, equal to 75% of the Closing Company Unit Consideration applicable to such Incentive Unit, (B) an amount in cash, without interest, equal to the remaining 25% of the Closing Company Unit Consideration applicable to such Incentive Unit (the "Continuing Incentive Amount") in the event payable to such employee under the applicable Senior Management Agreement, which amount shall be payable to such Continuing Employee (or such Permitted Transferee, as applicable) at the Final Vesting Date applicable to such Incentive Unit subject to the conditions of and in accordance with Section 1.10(d)(i), (C) an amount in cash, without interest (except to the extent of interest paid by the Escrow Agent), equal to 75% of the Additional Company Unit Consideration, if any, applicable to such Incentive Unit, if and when such Additional Company Unit Consideration becomes payable hereunder, and (D) an amount in cash, without interest (except to the extent of interest paid by the Escrow Agent), equal to the remaining 25% of the Additional Company Unit Consideration, if any, applicable to such Incentive Unit, in the event payable to such employee under the applicable Senior Management Agreement, which amount shall be payable to such Continuing Employee (or such Permitted Transferee, as applicable), if and when such Additional Company Unit Consideration becomes payable hereunder, subject to the conditions of and in accordance with Section 1.10(d)(iii).

(iii)            Each issued and outstanding Incentive Unit immediately prior to the Effective Time (other than Excluded Units) held by a Non-Continuing Employee (or a Permitted Transferee of such employee) shall at the Effective Time be converted automatically into and shall thereafter represent the right to receive (A) an amount in cash at the Closing, without interest, equal to 75% of the Closing Company Unit Consideration applicable to such Incentive Unit and (B) an amount in cash, without interest (except to the extent of interest paid by the Escrow Agent), equal to 75% of the Additional Company Unit Consideration, if any, applicable to such Incentive Unit, if and when such Additional Company Unit Consideration becomes payable hereunder. The remaining 25% of the Closing Company Unit Consideration and the remaining 25% of the Additional Company Unit Consideration, if any, applicable to such Incentive Unit shall instead be payable, without interest, contemporaneously with the corresponding payments under Section 1.11(a) or Section 1.11(b), to the holders of Capital Units (other than Restricted Units) as of immediately prior to the Effective Time, on a pro rata basis based on their respective Capital Units Percentages.

(iv)            For the avoidance of doubt, no payment shall be made in respect of any Incentive Unit that has been forfeited at or prior to the Effective Time.

(d)            Continuing Incentive Units.

(i)            Within two (2) Business Days following any Final Vesting Date applicable to any Continuing Incentive Unit that results in a right to payment of the Continuing Incentive Amount to a Continuing Employee (or Permitted Transferee of such employee) under the applicable Senior Management Agreement, Purchaser shall give notice to the Equityholder Representative of such event, and Purchaser and the Equityholder Representative shall within two (2) Business Days after such notice jointly instruct the Escrow Agent to release from the Incentive Escrow Account to the Continuing Employee (or Permitted Transferee of such employee) who held such unit as of the Effective Time the Continuing Incentive Amount applicable to such Continuing Incentive Unit, by wire transfer of immediately available funds, subject to withholding of any applicable Tax.

(ii)            Within two (2) Business Days following any separation from service to Purchaser or its Affiliates of a Continuing Employee that results in forfeiture by such employee (or Permitted Transferee of such employee) of such employee's or Permitted Transferee's Continuing Incentive Amount under the applicable Senior Management Agreement, Purchaser shall give notice to the Equityholder Representative of such event, and Purchaser and the Equityholder Representative shall within two (2) Business Days after such notice jointly instruct the Escrow Agent to release from the Incentive Escrow Account to the Equityholder Representative (for the benefit of holders of Capital Units (other than Restricted Units) as of immediately prior to the Effective Time, on a pro rata basis based on their respective Capital Units Percentages), or to such holders of Company Units as directed by the Equityholder Representative, the Continuing Incentive Amount applicable to such Continuing Employee, by wire transfer of immediately available funds.  For the avoidance of doubt, this clause (ii) shall not apply in the case of any separation from service to Purchaser or its Affiliates of a Continuing Employee following the occurrence of the Final Vesting Date with respect to such employee.

(iii)            25% of any Additional Company Unit Consideration payable with respect to any Continuing Incentive Unit, if and when such Additional Company Unit Consideration becomes payable hereunder, shall (1) if such amount is payable prior to the release of the Continuing Incentive Amount applicable to such Continuing Incentive Unit pursuant to Section 1.10(d)(i) or (ii) above, be deposited in the Incentive Escrow Account and added to the Continuing Incentive Amount applicable to such Continuing Incentive Unit or (2) if such amount is payable following the release of the Continuing Incentive Amount applicable to such Continuing Incentive Unit pursuant to Section 1.10(d)(i) or (ii) above, be payable to the Person(s) that were entitled to receive the Continuing Incentive Amount upon the release thereof from the Continuing Escrow Account pursuant to Section 1.10(d)(i) or (ii) above, as applicable, in the same proportion as the Continuing Incentive Amount applicable to such Continuing Incentive Unit was allocated among such Person(s).

(e)            Effect on Company Units.  As of the Effective Time, all Company Units shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and the holders immediately prior to the Effective Time of Company Units shall cease to have any rights with respect thereto (other than any rights provided in this Agreement), except for the right to receive the applicable consideration to be paid in consideration therefor as set forth in this Section

1.10 in accordance with this Agreement (subject, in each case, to any applicable withholding Tax). No holder of Company Units shall be entitled to any "appraisal rights", "dissenter's rights" or any similar rights under the DLLCA or any other applicable Law.

Section 1.11  Exchange of Units for Consideration.

(a)            Paying Agent.  The Escrow Agent (in such role, the "Paying Agent") will effect the payments pursuant to Section 1.1 and the exchange of cash for Company Units which are entitled to payment pursuant to Sections 1.10(c) and 1.10(d).  To facilitate such exchange, prior to the Closing the Company or the Paying Agent shall provide the Unitholders with a Letter of Transmittal, substantially in the form of Exhibit E attached hereto (with such reasonable changes thereto as the Paying Agent may require) (the "Letter of Transmittal").  The Company shall provide to Purchaser, as promptly as reasonably practicable upon receipt thereof, copies of each Letter of Transmittal delivered to the Company prior to the Closing. Following the Closing, the Equityholder Representative shall provide to Purchaser, as promptly as reasonably practicable upon receipt thereof, copies of each Letter of Transmittal delivered to the Equityholder Representative. Upon the Closing, the Paying Agent shall promptly pay each Unitholder that has duly executed and completed a Letter of Transmittal the portion of the Closing Aggregate Non-Escrow Consideration to which such Unitholder is entitled at the Closing pursuant to Article I in accordance with the Closing Payment Schedule.  The Paying Agent shall hold the Closing Aggregate Non-Escrow Consideration and deliver it in accordance with the terms and conditions hereof and the terms and conditions of the Escrow Agreement. Immediately following the Closing, the Paying Agent shall pay (and the Escrow Agreement will provide for the Paying Agent to pay) Blocker Holdings the Blocker Closing Consideration, by wire transfer of immediately available funds to the account designated for such purpose by Blocker Holdings, automatically and without the need for a Letter of Transmittal or further instruction from any party. The Equityholder Representative hereby agrees that the Closing Payments Memorandum (as defined in the Escrow Agreement) delivered to the Escrow Agent (as Paying Agent) shall in all respects be consistent with the Closing Payment Schedule. After the Closing, promptly after receipt by the Equityholder Representative of a duly executed and completed Letter of Transmittal by a Unitholder, a copy of which is provided by the Equityholder Representative to Purchaser in accordance herewith, the Equityholder Representative and the Purchaser shall deliver joint written instructions to the Escrow Agent (as Paying Agent) to release from the Closing Date Holdback (as defined in the Escrow Agreement) the portion of the Closing Aggregate Non-Escrow Consideration to which such Unitholder is entitled at the Closing pursuant to Article I, in accordance with the Closing Payment Schedule (solely to the extent no such payment to such Unitholder was already made by the Paying Agent under the Closing Payments Memorandum).

(b)            Additional Consideration.  Any Additional Consideration which is payable to the Equityholders in accordance with the terms of this Agreement and/or the Escrow Agreement, when such consideration becomes payable under Section 2.3, upon release of any Escrow Amount pursuant to the Escrow Agreement or upon the distribution of any Holdback Amount by the Equityholder Representative pursuant to this Agreement, as applicable, shall be paid by Purchaser, the Escrow Agent or other applicable Person to the Equityholder Representative (for the benefit of the applicable Equityholders) or as otherwise directed in writing by the Equityholder Representative, subject to Section 12.2(e), or shall be deposited in the

Incentive Escrow Account as contemplated by Section 1.10(d)(iii). Any Additional Consideration shall be allocated by the Equityholder Representative among the Equityholders in accordance with Sections 1.1, 1.10(c) and 1.10(d), subject to Section 12.2(e).

(c)            Transfer Books; No Further Ownership Rights in or Obligations from Company Units.  The applicable portion of the Total Consideration paid in respect of Company Units upon the surrender of a Letter of Transmittal in accordance with the terms of this Article I shall be deemed to have been paid in full satisfaction of all rights and obligations pertaining to the Company Units (other than any other rights and obligations provided herein), and at the Effective Time, the membership interest transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the membership interest transfer books of the Surviving Company of the Company Units that were outstanding immediately prior to the Effective Time.

(d)            Termination of Fund.  At any time following the first (1st) anniversary of the Closing Date, the Surviving Company shall be entitled to require the Paying Agent to deliver to it any funds that had been made available to the Paying Agent and which have not been disbursed in accordance with this Article I (other than, for the avoidance of doubt, any Escrow Amount or Continuing Incentive Amount held by the Escrow Agent in accordance with the terms of the Escrow Agreement), and thereafter Unitholders entitled to receive payment pursuant to this Article I shall be entitled to look only to the Surviving Company (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the payment of any applicable portion of the Closing Aggregate Non-Escrow Consideration, that may be payable upon surrender of any Company Units held by such Unitholders, as determined pursuant to this Agreement, without any interest thereon.  Notwithstanding the foregoing, none of the Surviving Company, Purchaser, the Paying Agent or any other Person shall be liable to any former holder of Company Units for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any amounts remaining unclaimed by such Unitholders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of the Surviving Company, free and clear of all claims or interest of any Person previously entitled thereto.

(e)            Purchaser shall have no liability to any of the Equityholders for any act or omission by the Escrow Agent or the Equityholder Representative pursuant to this Agreement or the Escrow Agreement.

ARTICLE II

CONSIDERATION; POST-CLOSING ADJUSTMENT

Section 2.1  Consideration.

(a)            At or prior to the close of business on the date which is two (2) Business Days prior to the Closing Date, the Company shall prepare and deliver to Purchaser a written statement (the "Closing Statement") setting forth:

(i)            the Company's good faith estimates of (A) the Cash Amount (the "Estimated Cash Amount"), (B) the Indebtedness Amount (the "Estimated Indebtedness Amount"), (C) the Net Working Capital Amount (the "Estimated Net Working Capital Amount"), (D) the Shared Expenses and (E) the Transaction Expenses (the "Estimated Transaction Expenses") (including a reasonably detailed summary of the calculations made to arrive at such amounts);

(ii)            a list of and, as applicable, payment instructions for the payment of, the Shared Expenses and the Estimated Transaction Expenses;

(iii)           the calculation of the Closing Aggregate Consideration and the Closing Company Unit Consideration for each Company Unit;

(iv)           a list of all Unitholders and Blocker and, with respect to each, the number and class of Company Units held by such Unitholder or Blocker (and, in the case of each Incentive Unit, (A) the Participation Threshold (as defined in the Company LLC Agreement) of such unit as of the expected Closing Date, (B) whether such Incentive Unit will be vested or unvested as of the expected Closing Date (after giving effect to the Closing and any acceleration of vesting in connection therewith) and (C) whether such Incentive Unit is held by a Continuing Employee, Unrestricted Employee or Non-Continuing Employee (provided Purchaser has delivered the list of Continuing Employees, Unrestricted Employees and Non-Continuing Employees as required by this Agreement)), whether such unit is a Restricted Unit and the Closing Company Unit Consideration payable in respect of such unit, and including a schedule setting forth the Aggregate Continuing Incentive Amount, the portion of the Closing Aggregate Non-Escrow Consideration which each Equityholder will become entitled (subject to Section 1.11) at the Closing pursuant to Article I and the Residual Percentage and Capital Units Percentage for each Equityholder (such list and schedule, the "Closing Payment Schedule").

The Closing Statement shall be derived from the books and records of the Company and its Subsidiaries and shall be prepared in accordance with the Accounting Principles.

(b)            For purposes of this Agreement, the term "Closing Aggregate Consideration" means (i) $735,000,000 (the "Base Consideration"), minus (ii) the Estimated Indebtedness Amount, plus (iii) the amount, if any, by which the Estimated Net Working Capital Amount is greater than the Target Net Working Capital Amount, minus (iv) the amount, if any, by which the Target Net Working Capital Amount is greater than the Estimated Net Working Capital Amount, plus (v) the Estimated Cash Amount, minus (vi) the Estimated Transaction Expenses, minus (vii) the Escrow Amount, minus (viii) the Equityholder Representative Holdback Amount.

(c)            For purposes of this Agreement, the term "Final Closing Aggregate Consideration" means (i) the Base Consideration, minus (ii) the Indebtedness Amount as finally determined pursuant to Section 2.2, plus (iii) the amount, if any, by which the Net Working Capital Amount as finally determined pursuant to Section 2.2 is greater than the Target Net Working Capital Amount, minus (iv) the amount, if any, by which the Target Net Working Capital Amount is greater than the Net Working Capital Amount as finally determined pursuant to Section 2.2, plus (v) the Cash Amount as finally determined pursuant to Section 2.2, minus (vi) the Transaction Expenses, as finally determined pursuant to Section 2.2, minus (vii)  the Escrow Amount, minus (viii) the Equityholder Representative Holdback Amount.

Section 2.2  Final Closing Balance Sheet Calculation.

(a)            As promptly as reasonably practicable, but in any event within seventy-five (75) days after the Closing Date, Purchaser shall deliver to the Equityholder Representative a statement, together with reasonable supporting detail, showing the calculation of the Cash Amount, Indebtedness Amount, Net Working Capital Amount and Transaction Expenses (the "Preliminary Statement").  Notwithstanding anything to the contrary in this Agreement, the Cash Amount, Indebtedness Amount and Net Working Capital Amount shall be determined on a consolidated basis in accordance with GAAP applied using the same accounting methods, policies, principles, practices and procedures, with consistent classifications, judgments and estimation methodology, as were used in the preparation of the Latest Balance Sheet, except as otherwise set forth in the definitions of such terms (including, in the case of the Indebtedness Amount, to the extent Indebtedness includes any non-GAAP items), and the Cash Amount, Indebtedness Amount, Transaction Expenses and Net Working Capital Amount shall be calculated without giving effect to and shall not include (w) any changes in assets or liabilities as a result of purchase accounting adjustments, (x) any transactions occurring on the Closing Date after the Closing outside of the ordinary course of business, (y) transactions or liabilities incurred by or at the direction of Purchaser or its Affiliates not contemplated by this Agreement or described in clauses (a) through (c) of the last sentence of the definition of "Transaction Expenses," or (z) any other accounting adjustments arising from or resulting as a consequence of the Transactions (collectively, the "Accounting Principles").  The parties agree that the purpose of preparing the Preliminary Statement and determining the Cash Amount, Indebtedness Amount, Transaction Expenses and Net Working Capital Amount and the related purchase price adjustment contemplated by this Section 2.2 (including any estimates of the foregoing pursuant to Section 2.1) is to (i) measure the Cash Amount, Indebtedness Amount and Transaction Expenses and (ii) measure changes in the Net Working Capital Amount against the Target Net Working Capital Amount, and such processes are not intended to permit the introduction of different judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies for the purpose of preparing the Preliminary Statement or determining the Cash Amount, Indebtedness Amount, Transaction Expenses or Net Working Capital Amount that are different from those contemplated by the immediately foregoing sentence.  The Cash Amount, Indebtedness Amount, Transaction Expenses and Net Working Capital Amount in the Preliminary Statement shall be derived from the books and records of the Company and its Subsidiaries and shall be prepared and calculated in accordance with the Accounting Principles.

(b)            The Equityholder Representative and its Representatives shall be permitted reasonable access during normal business hours to review and obtain copies of the Company's and its Subsidiaries' books and records and any work papers related to the preparation of the Preliminary Statement and the adjustments contemplated thereby.  The Equityholder Representative and its Representatives may make inquiries of Purchaser, the Company and their respective accountants regarding questions or disagreements, and Purchaser shall use its, and shall cause the Surviving Company and its Subsidiaries to use their, reasonable efforts to cause any such accountants to cooperate with and respond to such inquiries.  At the reasonable request of the Equityholder Representative, the Surviving Company shall make available its and its Subsidiaries' personnel to advise and assist the Equityholder Representative in its review of the Preliminary Statement and any objections or disputes with respect thereto.  If the Equityholder Representative has any objections to the Preliminary Statement, the Equityholder Representative shall deliver to Purchaser a statement setting forth its objections thereto, which statement shall indicate each disputed item and the amount and the basis for the Equityholder Representative's disagreement therewith and, to the extent it has received from Purchaser the necessary related information, giving reasonable detail in support thereof, and which statement may further indicate any disputed items with respect to which the Equityholder Representative has not received from Purchaser such necessary related information requested by the Equityholder Representative (an "Objections Statement"). The Objections Statement shall only include disagreements based on mathematical errors or based on the Cash Amount, Indebtedness Amount, Transaction Expenses and Net Working Capital Amount not being calculated in accordance with this Agreement.  If an Objections Statement is not delivered to Purchaser within forty-five (45) days after delivery of the Preliminary Statement to the Equityholder Representative, the Preliminary Statement shall be final, binding and non-appealable by the parties hereto.

(c)            The Equityholder Representative and Purchaser shall negotiate in good faith to resolve any objections in the Objections Statement, but if and to the extent they do not reach a final resolution within thirty (30) days after the delivery of the Objections Statement, the Equityholder Representative and Purchaser shall submit such dispute to an independent accounting firm of national reputation with significant experience related to purchase price adjustments that is mutually selected by Purchaser and the Equityholder Representative (the "Valuation Firm").  Any further submissions to the Valuation Firm must be written and delivered to each party to the dispute.  The Valuation Firm shall make a final determination of the Cash Amount, Indebtedness Amount, Transaction Expenses, Net Working Capital Amount and the resulting Final Closing Aggregate Consideration calculated with reference to such amounts (solely to the extent such amounts are in dispute), in accordance with the guidelines and procedures set forth in this Agreement and in Exhibit F.  The parties shall cooperate with the Valuation Firm during the term of its engagement.  The determination of the Cash Amount, Indebtedness Amount, Transaction Expenses, Net Working Capital Amount and the resulting Final Closing Aggregate Consideration calculated with reference thereto, in each case in the manner contemplated by this Section 2.2, shall become final and binding on the parties on the date the Valuation Firm delivers its final resolution in writing to the parties, absent a showing of manifest error, and an order may be entered in respect thereof in any court of competent jurisdiction, subject to Section 12.9.

Section 2.3  Post-Closing Adjustment Payment.

(a)            If the Final Closing Aggregate Consideration is greater than or equal to the Closing Aggregate Consideration, (i) Purchaser shall promptly (but in any event within three (3) Business Days of the determination of the Final Closing Aggregate Consideration) pay, or cause to be paid, to the Equityholder Representative (for the benefit of the Equityholders) in accordance with Section 1.11(b) the amount of such excess, if any, by wire transfer of immediately available funds to the account designated in writing by the Equityholder Representative to Purchaser, and (ii) the Equityholder Representative and Purchaser shall promptly (but in any event within three (3) Business Days of the determination of the Final Closing Aggregate Consideration) jointly instruct the Escrow Agent to release to the Equityholders in accordance with Section 1.11(b) the remaining funds in the Purchase Price Adjustment Escrow Account, by wire transfer of immediately available funds, in accordance with the wire transfer instructions designated in writing by the Equityholder Representative to the Escrow Agent.  If the Final Closing Aggregate Consideration is less than the Closing Aggregate Consideration, (x) the Equityholder Representative and Purchaser shall promptly (but in any event within three (3) Business Days of the determination of the Final Closing Aggregate Consideration) jointly instruct the Escrow Agent to pay to Purchaser from the Purchase Price Adjustment Escrow Amount the absolute value of such difference by wire transfer of immediately available funds to one or more accounts designated in writing by Purchaser to the Escrow Agent; provided that (A) to the extent the absolute value of such difference exceeds the Purchase Price Adjustment Escrow Amount (the amount of such excess, the "Shortfall Amount"), Purchaser and the Equityholder Representative shall promptly (but in any event within three (3) Business Days of the determination of the Final Closing Aggregate Consideration and simultaneously with the instruction in clause (x)) jointly instruct the Escrow Agent to pay to Purchaser the Shortfall Amount from the Indemnity Escrow Account simultaneously with the payment to Purchaser from the Purchase Price Adjustment Escrow Account and (B) to the extent that the absolute value of such difference is less than the Purchase Price Adjustment Escrow Amount and any balance in the Purchase Price Adjustment Escrow Account will remain after such payment to Purchaser from the Purchase Price Adjustment Escrow Account, the Equityholder Representative and Purchaser shall promptly (but in any event within three (3) Business Days of the determination of the Final Closing Aggregate Consideration and simultaneously with the instruction in clause (x)) jointly instruct the Escrow Agent to pay, to the Equityholders in accordance with Section 1.11(b), the amount remaining in the Purchase Price Adjustment Escrow Account, to the account or accounts designated in writing by the Equityholder Representative to the Escrow Agent. Neither the Equityholders nor the Equityholder Representative shall have any liability for any amounts due pursuant to Section 2.2 or Section 2.3 in excess of the Escrow Amount, and Purchaser's sole source of recourse and recovery for such amounts due shall be the funds available in the Purchase Price Adjustment Escrow Account or the Indemnity Escrow Account, as applicable.

(b)            The funds available in the Purchase Price Adjustment Escrow Account may be distributed to Purchaser, the Equityholder Representative (for the benefit of the Equityholders) and/or the Equityholders solely and exclusively in accordance with Section 2.3(a) and the terms of the Escrow Agreement applicable to the Purchase Price Adjustment Escrow Account and shall not be available for any other payment to Purchaser or any of its Affiliates.  All title and all rights to all remaining funds in the Purchase Price Adjustment Escrow Account shall automatically transfer to the Equityholders (i) immediately after the payments made to Purchaser under Section 2.3(a), if the Final Closing Aggregate Consideration is less than the Closing Aggregate Consideration, or (ii) immediately upon the final determination of the Final Closing Aggregate Consideration, if the Final Closing Aggregate Consideration is greater than or equal to the Closing Aggregate Consideration, in each case in accordance with the terms of the Escrow Agreement.

(c)            The parties agree that any amount paid under this Section 2.3 shall be treated as an adjustment to the Final Closing Aggregate Consideration for Tax purposes and, except to the extent required by applicable Laws, agree not to take any position inconsistent with such treatment on any Tax Return.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Purchaser and Merger Sub that as of the date of this Agreement (unless the particular statement speaks expressly as of another date, in which case the Company represents and warrants to Purchaser and Merger Sub as of such other date), except as disclosed in the disclosure schedule delivered to Purchaser simultaneously with the execution of this Agreement (the "Disclosure Schedule"):

Section 3.1  Organization, Standing and Organizational Power.

(a)            The Company is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware and has all requisite organizational power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted.  The Company is qualified and licensed to do business and is in good standing in every jurisdiction in which its ownership or lease of properties or assets or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b)            True and complete copies of the Company Charter Documents, as in effect on the date hereof, have been provided to Purchaser. The Company Charter Documents are in full force and effect and the Company is not in default (with or without notice or the lapse of time, or both) under, or in breach or violation of, any provision of the Company Charter Documents.

(c)            The Company has made available to Purchaser true and complete copies of the minute books and securities record books as of the date hereof of the Company in all material respects.

Section 3.2  Authority; Noncontravention.

(a)            The Company has all necessary organizational power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Transactions.  The execution and delivery of and performance by the Company under this Agreement have been duly authorized and approved by the Company Board and, except for the Required Approval which has already been obtained, no other organizational action on the part of the Company and no action on  part of the Company's equityholder is necessary to authorize the execution and delivery of and performance by the Company under this Agreement.  This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the "Bankruptcy and Equity Exception").

(b)            Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the Transactions, nor compliance by the Company with any of the terms or provisions hereof, shall (i) conflict with or violate any provision of the Company Charter Documents, (ii) assuming that each of the consents, authorizations and approvals referred to in Section 3.3 are received (and any condition precedent to any such consent, authorization or approval has been satisfied) and each of the filings referred to in Section 3.3 are made and any applicable waiting periods referred to therein have expired, violate any Law applicable to the Company or any of its Subsidiaries or (iii) result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, amendment, acceleration or cancellation of, or result in any material or increased, additional, accelerated or guaranteed rights or entitlements of any Person under, any Material Contract to which the Company or any Subsidiary is a party (excluding any Company Plan or agreement, contract, arrangement or plan entered into by, or at the direction of, Purchaser, Merger Sub or any of their Affiliates), or result in the creation of a Lien, other than any Permitted Lien, upon any of the properties or assets of the Company or any of its Subsidiaries, in the case of clauses (ii) and (iii), in any material respect.

Section 3.3  Governmental Approvals.  Except for (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DLLCA, (b)  the consents, approvals and filings listed in Section 3.3 of the Disclosure Schedule and (c) the filings required under, and compliance with other applicable requirements of, the HSR Act, no material consents or approvals of, or material filings, declarations or registrations with, any Governmental Authority are necessary for the execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions.

Section 3.4  Subsidiaries.

(a)            Each of the Company's Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has all requisite organizational power and authority necessary to own or lease all of its material properties and assets and to carry on its business in all material respects as it is now being conducted.  Each of the Company's Subsidiaries is qualified and licensed to do business and is in good standing in every jurisdiction in which its ownership or lease of properties or assets or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b)            True and complete copies of the organizational documents of each of the Company's Subsidiaries, as in effect on the date hereof, have been provided to Purchaser.  Such organizational documents are in full force and effect and none of the Company's Subsidiaries is in default (with or without notice or the lapse of time, or both) under, or in breach or violation of, any provision of its organizational documents in any material respect.

(c)            All the outstanding shares of capital stock of, or other equity interests in, each such Subsidiary have been duly authorized and validly issued and are owned directly or indirectly by the Company free and clear of all preemptive rights, Liens and transfer restrictions, except for such transfer restrictions of general applicability as may be provided under the

Securities Act of 1933 (the "Securities Act"), Permitted Liens (solely clauses (i), (vi) or (xi) thereof) and other applicable foreign or domestic securities Laws.  Section 3.4 of the Disclosure Schedule sets forth for each of the Company's Subsidiaries: (i) its name, (ii) the holder(s) of its entire equity interests and (iii) its jurisdiction of organization.  There are no agreements, options, warrants or other rights or arrangements outstanding (other than this Agreement) that provide for the sale or issuance of equity securities or securities containing any equity features by any of the Company's Subsidiaries.  Except for the Subsidiaries set forth on Section 3.4 of the Disclosure Schedule, there are no other corporations, limited liability companies, partnerships, joint ventures, associations or other entities or Persons in which the Company or any of its Subsidiaries owns, of record or beneficially, any direct or indirect equity or other equity interest or any right (contingent or otherwise) to acquire any such equity interest.

Section 3.5  Capitalization.

(a)            (i) As of the date hereof, 242,127,273 Company Units are issued and outstanding, consisting of 219,779,373 Capital Units and 22,347,900 Incentive Units.  No Company Units are held by the Company in its treasury or are owned by any of its Subsidiaries, and as of the date hereof no Company Units constitute Restricted Units.  All outstanding Company Units have been duly authorized and validly issued and are free of preemptive rights or similar rights.  Except as set forth in this Section 3.5(a)(i), the Company does not have any equity securities or securities containing any equity features, or convertible into, or exercisable or exchangeable for, any equity securities, issued or outstanding, and there are no agreements, options, warrants or other rights or arrangements outstanding (other than this Agreement) that provide for the sale or issuance of any of the foregoing by the Company.  There are no bonds, debentures, notes or other Indebtedness of the Company or any of its Subsidiaries having the right to vote (or convertible into or exercisable or exchangeable for securities of the Company or any of its Subsidiaries having the right to vote) on any matters on which holders of Company Units (or equivalent equity securities of any of the Company's Subsidiaries) are entitled to vote.  There are no accumulated but unpaid dividends or distributions with respect to any Company Units.  All holders of Company Units have waived and/or are not entitled to any "appraisal rights", "dissenter's rights" or any similar rights under the DLLCA in connection with the Transactions.

(ii)            Section 3.5(a)(ii) of the Disclosure Schedule sets forth, as of the date hereof, a true and complete list of all holders of outstanding Company Units, including (A) the number of Capital Units and Incentive Units held by such holders, (B) whether any such units are Restricted Units and (C) in the case of Incentive Units, the Participation Threshold as of the grant date (as defined in the Company LLC Agreement) and the grant date.

(iii)           A true and complete copy of the Securityholders Agreement and the GTCR Unit Purchase Agreement, each as in effect on the date hereof, has been provided to Purchaser. The Securityholders Agreement is in full force and effect in all material respects and the Company is not in default (with or without notice or the lapse of time, or both) under, or in breach or violation of, any provision thereof in any material respect.  All Unitholders are party to and bound by the Securityholders Agreement as "Securityholders" thereunder and, following the consummation of the Restructuring Transactions, the

Blocker will accede to, become a party to and agree to be bound by the Securityholders Agreement as a "Securityholder" thereunder.

(iv)          There are no agreements or other obligations (contingent or otherwise) (A) that require the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company's or its Subsidiaries' equity securities that would survive the Closing, (B) with respect to the voting of any voting interests in the Company or any of its Subsidiaries to which the Company, any of its Subsidiaries, Blocker or Blocker Holdings is a party, (C) restricting the transfer of equity securities in the Company or any of its Subsidiaries to which the Company, any of its Subsidiaries, Blocker or Blocker Holdings is a party or (D) providing for registration rights or similar rights with respect to equity securities in the Company or any of its Subsidiaries.

(b)            As of immediately prior to the Closing and after the consummation of the Restructuring Transactions, a true and complete list of all holders of outstanding Company Units, including the number and class of Company Units held by such holder (and, in the case of each Incentive Unit, (i) the Participation Threshold (as defined in the Company LLC Agreement) of such unit as of the expected Closing Date and (ii) whether such Incentive Unit will be vested or unvested as of the expected Closing (after giving effect to the Closing and any accelerated vesting in connection therewith)) will be set forth on the Closing Payment Schedule.  The amount of and methodologies for determining the portion of the Closing Aggregate Consideration payable to each Equityholder set forth in the Closing Payment Schedule (including the Closing Company Unit Consideration applicable to each Company Unit set forth on the Closing Payment Schedule) and the Residual Percentage and Capital Units Percentage of each Equityholder set forth on the Closing Payment Schedule will be, and the determination of the Additional Company Unit Consideration set forth in this Agreement is, consistent with and in accordance with the Company Charter Documents, the Securityholders Agreement and Senior Management Agreements in all material respects and will otherwise be, in all material respects, consistent with and in accordance with applicable Law.

(c)            All outstanding Incentive Units have been issued pursuant to and are governed by Senior Management Agreements, and true and complete copies of each Senior Management Agreement have been made available to Purchaser. The equity-related provisions of each Senior Management Agreement are in full force and effect in all material respects and the Company is not in default (with or without notice or the lapse of time, or both) under, or in breach or violation of, any equity-related provisions of any Senior Management Agreement in any material respect.  In connection with the Transactions, no holder of any Incentive Units is entitled to any additional consideration for such Incentive Units in excess of the consideration provided in this Agreement and the Escrow Agreement, and, as of immediately after the Effective Time, no holder or former holder of Incentive Units or any Participant shall have the right to acquire any Company Units or any other equity or voting interest in the Company (including "phantom" stock or stock appreciation rights) (other than pursuant to any such rights or interests granted to such holders by Purchaser, Merger Sub or its Affiliates).

(d)            Section 3.5(d) of the Disclosure Schedule sets forth a true and correct schedule, in all material respects, as of the date of the Latest Balance Sheet, of all outstanding

Indebtedness of the Company and its Subsidiaries, as determined in accordance with the Accounting Principles.

(e)          There are no claims, proceedings or disputes pending by any current or former holder of Company Units, Incentive Units, Shares or other equity interest of the Company, Blocker or Blocker Holdings (or, to the Knowledge of the Company, threatened) claiming that the board of managers, managing members, board of directors or comparable governing body of the Company, Blocker, Blocker Holdings or any of their Affiliates breached any legal or contractual duty to such Person.

Section 3.6  Financial Statements; Undisclosed Liabilities; Internal Controls.

(a)            The Company has previously furnished to Purchaser: (i) the unaudited consolidated balance sheet as of September 30, 2016 of the Company and its Subsidiaries (the "Latest Balance Sheet") and the related statements of income and cash flows for the 9-month period then ended and (ii) the audited consolidated balance sheet as of December 31, 2015 and the related statements of income and cash flows for the 12-month period then ended of the Company and its Subsidiaries (which includes comparisons to the 12-month period ending December 31, 2014) (collectively, the "Financial Statements").  The Financial Statements have been derived from the books of account and other financial records of the Company or its Subsidiaries, have been prepared in accordance with GAAP, consistently applied, and present fairly in all material respects the financial condition and results of operations of the Company and its Subsidiaries (taken as whole) as of the times and for the periods referred to therein, subject in the case of the unaudited financial statements to (x) the absence of footnote disclosures and (y) changes resulting from normal year-end adjustments.

(b)            Neither the Company nor any of its Subsidiaries has any liabilities, except for liabilities (i) reflected or reserved against on the Latest Balance Sheet, (ii) incurred after the date of the Latest Balance Sheet in the ordinary course of business, (iii) incurred in connection with the Transactions, (iv) disclosed on Section 3.6(b) of the Disclosure Schedule or (v) that are not and would not reasonably be expected to be, individually, material to the Company and its Subsidiaries, taken as a whole.

(c)            The Company and its Subsidiaries maintain a system of internal accounting controls that are designed to provide reasonable assurance that all transactions are, in all material respects, (i) executed in accordance with management's general or specific authorizations and (ii) recorded as necessary to permit materially correct preparation of financial statements in accordance with GAAP.  Since January 1, 2014, no director, manager or officer of the Company or any of its Subsidiaries or, to the Knowledge of the Company, auditor or accountant thereof, has received or otherwise had or obtained knowledge of (A) any material weakness or significant deficiency regarding the accounting or auditing practices, procedures, methodologies or methods of the Company and its Subsidiaries or their respective internal accounting controls or (B) any fraud that involves any director, manager or officer of the Company or any of its Subsidiaries.

(d)            Section 3.6(d) of the Disclosure Schedule sets forth a true and complete list of all bonds, guaranties, letters of credit and similar arrangements posted by the Equityholders, the Company or any of its Subsidiaries in connection with the Business.

Section 3.7  Absence of Certain Changes.

(a)            (i) From the date of the Latest Balance Sheet to the date hereof, except in connection with the Transactions, the business of the Company and its Subsidiaries has been conducted in all material respects in the ordinary course of business consistent with past practice and (ii) from December 31, 2015 to the date hereof, there has not been any Company Material Adverse Effect.

(b)            Except as contemplated by this Agreement, from the date of the Latest Balance Sheet to the date hereof, neither the Company nor any of its Subsidiaries has taken, or agreed in writing to take, any actions that would be prohibited by Section 7.1(a) as applicable to subsections (a)(i), (ii), (iii), (iv), (vi),(vii), (viii), (ix), (x), (xi), (xii), (xiii), (xiv), (xv) and (xvii) of such Section, in each case, if such actions were taken after the date hereof but before the Closing (disregarding such provisions relating to Purchaser consultation or notification).

Section 3.8  Legal Proceedings.  There are no suits or proceedings pending (except for (a) suits or proceedings for which the potential liability (other than for deductibles, retentions and the like) is expected to be less than $25,000 or (b) proceedings affecting the cable or telecommunications industry generally) or, to the Company's Knowledge, threatened in writing against the Company or any of its Subsidiaries, at law or in equity, before or by any Governmental Authority, which if determined adversely to the Company or any of its Subsidiaries would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.  Neither the Company nor any of its Subsidiaries is subject to any outstanding judgment, order or decree of any Governmental Authority (other than judgments, orders or decrees affecting the cable or telecommunications industry generally) that would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.  To the Knowledge of the Company, there is no pending or threatened in writing material investigation of the Company or any of its Subsidiaries by any Governmental Authority.

Section 3.9  Compliance With Laws; Permits.

(a)            The Company and its Subsidiaries are, and since January 1, 2014, have been, in material compliance with all laws, statutes, ordinances, codes, regulations, decrees, judgments, injunctions and orders of Governmental Authorities (collectively, "Laws") applicable to the Company or any of its Subsidiaries and none of the Systems are operating under any current waiver of any Laws in any material respect.  The Company and each of its Subsidiaries hold, and are in material compliance with, all material Licenses, Franchises, permits, certificates, approvals and authorizations from Governmental Authorities required by Law for the conduct of their respective businesses as they are now being conducted (collectively, "Company Permits"), and such Company Permits are in full force and effect in all material respects and will remain in full force and effect in all material respects as of the Closing. Since January 1, 2014, neither the Company nor any of its Subsidiaries has received any written notice from any Governmental

Authority regarding any violation of, conflict with or failure to comply with any Company Permit in any material respect. As of the date hereof, no material suspension, request for stay of the grant thereof (or any appeal thereof), termination or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened by the Governmental Authority issuing such Company Permit.

(b)            Section 3.9(b) of the Disclosure Schedule sets forth a list as of the date hereof of all Franchises and other material Company Permits. The Company has provided to Purchaser true and complete copies of such Franchises and material Company Permits in all material respects. No material suspension, request for stay of the grant thereof (or any appeal thereof), termination or cancellation of any of the material Company Permits is pending or, to the Knowledge of the Company, threatened.

(c)            Since April 30, 2013, the Company and its Subsidiaries have timely and validly made all material filings and payments, and given all material notices, required under the Communications Act and the rules and regulations of any state public utility commission, local franchise authority, the Company Permits and the Federal Universal Service Fund or any state equivalent thereto.

(d)            Since January 1, 2014, the Company and its Subsidiaries have timely filed with the U.S. Copyright Office all required statements of account with respect to their business in accordance with the Copyright Act of 1976, as amended, and the regulations thereunder, required to have been filed, and have paid all royalty fees required in relation thereto, in each case, in all material respects.

(e)            Section 3.9(e) of the Disclosure Schedule lists (i) any Service Areas in which the Company and/or its Subsidiaries maintain material operations or facilities within the public right-of-way or otherwise validly operate a System without a written Franchise and (ii) any other areas in which the Company and/or its Subsidiaries maintain material operations or facilities within the public right-of-way or otherwise validly operate a System without a Franchise.

(f)            The Company and its Subsidiaries do not manage or operate any Systems which they do not, directly or indirectly, wholly own or lease, and the Company and its Subsidiaries do not own any Systems which are in operation and which they do not, directly or indirectly, manage and operate.

(g)            The Systems comply in all material respects with all procedures applicable to emergency alert systems, including with respect to mandated emergency alert system equipment, and the Systems' emergency alert system equipment operate in all material respects in compliance with all applicable Laws.

Section 3.10  Tax Matters.

(a)            (i) Each of the Company and its Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all U.S. federal income Tax Returns and all other material Tax Returns required to be filed by it; (ii) all U.S. federal income Taxes and other material Taxes of the Company and its Subsidiaries have been timely paid (taking into account any extension of time within which to file); (iii) no material deficiency with respect to any Taxes has been proposed, asserted or assessed in writing against the Company or any of its Subsidiaries that has not been fully paid or adequately reserved for in accordance with GAAP in the Latest Balance Sheet; (iv) no audit or other administrative or court proceedings are pending with any Governmental Authority with respect to U.S. federal income Taxes or other material Taxes of the Company or any of its Subsidiaries; (v) neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of a material amount of Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency (other than any waiver or extension that is no longer in effect); (vi) all material Taxes required to be withheld by the Company or any of its Subsidiaries in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party have been timely withheld, and such withheld Taxes have been timely paid to the appropriate Governmental Authority and (vii) neither the Company nor any of its Subsidiaries is liable for any Taxes of any other Person pursuant to Treasury Regulation Section 1.1502-6 (or any comparable provision of state, local or foreign Law) or any Tax sharing agreement or Tax indemnity obligation (other than pursuant to any agreement the principal purpose of which is not the indemnification of Taxes).

(b)            The Company is, and at all times since its formation has been, a partnership or disregarded entity for U.S. federal income tax purposes, and each of the Company's Subsidiaries is, and at all times since November 1, 2013, has been, treated as a partnership or disregarded entity for U.S. federal income tax purposes.  The Company has not made an election to apply the U.S. federal income tax partnership audit provisions enacted pursuant to the Bipartisan Budget Act of 2015.

(c)            The Restructuring Transactions will not give rise to any Taxes (or items of taxable income or gain) of the Company or any of its Subsidiaries.

(d)            Section 3.10, Section 3.11 and Section 3.17 constitute the sole and exclusive representations and warranties of the Company relating to Tax matters.

Section 3.11  Employee Benefits Matters.

(a)            Section 3.11(a) of the Disclosure Schedule sets forth a true and complete list, as of the date hereof, of each Listed Plan.

(b)            With respect to each Listed Plan the Company has made available to Purchaser copies of, as applicable, (i) the current plan and trust document, (ii) the most recent annual report on Form 5500 required to be filed and (iii) the most recent summary plan description provided to participants.  Each Company Plan has been administered in compliance with its terms and in compliance with the applicable provisions of ERISA and the Code, except where such noncompliance has not had a Company Material Adverse Effect.  All Company Plans that are "employee pension benefit plans" (as defined in Section 3(2) of ERISA) that are intended to be tax qualified under Section 401(a) of the Code have received a favorable determination letter from the IRS.  The Company and its Subsidiaries do not maintain, sponsor, contribute to or have any liability under or with respect to any plan that (A) is or was in the last six (6) years subject to Section 302 or Title IV of ERISA or Section 412 of the Code, (B) is otherwise a defined benefit pension plan or (C) provides post-employment health or welfare benefits. Neither the execution of this Agreement nor the consummation of the Transactions will, either alone or in combination with another event, entitle any Participant to any compensation or benefit or accelerate the time of payment or vesting, or trigger any payment or funding or increase the amount, of any compensation or benefit under any Company Plan.  Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, with respect to the Company Plans, no claim, action, suit, audit, assessment by a Governmental Authority, arbitration, proceeding or investigation (other than routine claims for benefits in the ordinary course) is pending or, to the Knowledge of the Company, threatened, and to the Knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such actions, suits or claims, audits or investigations. The Transactions will not result in any payments from or with respect to any Company Plan, to any person who is a "disqualified individual" (as defined in Treasury Regulation Section 1.280G-1), that will not be deductible by reason of Section 280G of the Code on account of the Transactions.

(c)            There are no facts or circumstances that would or could reasonably be likely to, give rise to any liability (whether actual or contingent, direct or indirect, known or unknown), on a "controlled group" basis (as defined below), with respect to any employee benefit plan sponsored, maintained or contributed to, or required to be contributed to, by any other Person that, together with any of the Company or its Subsidiaries, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA (collectively, the "controlled group").

Section 3.12  Environmental Matters.  Except for those matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, (a) each of the Company and its Subsidiaries is and has been since January 1, 2014 in compliance with all applicable Environmental Laws and, to the Knowledge of the Company, no capital or other costs are required to achieve or maintain such compliance, other than as provided in the Financial Statements, (b) each of the Company and its Subsidiaries holds and is and has been since January 1, 2014 in compliance with all Company Permits required under Environmental Laws for the operation of their respective businesses, (c) there is no suit or proceeding arising under Environmental Laws that is pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries, (d) neither the Company nor any of its Subsidiaries has received any written notice of, or is subject to, any order, settlement, judgment, injunction or decree, involving uncompleted, outstanding or unresolved liabilities or corrective, remedial or other obligations relating to or arising under Environmental Laws, (e) there has been no Release (including any subsequent migration) of, or exposure of any Person to, any Hazardous Material that would reasonably be expected to form the basis of any suit or proceeding against or liability of the Company or any of its Subsidiaries relating to Environmental Laws, (f) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries owns or leases any underground storage tanks at any Real Property and (g) neither the Company nor any of its Subsidiaries has assumed, either contractually or by the operation of Law, any liabilities or obligations of any other Person that would reasonably be expected to form the basis of any suit or proceeding against the Company or any of its Subsidiaries relating to any Environmental Laws.  Other than the representations and warranties contained in Sections 3.3, 3.6, 3.7 and Section 3.18, this Section 3.12 constitutes the sole and exclusive representation and warranty of the Company regarding environmental matters, including all matters arising under Environmental Laws or relating to Hazardous Materials.

Section 3.13  Intellectual Property.

(a)            Section 3.13(a) of the Disclosure Schedule sets forth a true and complete list of all (i) issued patents and pending patent applications, (ii) registered trademarks and pending applications for registration of trademarks, (iii) registered copyrights and pending applications for registration of copyrights and (iv) registered Internet domain names, in each case that are owned by the Company or any of the Company's Subsidiaries (the "Company Registered IP") (indicating for each, as applicable, the owner(s), jurisdiction and, as applicable, the application or registration number and date of filing).  The Company and its Subsidiaries own (or in the case of domain names, is the registrant of) all of the Company Registered IP free and clear of all Liens, except for Permitted Liens.

(b)            (i) The Company or one of its Subsidiaries is the sole and exclusive owner of all right, title and interest in and to all Company Intellectual Property that is owned by it or any of its Subsidiaries (collectively, the "Company-Owned IP") and (ii) to the Knowledge of the Company, the Company or one of its Subsidiaries owns or has the right to use pursuant to a valid and enforceable written License Agreement, all material Company Intellectual Property, in each case free and clear of all Liens other than Permitted Liens.  All of the Company-Owned IP is subsisting and, to the Knowledge of the Company, valid and enforceable.

(c)            Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) to the Knowledge of the Company, the conduct of the Company's and its Subsidiaries' businesses as conducted immediately prior to the Closing does not infringe, misappropriate or otherwise violate any Person's Intellectual Property, (ii) there is no claim of infringement, misappropriation or other violation of any Person's Intellectual Property pending or, to the Knowledge of the Company, threatened in writing, against the Company or any of its Subsidiaries since January 1, 2014, and (iii) to the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating any Company-Owned IP.  Since January 1, 2014, there has been no material claim of infringement, misappropriation or violation of any Company-Owned IP pending or, threatened, in writing, by the Company or any of its Subsidiaries against any third party.

(d)            Since January 1, 2014, the Company and the Company's Subsidiaries have taken commercially reasonable measures to ensure the protection of all of the Company-Owned IP under any applicable Law in all material respects (including, with regard to the Company Registered IP, and in the Company's reasonable business judgment, making and maintaining in full force and effect all necessary filings, registrations and issuances, including paying all fees related thereto).

(e)            Except: (i) for Material Contracts, (ii) for License Agreements for Off-the-shelf Software, and (iii) in the ordinary course of business, neither the Company nor any of its Subsidiaries is a party to any License Agreement with a third party pursuant to which it has agreed to pay to or receive from a third party any material royalty in respect of a license to Intellectual Property.

(f)            The Company and the Company's Subsidiaries have taken commercially reasonable measures to (i) protect the confidentiality of the material trade secrets, Customer Data and other material confidential information of the Company and its Subsidiaries and (ii) prevent the unauthorized use, disclosure, loss, processing, transmission or destruction of or access to any such information.

(g)            No current or former employee, consultant or contractor of the Company or any of its Subsidiaries has made any written claim of ownership or right, in whole or in part, to any material Company-Owned IP or has asserted in a legal proceeding against the Company or any of its Subsidiaries any such claim of ownership or right. Each person and any current or former employee who, either alone or with others, creates, develops, invents, or has created, developed or invented, any material Intellectual Property for the Company or any of its Subsidiaries has entered into a written agreement with the Company or such Subsidiary that obliges such person or employee to assign such Intellectual Property to the Company or such Subsidiary.

(h)            None of the Software owned by the Company or any of its Subsidiaries that is distributed to any third Person incorporates Open Source Code in a manner that requires, pursuant to the license for such Open Source Code, any public distribution of such Software or creates an obligation for the Company or any of its Subsidiaries to grant to any Person any rights to such Software.

(i)            The Company and its Subsidiaries have taken reasonable measures to preserve and maintain the performance and security of the IT Systems, and the IT Systems are in good repair and operating condition.  To the Knowledge of the Company, the IT Systems have not, since January 1, 2014, suffered any material loss of data or breaches that have resulted in (x) the unauthorized disclosure or loss of any Customer Data, including Personal Data or (y) a third party obtaining unauthorized access to any such Customer Data, including Personal Data.  Each of the Company and its Subsidiaries has implemented commercially reasonable backup, security and disaster recovery procedures for protection of its Customer Data.

(j)            Each of the Company and its Subsidiaries has, at all times since January 1, 2014, operated and conducted its business in material compliance with all applicable contractual requirements to which the Company or the applicable Subsidiary is bound and all applicable legal requirements pertaining to data protection or information privacy and security, and any Company or Subsidiary privacy policy concerning the collection or use of such data or information.  Customer Data, including Personal Data, collected, stored and processed by the Company or any of its Subsidiaries in the operation and conduct of its business as currently conducted can be used by the Company or any of its Subsidiaries immediately after the Closing in the manner currently used by the Company or its applicable Subsidiaries in all material respects.  To the Knowledge of the Company, since January 1, 2014, no Person has made any illegal or unauthorized use of Customer Data in any material respect, including Personal Data or non-public information that was so collected by or on behalf of the Company or any of its Subsidiaries.  Since January 1, 2014, none of the Company and its Subsidiaries has been legally required to provide any notices to data owners in connection with a disclosure of Customer Data, including Personal Data, nor has the Company or any of its Subsidiaries provided any such notice.  There are no material claims pending or, to the Knowledge of the Company and since January 1, 2014, threatened in writing against the Company or any of its Subsidiaries alleging a violation by the Company or one of its Subsidiaries of any Person's Customer Data, including Personal Data, privacy or data rights.

(k)            Except for Section 3.2(b)(iii) and Section 3.15(a)(vii) (and Section 3.15(b) to the extent it applies to Section 3.15(a)(vii)), this Section 3.13 constitutes the sole and exclusive representations and warranties of the Company and any of its Subsidiaries with respect to all matters relating to Intellectual Property.

Section 3.14  Property; Towers.

(a)            As of the date hereof, the real property described in Section 3.14(a) of the Disclosure Schedule constitutes all of the real property owned in fee simple by the Company and its Subsidiaries, other than any of the Tower Interests (the "Owned Real Property").  Either the Company or one of its Subsidiaries: (i) has good and valid indefeasible fee simple title to all of the Owned Real Property, free and clear of all Liens other than Permitted Liens; (ii) is in sole and exclusive possession of the Owned Real Property and there are no leases, licenses, occupancy agreements or any other similar arrangements (the "Real Property Leases") pursuant to which any third party is granted the right to use the Owned Real Property, other than pursuant to Permitted Liens; (iii) has sufficient right of ingress and egress to the Owned Real Property in all material respects and enjoys peaceful and quiet possession thereof; and (iv) there are no outstanding options or rights of first offer or refusal to purchase the Owned Real Property.

(b)            As of the date hereof, the real property demised by the Real Property Leases set forth in Section 3.14(b) of the Disclosure Schedule (the "Leased Real Property") constitutes all of the real property leased by the Company and its Subsidiaries from any third party, other than any of the Tower Interests.  With respect to the Leased Real Property and the Real Property Leases:  (i) the Real Property Leases are in full force and effect in all material respects, and the Company or a Subsidiary of the Company holds a valid and existing leasehold interest under each such Real Property Lease in all material respects, subject to the Bankruptcy and Equity Exception; (ii) the possession and quiet use and enjoyment of the Leased Real Property has not been disturbed in any material respect and there are no material disputes with respect to any Real Property Lease; (iii) the Company and its Subsidiaries have not collaterally assigned or granted any other security interest in such Real Property Lease or any interest therein, other than Permitted Liens; (iv) there are no material Liens on the estate or interest created by such Real Property Lease, other than Permitted Liens; and (v) the Company and its Subsidiaries have not subleased, licensed or otherwise granted any person the right to use or occupy any Leased Real Property.

(c)            With respect to all material easements, access rights, rights of way, railroad crossing agreements and other similar material real property rights necessary for the operation of the Business as it is presently conducted, other than the Tower Interests (the "Real Property Interests"): (i) such Real Property Interest is legal, valid, binding, enforceable and in full force and effect in all material respects; (ii) the possession and quiet enjoyment of the Real Property Interest has not been disturbed in any material respect and there are no material disputes with respect to such Real Property Interest; (iii) there are no Liens on the estate or interest created by such Real Property Interest, other than Permitted Liens; and (iv) the Company and its Subsidiaries

have not subleased, licensed or otherwise granted any Person the right to use or occupy such Real Property Interest or any material portion thereof.

(d)            All material Improvements have been maintained in accordance with past practices and applicable Laws in all material respects.  To the Knowledge of the Company, there are no condemnation or eminent domain proceedings with respect to the Real Property which would interfere in any material respect with the operation of the business of the Company and its Subsidiaries.

(e)            The Company or one of its Subsidiaries owns good and marketable title to, or holds pursuant to valid and enforceable leases, all material personal tangible property used in the business of the Company and its Subsidiaries, free and clear of all Liens, except for Permitted Liens. All such property is in reasonably good working order and condition in all material respects (normal wear and tear excepted).

(f)            As of the date hereof, the interests described in Section 3.14(f) of the Disclosure Schedule constitute all of the Tower Interests.  Either the Company or one of its Subsidiaries: (i) has good and valid title or enforceable leasehold interest in all of the Tower Interests, free and clear of all Liens other than Permitted Liens; (ii) except as set forth in Section 3.14(f) is in sole and exclusive possession of the Tower Interests, other than pursuant to Permitted Liens; (iii) has sufficient right of ingress and egress to the Tower Interests in all material respects and enjoys peaceful and quiet possession thereof; (iv) there are no outstanding options or rights of first offer or refusal to purchase the Tower Interests; and (v) the possession and quiet use and enjoyment of the Tower Interests has not been disturbed in any material respect and there are no material disputes with respect to any Tower Interests.

(g)            To the Knowledge of the Company, all Towers currently in operation are in compliance with any applicable rules and regulations of the FAA in all material respects. To the Knowledge of the Company, each Tower currently in operation was constructed and is operated and maintained in accordance with relevant engineering and industry standards in all material respects.  To the Knowledge of the Company, each Tower currently in operation is structurally sound and in good working order to the extent necessary for its current use in all material respects.  During the period from January 1, 2014 to the date hereof, and, to the Knowledge of the Company, for the periods prior to its ownership, neither the Company nor its Subsidiaries have received any written notice alleging that any Tower (i) failed any inspections, (ii) is in violation of any applicable Laws, or (iii) is structurally unsound, in each case, in any material respect.

Section 3.15  Contracts.

(a)            Section 3.15(a) of the Disclosure Schedule sets forth, as of the date hereof, a true and complete list of any of the following Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets are bound:

(i)             collective bargaining agreement or other Contract with any labor organization, union or labor association;

(ii)            Contract for the employment of any Participant on a full-time or consulting basis providing for base salary compensation in excess of $100,000 per annum, except for offer letters for at-will employees that can be terminated for no consideration other than accrued compensation, benefits and severance consistent with the Company's past practice;

(iii)           Contract for any joint venture, partnership or similar arrangement;

(iv)          agreement or indenture relating to the borrowing of money or incurrence of Indebtedness or to mortgaging, pledging or otherwise placing a Lien, except for Permitted Liens, on any material portion of the assets of the Company and its Subsidiaries;

(v)            guaranty of any obligation for borrowed money or other material guaranty;

(vi)          Contract under which the Company or a Subsidiary of the Company has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any Person (other than the Company or a Subsidiary of the Company), in any such case which, individually, is in excess of $50,000;

(vii)         Contract (other than for Off-the-shelf Software or non-exclusive licenses of Intellectual Property entered into in the ordinary course of business) that licenses material Intellectual Property to the Company or any of its Subsidiaries, or under which the Company or one of its Subsidiaries grants a license to material Intellectual Property (each, a "License Agreement");

(viii)        Real Property Lease for any Leased Real Property;

(ix)            lease or agreement under which the Company or any of its Subsidiaries is lessee of, or holds or operates any personal tangible property owned by any other party, for which the annual rental exceeds $50,000;

(x)             lease or agreement under which the Company or any of its Subsidiaries is lessor of or permits any third party to hold or operate any tangible personal property, for which the annual rental exceeds $50,000;

(xi)           Contract to sell any of the Company or its Subsidiaries' properties or assets for consideration in excess of $100,000 or any properties or assets that are material to the Company and its Subsidiaries, taken as a whole;

(xii)          Contracts or group of related Contracts (A) representing the Company's and its Subsidiaries' Contracts with their top ten (10) customers based on the amount of payment to the Company or its Subsidiaries or (B) with the same party for the sale of products or services by the Company or its Subsidiaries providing for payment to the Company or its Subsidiaries in excess of $100,000 from such customers during the calendar year 2016;

(xiii)        Contracts or group of related Contracts, other than purchase orders entered into in the ordinary course of business and video programming agreements (A) representing the Company's and its Subsidiaries' Contracts with their top ten (10) suppliers or vendors based on the amount of payment by the Company or its Subsidiaries or (B) with the same party for the purchase of materials, supplies, equipment, products or services providing for payments in excess of $500,000 to such suppliers or vendors during the calendar year 2016;

(xiv)        Contracts relating to any completed business acquisition by the Company or its Subsidiaries within the three (3)-year period ended on the date of this Agreement or under which the Company or any of its Subsidiaries is or may become obligated to pay any amount in respect of an "earn out", deferred or conditional purchase price, purchase price adjustment or other similar obligations;

(xv)         Contract relating to any pending business acquisition by the Company or any of its Subsidiaries;

(xvi)        programming or retransmission consent agreement (including any programming agreements with the National Cable Television Cooperative);

(xvii)      Contract relating to the use of any public utility facilities, including all pole line, joint pole or master contracts for pole attachment rights, other rights-of-way or encroachment permits or the use of conduits by the Company or its Subsidiaries and agreements necessary to permit the Company and its Subsidiaries to install, maintain, operate and use utility and rail road company poles, in each case, (A) in which the Company or its Subsidiaries spent in excess of $250,000 during the calendar year 2016 or (B) with American Electric Power, Entergy, Ameren or Duke Energy;

(xviii)     Contract for the use of any microwave or satellite transmission facilities in which the Company or its Subsidiaries spent in excess of $50,000 during the calendar year 2016;

(xix)         Contract with multiple dwelling units or commercial establishments under which the Company or its Subsidiaries generated revenues in excess of $50,000 during the calendar year 2016;

(xx)           (A) fiber or fiber-swap agreement, (B) circuit agreement, (C) traffic exchange agreement, (D) interconnection agreement, (E) billing agreement, (F) agreement for the provision of IVR services or (G) indefeasible right of use (IRU) agreements, in each case, under which the Company or its Subsidiaries generated revenue or spent, as applicable, in excess of $50,000 during the calendar year 2016;

(xxi)         material Contract granting to the counterparty any rights of first refusal, first negotiation, first offer or similar right or Contract that materially limits or purports to materially limit the ability of the Company or its Subsidiaries or other Affiliates to own, operate, sell, transfer, or otherwise dispose of its material assets (other than the rights of first refusal, negotiation, offer or similar right that relates to the Company's or its Subsidiaries' advertising availabilities);

(xxii)       Contract containing any material limitation on the freedom of the Company or any of its Subsidiaries or other Affiliates to operate its business or engage in any line of business, solicit or engage in business from or with any Person or compete with any Person or to operate at any location in the world, including non-competition and customer non-solicitation obligations, exclusivity rights and "most favored nation" provisions (other than channel placement covenants in video service agreements);

(xxiii)      Contract that is a settlement, conciliation or similar agreement with any Governmental Authority that imposes any material unpaid monetary or other ongoing obligation upon the Company or any of its Subsidiaries;

(xxiv)     each Contract with any Equityholder or any other Affiliate of the Company or any of its Subsidiaries;

(xxv)       standalone confidentiality agreement (other than those executed in connection with the Transactions or those entered into in the ordinary course of business consistent with past practices) obligating the Company or its Subsidiaries to keep information confidential; or

(xxvi)     commitment or agreement to enter into any of the foregoing.

(b)            True and complete copies, as of the date hereof, of all written Contracts that are referred to in Section 3.15(a) (such Contracts, together with any Contract entered into after the date hereof that would have been required to be listed in Section 3.15(a) of the Disclosure Schedule if such Contract had been entered into prior to the date hereof, the "Material Contracts"), together with all material amendments, waivers, consents and other changes thereto, have been made available to Purchaser in all material respects, other than Contracts with the National Cable Television Cooperative.  Each Material Contract is valid and binding on the Company or one of its Subsidiaries to the extent the Company or such Subsidiary is a party thereto, as applicable, and to the Company's Knowledge, each other party thereto, and is in full force and effect and enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception), in each case, in all material respects.  The Company and each of its Subsidiaries and, to the Company's Knowledge, any other party thereto, has performed in all material respects all obligations required to be performed by it under each Material Contract.  To the Company's Knowledge, no event in the nature of a default has occurred which, with notice, lapse of time or both, would permit the termination, acceleration in any material respect or modification in any material respect of any Material Contract by any party thereto.  Neither the Company nor any of its Subsidiaries has provided or received any written notice of any intention to terminate any Material Contract.  There are no material disputes pending or, to the Knowledge of the Company, threatened with respect to any Material Contract or any counterparty thereto.

(c)            (i) The Company has no Knowledge of any material pending audits with respect to any utility attachment or conduit usage under any pole attachment agreement or any unresolved material disputes with respect to any such audit and the Company and its Subsidiaries have not received any written notice of any such planned audit, and (ii) the Company and its Subsidiaries have paid all pole attachment fees (including any penalties, charges or other fees charged pursuant to the pole attachment agreement) relating to the System when due and payable, except where the failure to make such payment would not reasonably be expected to be, individually or in the aggregate, material to the operation of such System.

Section 3.16  Brokers and Other Advisors.  No broker, investment banker, financial advisor, intermediary, finder or other Person is entitled to any broker's, finder's or financial advisor's fee or other similar fee or commission, or the reimbursement of expenses, directly or indirectly, in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Affiliates for which Purchaser, the Surviving Company or any of their respective Subsidiaries will be liable following the Closing.

Section 3.17  Employees.  Neither the Company nor any of its Subsidiaries has experienced any strike, walkout, work stoppage or other material collective bargaining dispute since January 1, 2014.  To the Knowledge of the Company, no organizational effort is presently being made or threatened by or on behalf of any labor union with respect to employees of either the Company or its Subsidiaries.  No collective bargaining agreements are in effect or are currently being negotiated by the Company or any of its Subsidiaries.  The Company and its Subsidiaries are in material compliance with all Laws relating to employment or labor (including all such Laws relating to termination of employment, labor relations, equal employment, fair employment practices, severance pay, vacation or other paid time off, prohibited discrimination, immigration status, visas, unemployment, occupational safety and health standards, terms and conditions of employment and wages and hours, employee classification, employee leasing, labor relations, work status, pay equity and workers' compensation (collectively, the "Employment Matters") and there is no material claim, action, suit, audit, assessment, arbitration, inquiry, proceeding or investigation pending, or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries regarding any Employment Matters.

Section 3.18  Insurance.  Section 3.18 of the Disclosure Schedule lists each material insurance policy maintained by the Company and its Subsidiaries and each such insurance policy is in full force and effect in all material respects.  True and complete copies of such insurance policies have been made available to Purchaser, except for such policies which are in the process of renewal, in which case, any executed binder (and attached draft policy) for such policies have been made available to Purchaser, in each case, in all material respects.  None of the Company or any of its Subsidiaries (i) is in material default with respect to its obligations under any such insurance policy or (ii) has received any material refusal of coverage, any notice of cancellation or termination or any other written notice that any such insurance policy is no longer in full force or effect in any material respect or will not be renewed or that the issuer of such insurance policy is not willing or able to perform its obligations thereunder in any material respect. There are no material claims by the Company or any of its Subsidiaries pending under any insurance policies as to which coverage has been denied by the underwriters thereof.  The insurance policies maintained by the Company and its Subsidiaries are sufficient for compliance in all material respects under all Company Permits and Contracts to which the Company or any of its Subsidiaries is a party or by which any of them or their respective properties or assets are bound.

Section 3.19  Affiliate Transactions.  No officer, director, manager or Affiliate of the Company (other than a Subsidiary of the Company) or, to the Knowledge of the Company, any individual in such officer's, director's or manager's immediate family is a party to any Contract with the Company or any of its Subsidiaries (other than arising under or in connection with (a)

employment related Contracts, Company Plans and confidentiality Contracts or other Contracts incident to such Person's employment with the Company or any of its Subsidiaries or (b) Contracts related to the issuance to such Person of Company Units) or has any ownership of any material property used by the Company or any of its Subsidiaries.

Section 3.20  Accounts Receivable.  All of the accounts receivable included in the Net Working Capital Amount arose out of bona fide transactions occurring in the ordinary course of business consistent with past practice or valid claims as to which full performance has been rendered by the Company or one of its Subsidiaries.  No such account receivable arose from a sale made to a customer of the Company or any of its Subsidiaries involving any illegal activity (including kickbacks, bribes or similar payments or price fixing or similar activities). As of the Closing, any loans or advances made pursuant to clause (2) of Section 7.1(a)(vii) have been repaid or otherwise removed from the Company's and its Subsidiaries' accounts receivables.

Section 3.21  Retransmission Consent and Must-Carry.  Section 3.21 of the Disclosure Schedule lists as of the date hereof, each of the local television stations within the Systems' television markets for the communities and counties served by the Systems (as defined by FCC regulation), and whether each, for the current election period, has elected "must-carry" or retransmission consent status with respect to the relevant System(s) pursuant to the Communications Act.  Each such television station carried by the Systems as of the date hereof is carried in all material respects pursuant to a valid retransmission consent agreement, "must-carry" election or other programming agreement between the Company and/or its Subsidiaries, as applicable, and each broadcaster.  Other than with respect to routine blackout requests submitted pursuant to FCC regulations, no material written notices or demands have been received from the FCC, from any television station or from any other Person or Governmental Authority (i) challenging the right of any System to carry any television broadcast station or deliver the same or (ii) claiming that any System failed to carry a television broadcast station required to be carried pursuant to the Communications Act or has failed to carry a television broadcast station on a channel designated by such station consistent with the requirements of the Communications Act (x) within the last two (2) years or (y) which the Person making such notice or demand has not acknowledged in writing to have been resolved.

Section 3.22  Takeover Statutes.  No anti-takeover or similar statute or regulation (such as Section 203 of the Delaware General Corporation Law) is applicable to this Agreement or the Transactions.

Section 3.23  System Information.  Section 3.23 of the Disclosure Schedule sets forth, in all material respects, as of the dates set forth in such Schedule, the following aggregate information with respect to the Systems: (i) the total approximate number of Subscribers (including Basic Subscribers and EBUs, excluding Wireless Internet Services), HSI Subscribers and Voice Lines; (ii) the approximate number of Homes Passed (in aggregate for all spectrums, and in aggregate with respect to each spectrum specifically identified on such schedule); and (iii) the approximate fully completed and operational plant miles (in aggregate for all spectrums, and in aggregate with respect to each spectrum specifically identified on such schedule). To the Knowledge of the Company, Section 3.23 of the Disclosure Schedule sets forth, in all material respects, as of the dates set forth in such Schedule, the following approximate information with respect to the Systems, on a System-by-System basis: (i) coax miles of the System, (ii) fiber miles of the System and (iii)  the MHZ capacity of the System.

Section 3.24  Franchise Renewal Rights.  The Company and its Subsidiaries (i) either (A) have timely filed valid requests for renewal under Section 626 of the Cable Act in all material respects with the proper Governmental Authority, or (B) have received a replacement statewide Franchise covering the applicable System(s), in each case with respect to all Franchises that expired on or after January 1, 2014, and which the Company or a Subsidiary continued to operate after such date, or that will expire within thirty (30) months after the date hereof; and (ii) since January 1, 2014, have timely filed valid requests for renewal in all material respects with the proper Governmental Authority with respect to telecommunications franchises which expired on or after January 1, 2014 and which the Company or a Subsidiary continued to operate after such date to the extent such filings were required. Since January 1, 2014, neither the Company nor any of its Subsidiaries has received notice from any Person that any Franchise will not be renewed or that the applicable Governmental Authority has challenged or raised any objection to a request for renewal under Section 626 of the Cable Act by the Company or any of its Subsidiaries in any material respect. Since January 1, 2014, the Company and its Subsidiaries have complied in all material respects with any and all inquiries and demands by any and all Governmental Authorities made with respect to all such requests for renewal.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BLOCKER

Blocker represents and warrants to Purchaser and Merger Sub that as of the date of this Agreement (unless the particular statement speaks expressly as of another date, in which case Blocker represents and warrants to Purchaser and Merger Sub as of such other date), except as disclosed in the Disclosure Schedule:

Section 4.1  Organization, Standing and Organizational Power.

(a)            Blocker is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted.

(b)              True and complete copies of the Blocker Charter Documents, as in effect on the date hereof, have been provided to Purchaser.  The Blocker Charter Documents are in full force and effect and Blocker is not in default (with or without notice or the lapse of time, or both) under, or in breach or violation of, any provision of the Blocker Charter Documents.

(c)            Blocker has made available to Purchaser the minute books and securities record books of Blocker as of the date hereof, and all such minute books and securities record books are true and complete in all material respects.

Section 4.2  Authority; Noncontravention; Governmental Approvals.

(a)            Blocker has all necessary organizational power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Restructuring Transactions and the Transactions.  The execution and delivery of and performance by Blocker under this Agreement have been duly authorized by all requisite corporate action and no other organizational action on the part of Blocker is necessary to authorize the execution and delivery of and performance by Blocker under this Agreement.  This Agreement has been duly executed and delivered by Blocker and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of Blocker, enforceable against Blocker in accordance with its terms, except that such enforceability may be limited by the Bankruptcy and Equity Exception.

(b)            Neither the execution and delivery of this Agreement by Blocker, nor the consummation by Blocker of the Restructuring Transactions and the Transactions, nor compliance by Blocker with any of the terms or provisions hereof, shall (i) conflict with or violate any provision of the Blocker Charter Documents, (ii) assuming that each of the consents, authorizations and approvals referred to in Section 3.3 are received (and any condition precedent to any such consent, authorization or approval has been satisfied) and each of the filings referred to in Section 3.3 are made and any applicable waiting periods referred to therein have expired, violate any Law applicable to Blocker or (iii) result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, amendment, acceleration or cancellation of, or result in any material or increased, additional, accelerated or guaranteed rights or entitlements of any Person under, any Contract to which Blocker is a party, or result in the creation of a Lien, other than any Permitted Lien, upon any of the properties or assets of Blocker, other than, in the case of clauses (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c)            Except for filings required under, and compliance with other applicable requirements of, the HSR Act, no material consents or approvals of, or material filings, declarations or registrations with, any Governmental Authority are necessary for the execution and delivery of this Agreement by Blocker and the consummation by Blocker of the Restructuring Transactions and the Transactions.

Section 4.3  Subsidiaries.

(a)            Except for the ownership of Company Units obtained pursuant to the Restructuring Transactions, as of immediately prior to the Closing and after the consummation of the Restructuring Transactions, Blocker will not, directly or indirectly (a) own, of record or beneficially, directly or indirectly, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, or have any commitment or obligation to invest in, purchase any securities or obligations of, fund, guarantee, contribute or maintain the capital of or otherwise financially support any Person, or (b) control any other Person.

(b)            As of immediately prior to the Closing and after the consummation of the Restructuring Transactions, Blocker will own the Company Units set forth on the Closing Payment Schedule, free and clear of all Liens and transfer restrictions (except for (x) such transfer restrictions of general applicability as may be provided under the Securities Act and other applicable foreign or domestic securities Laws and (y) under the Company Charter Documents), and all Company Units owned by Blocker shall not represent more than 25% of the issued and outstanding Company Units as of immediately prior to the Closing.

Section 4.4  Capitalization.  One hundred (100) Shares are issued and outstanding, all of which are held by Blocker Holdings.  All outstanding Shares have been duly authorized and are validly issued, fully paid and non-assessable and free of preemptive rights or similar rights. Blocker does not have any equity securities or securities containing any equity features, or convertible into, or exercisable or exchangeable for any equity securities, issued or outstanding, and, other than this Agreement, there are no agreements, options, warrants or other rights or arrangements outstanding that provide for the sale or issuance of any of the foregoing by Blocker.  There are no bonds, debentures, notes or other Indebtedness of Blocker having the right to vote (or convertible into or exercisable or exchangeable for securities having the right to vote) on any matters on which holders of the Shares are entitled to vote.  There are no agreements or other material obligations (contingent or otherwise) (a) to which Blocker is bound that would give any Person the right to receive any economic benefits or rights similar to or derived from the economic benefits and rights accruing to holders of Shares, (b) that require Blocker to repurchase, redeem or otherwise acquire any of Blocker's equity securities that would survive the Closing or (c) with respect to the voting of any voting interests in Blocker or restricting the transfer of equity securities in Blocker to which the Company, any of its Subsidiaries, Blocker or Blocker Holdings is a party.  There are no accumulated but unpaid dividends or distributions with respect to any of the Shares.

Section 4.5  Conduct of Business.  Blocker is a holding company and was formed for the purpose of investing, directly or indirectly, in the Company and, as of the date hereof, has never owned any material assets except for the equity interests of GTCR/RBI Splitter LP, a Delaware limited partnership and indirect holder of Company Units, cash and other assets typical of a holding company.  As of immediately prior to Closing and after the consummation of the Restructuring Transactions, Blocker shall hold no assets except for Company Units, cash and other assets typical of a holding company.  Since formation, Blocker has not engaged in any business activities other than activities typical of a holding company, including those conducted by the Company or any of its Subsidiaries, and has not directly owned any material assets or properties, other than the equity interests described above and cash and other assets and activities typical of a holding company.  Except for liabilities incurred in connection with its incorporation, organization and capitalization and activities typical of a holding company, Blocker has not incurred any Indebtedness and is not presently liable for, directly or indirectly, any Indebtedness or any other liabilities or obligations (other than with respect to non-delinquent Taxes incurred in the ordinary course of business and other liabilities typical of a holding company), nor has Blocker at any time been engaged in any business activities of any type or kind other than activities typical of a holding company.

Section 4.6  Tax Matters.

(a)            (i) Blocker has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all U.S. federal income Tax Returns and all other material Tax Returns required to be filed by it; (ii) all U.S. federal income

Taxes and other material Taxes of Blocker have been timely paid (taking into account any extension of time within which to file); (iii) no material deficiency with respect to any Taxes has been proposed, asserted or assessed in writing against Blocker; (iv) no audit or other administrative or court proceedings are pending with any Governmental Authority with respect to U.S. federal income Taxes or other material Taxes of Blocker; (v) Blocker has not waived any statute of limitations in respect of a material amount of Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency (other than any waiver or extension that is no longer in effect); (vi) all material Taxes required to be withheld by Blocker in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party have been timely withheld, and such withheld Taxes have been timely paid to the appropriate Governmental Authority; and (vi) Blocker is not liable for any Taxes of any other Person pursuant to Treasury Regulation Section 1.1502-6 (or any comparable provision of state, local or foreign Law) or any Tax sharing agreement or Tax indemnity obligation (other than pursuant to any agreement the principal purpose of which is not the indemnification of Taxes).

(b)            Blocker is, and at all times since its formation has been, taxable as a corporation for U.S. federal income tax purposes.

(c)            The Restructuring Transactions will not give rise to any Taxes (or items of taxable income or gain) of Blocker.

(d)            Section 4.6 constitutes the sole and exclusive representation and warranty of Blocker relating to Tax matters.

Section 4.7  Brokers and Other Advisors.  No broker, investment banker, financial advisor, intermediary, finder or other Person is entitled to any broker's, finder's or financial advisor's fee or other similar fee or commission, or the reimbursement of expenses, directly or indirectly, in connection with the Restructuring Transactions or the Transactions based upon arrangements made by or on behalf of Blocker for which Purchaser, the Surviving Company or any of their respective Subsidiaries will be liable following the Closing.

Section 4.8  Litigation.  There are no suits or proceedings pending or, to Blocker's knowledge, threatened in writing against Blocker, at law or in equity, or before or by any Governmental Authority, which would reasonably be expected to be, individually or in the aggregate, material to Blocker or to have a material adverse effect on Blocker's ability to consummate the Restructuring Transactions or the Transactions.  Blocker is not subject to any outstanding judgment, order or decree of any Governmental Authority which would reasonably be expected to be, individually or in the aggregate, material to Blocker or to have a material adverse effect on Blocker's ability to consummate the Restructuring Transactions or the Transactions.  To the knowledge of Blocker, there is no pending or threatened in writing material investigation of Blocker by any Governmental Authority.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BLOCKER HOLDINGS

Blocker Holdings represents and warrants to Purchaser and Merger Sub that as of the date of this Agreement (unless the particular statement speaks expressly as of another date, in which case Blocker Holdings represents and warrants to Purchaser and Merger Sub as of such other date), except as disclosed in the Disclosure Schedule:

Section 5.1  Organization, Standing and Organizational Power.  Blocker Holdings is an entity duly organized or formed, validly existing and in good standing under the laws of the State of Delaware.

Section 5.2  Authority; Noncontravention.

(a)            Blocker Holdings has all necessary organizational power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Restructuring Transactions and the Transactions.  The execution and delivery of and performance by Blocker Holdings under this Agreement have been duly authorized by all requisite organizational action and no other organizational action on the part of Blocker Holdings is necessary to authorize the execution and delivery of and performance by Blocker Holdings under this Agreement.  This Agreement has been duly executed and delivered by Blocker Holdings and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of Blocker Holdings, enforceable against Blocker Holdings in accordance with its terms, except that such enforceability may be limited by the Bankruptcy and Equity Exception.

(b)            Neither the execution and delivery of this Agreement by Blocker Holdings, nor the consummation by Blocker Holdings of the Restructuring Transactions and the Transactions, nor compliance by Blocker Holdings with any of the terms or provisions hereof, shall (i) conflict with or violate any provision of its certificate of incorporation, formation or limited partnership, as applicable, or bylaws, LLC agreement or LP agreement, as applicable, (ii) assuming that each of the consents, authorizations and approvals referred to in Section 3.3 are received (and any condition precedent to any such consent, authorization or approval has been satisfied) and each of the filings referred to in Section 3.3 are made and any applicable waiting periods referred to therein have expired, violate any Law applicable to Blocker Holdings or (iii) result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under,  or give rise to any right of termination, amendment, acceleration or cancellation of, or result in any material or increased, additional, accelerated or guaranteed rights or entitlements of any Person under, any Contract to which Blocker Holdings is a party, or result in the creation of a Lien, other than any Permitted Lien, upon any of the properties or assets of Blocker Holdings, other than, in the case of clauses (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Blocker Holdings' ability to consummate the Restructuring Transactions or the Transactions.

Section 5.3  Title to the Shares.  As of immediately prior to the Closing, after the consummation of the Restructuring Transactions, Blocker Holdings shall be the record and beneficial owner of 100% of the issued and outstanding Shares, free and clear of all Liens, agreements, voting trusts, proxies or other arrangements or restrictions whatsoever (other than transfer restrictions under the Securities Act) and shall transfer and deliver to Purchaser at the Closing valid title to 100% of the issued and outstanding Shares, free and clear of all Liens, agreements, voting trusts, proxies or other arrangements or restrictions whatsoever (other than transfer restrictions under the Securities Act).  Blocker Holdings is not a party to (a) any option, warrant, purchase right, right of first refusal, call, put or other contract (other than this Agreement) that could require Blocker Holdings to sell, transfer or otherwise dispose of any Shares  or (b) any voting trust, proxy or other contract relating to the voting of any Shares.

Section 5.4  Governmental Approvals.  Except for filings required under, and compliance with other applicable requirements of, the HSR Act, no material consents or approvals of, or material filings, declarations or registrations with, any Governmental Authority are necessary for the execution and delivery of this Agreement by Blocker Holdings and the consummation by Blocker Holdings of the Restructuring Transactions and the Transactions.

Section 5.5  Brokers and Other Advisors.  No broker, investment banker, financial advisor, intermediary, finder or other Person is entitled to any broker's, finder's or financial advisor's fee or other similar fee or commission, or the reimbursement of expenses, directly or indirectly, in connection with the Restructuring Transactions or the Transactions based upon arrangements made by or on behalf of Blocker Holdings for which Purchaser, the Surviving Company or any of their respective Subsidiaries will be liable following the Closing.

Section 5.6  Litigation.  There are no suits or proceedings pending or, to Blocker Holdings' knowledge, threatened in writing against Blocker Holdings, at law or in equity, or before or by any Governmental Authority, which would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Blocker Holdings' ability to consummate the Restructuring Transactions or the Transactions.  Blocker Holdings is not subject to any outstanding judgment, order or decree of any Governmental Authority which would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Blocker Holdings' ability to consummate the Restructuring Transactions or the Transactions.  To the knowledge of Blocker Holdings, there is no pending or threatened in writing material investigation of Blocker Holdings by any Governmental Authority.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB

Purchaser and Merger Sub jointly and severally represent and warrant to the Company, Blocker and the Equityholders that as of the date of this Agreement (unless the particular statement speaks expressly as of another date, in which case Purchaser and Merger Sub represent and warrant to the Company, Blocker and the Equityholders, as of such other date):

Section 6.1  Organization, Standing and Organizational Power of Purchaser.  Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of Delaware.

Section 6.2  Organization, Standing and Organizational Power of Merger Sub. Merger Sub is a limited liability company duly organized, validly existing and in good standing under the Laws of Delaware and has all requisite organizational power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Merger Sub is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

Section 6.3  Authority; Noncontravention.

(a)            Each of Purchaser and Merger Sub has all necessary corporate and organizational power, as applicable, and authority to execute and deliver this Agreement, to perform their respective obligations hereunder and to consummate the Transactions.  The execution and delivery of and performance by Purchaser and Merger Sub under this Agreement, and the consummation by Purchaser and Merger Sub of the Transactions, have been duly authorized and approved by all requisite corporate  and organizational action, as applicable, by Purchaser and Merger Sub (including the Purchaser Board) and adopted by Purchaser as the sole unitholder of Merger Sub, and no other corporate or organizational action, as applicable, on the part of Purchaser or Merger Sub is necessary to authorize the execution and delivery of and performance by Purchaser and Merger Sub under this Agreement and the consummation by them of the Transactions.  This Agreement has been duly executed and delivered by Purchaser and Merger Sub and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of each of Purchaser and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.  No vote or approval of the holders of any class or series of capital stock of Purchaser is necessary to adopt this Agreement and approve the Transactions.

(b)            Neither the execution and delivery of this Agreement by Purchaser or Merger Sub, nor the consummation by Purchaser or Merger Sub of the Transactions, nor compliance by Purchaser or Merger Sub with any of the terms or provisions hereof, shall (i) conflict with or violate any provision of the certificate of incorporation or formation and bylaws or operating agreement of Purchaser or Merger Sub, or other organizational or governing documents of Purchaser, Merger Sub or any of their respective Subsidiaries, in each case as amended to the date of this Agreement, (ii) assuming that each of the consents, authorizations and approvals referred to in Section 6.4 are received (and any condition precedent to any such consent, authorization or approval has been satisfied) and each of the filings referred to in Section 6.4 are made and any applicable waiting periods referred to therein have expired, violate any Law applicable to Purchaser, Merger Sub or any of their respective Subsidiaries or (iii) result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under,  or give rise to any right of termination, amendment, acceleration or cancellation of, or result in any material or increased, additional, accelerated or guaranteed rights or entitlements of any Person under, any Contract to which Purchaser, Merger Sub or any of their respective Subsidiaries is a party, except, in the case of clauses (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

(c)            Purchaser, and to the extent applicable its Affiliates, are legally, technically and financially qualified to acquire, own and operate the Systems. To the Knowledge of Purchaser, as of the date hereof, there is no fact relating to Purchaser or its Affiliates that would reasonably be expected to cause any Governmental Authority to fail to grant in a timely fashion any consent or approval necessary for consummation by Purchaser and Merger Sub of the Transactions.  As of the date hereof, no waiver of any applicable Law is necessary to be obtained for Purchaser, and to the extent applicable its Affiliates, to obtain authority to hold, or control the holder of, as applicable, any Company Permit set forth on Section 3.9(b) of the Disclosure Schedule.

Section 6.4  Governmental Approvals.  Except for (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DLLCA, (b) filings required under, and compliance with other applicable requirements of, the HSR Act and any other Antitrust Laws, (c) the consents, approvals and filings listed in Section 3.3 of the Disclosure Schedule and (d) filings required under, and compliance with the other applicable requirements of, the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, and the listing rules of the New York Stock Exchange, no material consents or approvals of, or material filings, declarations or registrations with, any Governmental Authority are necessary for the execution and delivery of this Agreement by Purchaser and Merger Sub and the consummation by Purchaser and Merger Sub of the Transactions, other than as would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

Section 6.5  Brokers and Other Advisors.  No broker, investment banker, financial advisor, intermediary, finder or other Person is entitled to any broker's, finder's or financial advisor's fee or other similar fee or commission, or the reimbursement of expenses, directly or indirectly, in connection with the Transactions based upon arrangements made by or on behalf of Purchaser, Merger Sub or any of their respective Subsidiaries for which the Equityholders or the Equityholder Representative would be liable following the Closing.

Section 6.6  Ownership and Operations of Merger Sub. Purchaser owns beneficially and of record all of the outstanding membership interests of Merger Sub.  Merger Sub was formed solely for the purpose of engaging in the Transactions, has engaged in no business activities, has never held any assets and has taken actions only as contemplated hereby.

Section 6.7  Financing. Purchaser has provided to the Company a true and complete copy, as of the date hereof, of an executed commitment letter from the financial institutions identified therein and a corresponding fee letter (which may be redacted solely to omit fee amounts and the economic terms of the "market flex" items in a customary manner, and none of which redactions would reduce the aggregate principal amount, adversely affect the conditions to funding or availability of the Debt Financing or otherwise limit, prevent, impede or delay the consummation of the Debt Financing) (as amended, modified or supplemented in accordance with the terms herein, the "Fee Letter") (together with all exhibits, annexes, schedules and term sheets attached thereto and as may be amended, supplemented, modified, replaced or extended from time to time to the extent permitted by Section 7.15, collectively, the "Debt Commitment Letter"), providing, subject to the terms and conditions therein, debt financings in the amounts set forth therein for the purpose of funding the Transactions (the applicable debt financing under the Debt

Commitment Letter is referred to herein as the "Debt Financing").  The execution, delivery and performance of the Debt Commitment Letter by Purchaser and the consummation of the transactions contemplated thereby, have been duly and validly authorized by all requisite corporate action by Purchaser.  The Debt Commitment Letter (i) has been duly and validly executed by Purchaser and (ii) is a legal, valid and binding obligation of Purchaser and, to the Knowledge of Purchaser, the other parties thereto, in each case except as enforceability may be limited by the Bankruptcy and Equity Exception.  As of the date hereof, the Debt Commitment Letter is in full force and effect and the respective obligations and commitments contained in the Debt Commitment Letter have not been withdrawn, rescinded or terminated or otherwise amended or modified in any respect, and no withdrawal, rescission, amendment or modification thereof is contemplated by Purchaser or, to the Knowledge of Purchaser, any other party thereto, or the subject of any discussions with Purchaser or, to the Knowledge of Purchaser, any other party thereto (other than any customary amendment to include new lenders, lead arrangers or other financial institutions or as expressly provided for thereunder upon obtaining (or not obtaining) the Amendment (as defined therein)).  As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default on the part of Purchaser or, to the Knowledge of Purchaser, any of the other parties to the Debt Commitment Letter.  Assuming (i) the accuracy of the representations in all material respects set forth in Articles III, IV and V, (ii) the performance by the Company and its Subsidiaries of the covenants and agreements set forth in Section 7.1, and (iii) that the Debt Financing is funded in accordance with its terms, the net proceeds from the Debt Financing, together with cash on hand of Purchaser and cash on hand of the Company and its Subsidiaries, will be sufficient for Purchaser to consummate the Transactions, including the repayment of any Indebtedness of the Company and its Subsidiaries contemplated by this Agreement or the Debt Commitment Letter and the payment of the maximum amount of all related fees and expenses (including all indicative, "flex" and other fees and original issue discount) payable by Purchaser in connection with the Transactions.  Purchaser has paid in full any and all commitment or other fees required in connection with the Debt Commitment Letter that are due as of the date hereof.  The only conditions precedent to the obligations of the Debt Financing Sources to fund the full amount of the Debt Financing are those expressly set forth in the Debt Commitment Letter, and assuming the accuracy of the representations in all material respects set forth in Articles III, IV and V and the performance of the covenants and agreements set forth in this Agreement by each of the Company and its Subsidiaries, Purchaser does not have any reason to believe that any of the conditions to the Debt Financing will not be satisfied or that the Debt Financing will not be available to Purchaser on the date of the Closing.  There are no side letters or other Contracts or any understandings, conditions or contingencies (except for the Fee Letter), relating to or affecting the Debt Financing to which Purchaser or any of its Subsidiaries or any of their respective Affiliates is a party other than as expressly set forth in the Debt Commitment Letter that would (i) impair the enforceability of the Debt Commitment Letter, (ii) impose new or additional conditions precedent to the Debt Financing, (iii) reduce the aggregate principal amount of the Debt Financing that is available at the Closing or (iv) otherwise materially limit, prevent, impede or delay the consummation of the Debt Financing.

Section 6.8  Legal Proceedings.  There are no suits or proceedings pending (except for proceedings affecting the cable or telecommunications industry generally) or, to Purchaser's Knowledge, threatened in writing against Purchaser or Merger Sub, at law or in equity, or before or by any Governmental Authority, which, if determined adversely to Purchaser or Merger Sub, would prevent or materially impede, interfere with, hinder or delay Purchaser's or

Merger Sub's timely performance under this Agreement or the consummation of the Transactions. Neither Purchaser nor Merger Sub  are subject to any outstanding judgment, order or decree of any Governmental Authority (other than judgments, orders or decrees affecting the cable or telecommunications industry generally) that would prevent or materially impede, interfere with, hinder or delay Purchaser's or Merger Sub's timely performance under this Agreement or the consummation of the Transactions.

Section 6.9  Investment Representation.  Purchaser is acquiring the membership interests of the Company through the Merger and the Shares for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities Laws.  Purchaser is an "accredited investor" as defined in Regulation D promulgated by the SEC under the Securities Act.  Purchaser acknowledges that the membership interests of the Company and the Shares have not been registered under the Securities Act, or any state or foreign securities Laws and that the membership interests of the Company and the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is registered under any applicable state or foreign securities Laws or sold pursuant to an exemption from registration under the Securities Act, and any applicable state or foreign securities Laws.

Section 6.10  Solvency.  Assuming (a) that the representations and warranties of the Company, Blocker and Blocker Holdings contained in this Agreement are true and correct in all material respects, (b) the compliance and performance by the Company and its Subsidiaries, Blocker and Blocker Holdings of their respective obligations hereunder in all material respects, (c) the satisfaction of the conditions to Purchaser's obligations to close in Article VIII and (d) that the Company and its Subsidiaries are solvent immediately prior to the Effective Time, immediately after giving effect to the Transactions, Purchaser, the Surviving Company and each of their respective Subsidiaries  on a consolidated basis (i) will be able to pay their respective debts as they become due, (ii) shall own property that has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities) and (iii) will have adequate capital to carry on their respective businesses.  No transfer of property is being made and no obligation is being incurred in connection with the Transactions by Purchaser or Merger Sub with the intent to hinder, delay or defraud either present or future creditors of Purchaser, Merger Sub, Blocker, the Surviving Company or any of their respective Subsidiaries.

ARTICLE VII

COVENANTS

Section 7.1  Conduct of Business.

(a)            During the period from the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, subject to Section 7.1(c), Blocker and the Company and its Subsidiaries may (1) subject to Section 7.1(a)(iii), use all available Cash to repay any Indebtedness and make Cash distributions or dividends and (2) enter into and/or pay any cash bonus arrangements with employees of the Company and its

Subsidiaries so long as such bonuses (x) are included in the calculation of the Net Working Capital Amount or Transaction Expenses or paid prior to the Closing, (y) are not included for purposes of Section 7.12 and (z) shall not, in the case of any employee who is a party to a Senior Management Agreement, cause such employee's bonus opportunity for purposes of determining such employee's "Post-Sale Compensation" pursuant to the relevant Senior Management Agreement to exceed the amount set forth opposite such employee's name on Section 7.1(a) of the Disclosure Schedule. Except as expressly contemplated or permitted by this Agreement (including the consummation of the Restructuring Transactions and the foregoing sentence), as required by applicable Law or as contemplated by Section 7.1(a) of the Disclosure Schedule, during the period from the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, unless Purchaser otherwise consents (which consent shall not be unreasonably withheld, delayed or conditioned), (x) the Company shall, and shall cause its Subsidiaries to, (A) use reasonable best efforts to conduct its and their respective businesses in all material respects in the ordinary course and (B) use its and their respective reasonable best efforts in the ordinary course of business to preserve the Company's business organization intact in all material respects, provided that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of this Section 7.1(a) shall be deemed a breach of this Section 7.1(a), unless such action would constitute a breach of one or more of such provisions, and (y) the Company shall not, and shall cause its Subsidiaries to not:

(i)              issue, sell or grant any membership interests or other equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any of its membership interests or other equity interests, or any rights, warrants or options to purchase any of its membership interests or other equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any of its membership interests or other equity interests, any "phantom" units or rights, unit appreciation rights, performance units or other rights that are linked in any way to the price or value of any such membership interests or other equity interests, except for transactions among the Company and its wholly owned Subsidiaries;

(ii)            redeem, purchase or otherwise acquire any of its outstanding membership interests or other equity interests, or any rights, warrants or options to acquire any of its membership interests or other equity interests, except pursuant to the repurchase or forfeiture provisions in the Company LLC Agreement or any Senior Management Agreement;

(iii)           (A) declare, authorize, set aside for payment or pay any dividend on, or make any other distribution in respect of, any of its membership interests or other equity interests, other than dividends or distributions by any Subsidiary of the Company to the Company or any wholly owned Subsidiary of the Company and other than dividends or distributions in cash; (B) declare or authorize any dividend or other distribution with a record date prior to the Closing and payment date after the Closing or (C) adjust, split, combine, subdivide or reclassify any of its membership interests or other equity interests;

(iv)           sell, lease, license to any Person, transfer or otherwise dispose of or voluntarily subject to any Lien (other than a Permitted Lien) any of its properties or assets that are, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole, except  (A) dispositions of inventory, equipment or other assets that are no longer used or useful in the conduct of the business of the Company or any of its Subsidiaries, (B) non-exclusive licenses in the ordinary course of business consistent with past practice, (C) expiration of registered Intellectual Property in accordance with its statutory term or (D) transfers among the Company and its wholly owned Subsidiaries;

(v)            make any material capital expenditures outside the ordinary course of business and inconsistent with the capital expenditure budget set forth in Section 7.1(c) of the Disclosure Schedule;

(vi)           make any acquisition (including by merger) of (1) the capital stock of any other Person or (2) a material portion of the assets of any other Person (or any business or division of any other Person);

(vii)         make any loans, advances or capital contributions to, or investments in, any other Person, other than to the Company or any of its wholly owned Subsidiaries, except for (1) extensions of trade credit in the ordinary course of business consistent with past practice or (2) loans or advances of expenses to employees, officers, directors and managers in the ordinary course of business, not to exceed $1,000 individually or $3,000 in the aggregate;

(viii)        make any loan to or enter into any other material transaction with, any of its directors, managers, officers or other Affiliates (other than the Company and its wholly owned Subsidiaries), except (1) as permitted in the exceptions set forth in Section 7.1(a)(x) or (2) pursuant to Contracts in force as of the date of this Agreement and set forth in the Disclosure Schedules;

(ix)            incur, assume or guarantee any Indebtedness, except (1) drawings under the existing revolving credit facility of the Company and its Subsidiaries, as in effect on the date hereof, (2) relating to capital leases entered into in the ordinary course of business in an aggregate amount not to exceed $100,000, (3) pursuant to arrangements solely among or between the Company and one or more of its direct or indirect wholly owned Subsidiaries or solely among or between its direct or indirect wholly owned Subsidiaries or (4) the accrual of interest, fees or expenses in respect of the existing first lien credit facility and second lien credit facility of the Company and its Subsidiaries, each as in effect on the date hereof;

(x)            (A) increase the compensation of any Participant whose annual compensation exceeds $75,000, except for increases in base salary in the ordinary course of business consistent with past practice not to exceed five percent (5%) of any such employee's base salary as of the date hereof, (B) adopt, establish, enter into, amend, modify or terminate any Company Plan or collective bargaining agreement, except pursuant to the renewal or replacement of any Company Plan or Contract that would otherwise expire and under which Participants would lose coverage within six months after such renewal or replacement, after consultation with Purchaser in good faith, (C) hire or terminate (other than terminations for cause or replacements for departing employees below director-level) the employment of any employee with an expected annual compensation in excess of $75,000 or (D) take any action to accelerate the time of vesting or payment of any compensation or benefit or fund or otherwise secure the payment of any compensation or benefit for a Participant except, in each case, (1) as required by applicable Law, pursuant to the terms of Company Plans as in effect on the date of this Agreement or pursuant to Contracts in effect as of the date hereof or entered into after the date hereof and permitted hereunder, (2) pursuant to the issuance of incentive awards and payments under the Company's 2017 Annual Incentive Plan not to exceed $100,000 in the aggregate in the ordinary course of business so long as such awards and payments will not cause the aggregate target amount of bonuses payable under the Company's 2017 Annual Incentive Plan to exceed $2,763,281, (3) pursuant to offer letters for new at-will employees below director-level that can be terminated for no consideration other than accrued compensation, benefits and severance consistent with Section 7.1(a)(x) of the Disclosure Schedule, (4) increases in compensation of any employee below director-level in the ordinary course of business consistent with past practice and (5) granting severance or termination pay or similar benefits to Participants (other than those with annual compensation in excess of $75,000) in the ordinary course of business consistent with past practice;

(xi)            amend or terminate any of the Company Charter Documents, the Securityholders Agreement, the GTCR Unit Purchase Agreement, any Senior Management Agreement or the organizational documents of any Subsidiary;

(xii)           make any material change in any method of accounting or accounting practice of the Company or any of its Subsidiaries, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(xiii)          make any material changes in the Company's or any of its Subsidiaries' cash management practices or policies, practices or procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits, in each case, except as required by GAAP;

(xiv)         adopt a plan or agreement of complete or partial liquidation or dissolution, restructuring, recapitalization or other reorganization (other than the Restructuring Transactions);

(xv)          (A) make any material Tax election or any change or revocation thereof, (B) settle or compromise any audit or proceeding relating to a material amount of Taxes, (C) file any amended Tax Return reflecting a material amount of Taxes or (D) change any material Tax accounting method;

(xvi)            enter into, renew, extend the term of or materially amend any Material Contract (other than a Company Plan) for which calendar year 2017 payments exceed $100,000; provided that prior to the Company or a Subsidiary thereof entering into, renewing, extending the term of or materially amending any Material Contract (other than a Company Plan) for which calendar year 2017 payments exceed $10,000, the Company shall reasonably consult with Purchaser, solely to the extent Purchaser reasonably participates in such consultation and such consultation does not unreasonably interfere with the Business;

(xvii)      settle or compromise any proceeding or claim against the Company and its Subsidiaries other than (1) proceedings and claims that are settled or compromised solely upon payment of cash or cash equivalents (and so long as (A) such settlement or compromise does not result in any other liability or other continuing obligation or undertaking of Blocker, the Company or any of its Subsidiaries post-Closing (other than de minimis liabilities or obligations incidental to such settlement or compromise, including confidentiality obligations), (B) the Company or one of its Subsidiaries has, at such time of settlement or compromise, sufficient cash on hand to make such payment and (C) the Company notifies Purchaser reasonably in advance of such settlement and gives Purchaser an opportunity to review any proposed settlement agreement) to be paid by the Company or any of its Subsidiaries in cash prior to the Closing in an amount not to exceed $500,000 in the aggregate for all such settlements and compromises and (2) ordinary course commercial proceedings or claims for less than $50,000 in the aggregate;

(xviii)     enter into any Contract if the performance of this Agreement and the consummation of the Restructuring Transactions and the Transactions will conflict with, or result in any material breach or violation of, or default (with or without notice or the lapse of time, or both) under such Contract; provided that renewing  existing Contracts in effect on the date hereof (other than Contracts that would be prohibited by any other subsection of this Section 7.1(a)), at the time of or in anticipation of the impending expiration of such Contracts and on terms that are generally consistent with the past practice of the Company and its Subsidiaries shall be permitted by this clause (xviii);

(xix)         other than in the ordinary course of business consistent with past practice or to reflect changes in rates in cable programming agreements or retransmission consent agreements of the Company and its Subsidiaries or as required by Contracts in existence on the date hereof or entered into after the date hereof in accordance with this Agreement, (A) change subscriber rates for any tier of service or charges for remote or installations, or implement any re-tiering or repackaging of cable television programming, internet services or voice services offered by any of the Systems, (B) change billing, collection, installation, disconnect, marketing or promotional practices of the Systems or (C) make any channel lineup change or add or drop any programming; or

(xx)          agree in writing to take any of the foregoing actions.

(b)            During the period from the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Purchaser and its Subsidiaries shall not, and shall cause their respective Affiliates not to, take any action that would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation by Purchaser or any of its Subsidiaries of the Transactions.

(c)            During the period from the date hereof until the Closing, the Company shall use reasonable best efforts to, and the Company shall cause each of its Subsidiaries to use reasonable best efforts to, make capital expenditures in accordance with the capital expenditure budget set forth in Section 7.1(c) of the Disclosure Schedule.

(d)            Prior to the Closing, the Company shall promptly advise Purchaser, orally or in writing, upon the Company or any of its Subsidiaries becoming aware that any programming supplier or intermediary has after the date hereof materially changed the programming provided, sold or resold to the Company or any of its Subsidiaries by such supplier or intermediary, or the price, terms or conditions at or under which such programming is provided, sold or resold to the Company or any of its Subsidiaries (including any material changes in the Company's or any of its Subsidiaries' ability to acquire programming on preferential terms from any supplier or intermediary), in each case as compared to the quantity, quality, price, terms and conditions used in sales or resales to the Company or any of its Subsidiaries as of the date hereof.

(e)            The Company shall provide 30 days' or greater notice of cancellation or termination to the Company's programming suppliers of the programming set forth on Section 7.1(e) of the Disclosure Schedule, as required by the FCC and the applicable programming agreements, if any. Any cancellation or termination of programming pursuant to any such notice may be contingent upon the consummation of the Closing (and may state that it will be deemed automatically revoked if the Closing does not occur or this Agreement is terminated, even if the cancellation or termination of programming occurs prior to the Closing) and shall be deemed, for programming agreement purposes, to occur and be effective on or before the Programming Termination Time. The Equityholders, Equityholder Representative, the Company, Blocker and Blocker Holdings shall not be considered in breach of this Agreement and shall have no liability to Purchaser (and no part of any Escrow Amount may be paid to any Purchaser Indemnified Person) with respect to any programming terminated in compliance with this Section 7.1(e) or as a result of the Closing being deemed to have occurred at 12:01 a.m., New York City time, on the Closing Date for accounting and programming agreement purposes.

(f)            The Company shall furnish to Purchaser and its Debt Financing Sources (i) within forty-five (45) days after the end of any fiscal quarter ending after the date hereof (other than a fiscal quarter ending at the end of a calendar year), the unaudited consolidated balance sheet of the Company and its Subsidiaries as of the end of such quarter and the related unaudited statements of income and cash flows and (ii) within one hundred (100) days after the end of the fiscal year ended December 31, 2016, the audited consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal year and the related audited statements of income and cash flows. If the Company breaches its obligation set forth in clause (i) of the prior sentence in this Section 7.1(f), Purchaser and Merger Sub shall not be obligated to consummate the Transactions prior to the date which is seven (7) Business Days after the Company has subsequently furnished the applicable balance sheet, statements of income and cash flows to Purchaser and its Debt Financing Sources.

Section 7.2  Conduct of Blocker.  Except in connection with the Transactions or the Restructuring Transactions or as contemplated by this Agreement, during the period from the date of this Agreement to the earlier of the Closing and the date that this Agreement is terminated in accordance with its terms, Blocker shall not engage in any business activities (other than those typical of a holding company), and shall not take any action described in Section 7.1(a)(xv). Except as required by the Restructuring Transactions, during the period from the date of this Agreement to the earlier of the Closing and the date that this Agreement is terminated in accordance with its terms, Blocker and Blocker Holdings shall not amend any of the Blocker Charter Documents without Purchaser's consent.

Section 7.3  Exclusivity.  The Company agrees that after the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, it shall not, and it shall cause its Affiliates not to, directly or indirectly: (i) solicit, initiate, facilitate or encourage the submission of any Acquisition Proposal; (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action knowingly to facilitate or encourage any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal; or (iii) enter into any agreement with respect to any Acquisition Proposal.

Section 7.4  Payoff Letters; Invoices.  (a)  The Company shall deliver to Purchaser on or prior to the Closing executed payoff letters in customary form from the holders of Indebtedness set forth in Section 7.4 of the Disclosure Schedule (such holders, the "Payoff Persons") in respect of all such Indebtedness, and shall make arrangements for such holders of such Indebtedness to deliver to Purchaser at or as soon as practicable after the Closing all Lien release documents with respect to all related Liens in or upon the assets or properties of the Company and its Subsidiaries to be released upon the repayment of such Indebtedness.

(b)            The Company shall use reasonable best efforts to cause each payee of Transaction Expenses of the types referred to in clause (i) or (iv) of the definition thereof (and shall, with respect to clause (iv) actually cause) to submit, at least three (3) Business Days prior to the Closing, a written invoice for the full amount of the Transaction Expenses owed to such payee ("Invoices") that provides that, upon payment of such invoice, all amounts due to such payee by Blocker, the Company or any of its Subsidiaries that are Transaction Expenses for services rendered in connection with this Agreement, the Ancillary Documents, the Restructuring Transactions and the Transactions shall be paid in full.

Section 7.5  Reasonable Best Efforts.

(a)            Subject to the terms and conditions of this Agreement, each of the Company, Blocker Holdings, Blocker, Purchaser and Merger Sub shall use its respective reasonable best efforts to (i) cause the Transactions to be consummated as soon as practicable, (ii) make promptly any required submissions and filings under applicable Antitrust Laws with respect to the Transactions, (iii) promptly furnish information required in connection with such submissions and filing under such Antitrust Laws, (iv) keep the other parties reasonably informed with respect to the status of any such submissions and filings under Antitrust Laws (including with respect to the following in connection with Antitrust Laws: (A) the receipt of any non-action, action, clearance, consent, approval or waiver, (B) the expiration of any waiting period, (C) the commencement or proposed or threatened commencement of any investigation, litigation or administrative or judicial action or proceeding under Antitrust Laws and (D) the nature and status of any objections raised or proposed or threatened to be raised under Antitrust Laws with respect to the Transactions) and (v) obtain all actions or non-actions, approvals, consents, waivers, registrations, permits, authorizations and other confirmations from any Governmental Authority necessary, proper or advisable to consummate the Transactions as soon as practicable in connection with Antitrust Laws.  For purposes hereof, "Antitrust Laws" means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(b)            In furtherance and not in limitation of the foregoing: (i) Purchaser, Merger Sub and the Company agree to (A) make, or cause to be made, appropriate filings of Notification and Report Forms pursuant to the HSR Act and any other required filings under any other Antitrust Laws with respect to the Transactions as soon as practicable (and, with respect to filings under the HSR Act, within fifteen (15) Business Days after the date hereof (unless Purchaser and the Equityholder Representative otherwise agree to a different date)), (B) supply as soon as practicable any additional information and documentary material that may be requested pursuant to the HSR Act or any other Antitrust Law and (C) use its reasonable best efforts to take, or cause to be taken, all other actions consistent with this Section 7.5 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other Antitrust Law (including any extensions thereof) as soon as practicable and (ii) each party agrees to, in connection with Antitrust Laws and required filings thereunder, (A) supply as soon as practical any additional information and documentary material that may be required or requested by any Governmental Authority and (B) use its reasonable best efforts to take or cause to be taken all other actions consistent with this Section 7.5 as necessary to obtain any necessary approvals, consents, waivers, permits, authorizations or other actions or non-actions from each Governmental Authority as soon as practicable. The parties shall cause the filings under the HSR Act to be considered for grant of "early termination," and shall request the equivalent under any other Antitrust Laws.

(c)            Each party hereto shall, in connection with Antitrust Laws and required filings thereunder: (i) promptly notify the other parties hereto of, and if in writing, furnish the others with copies of (or, in the case of oral communications, advise the others of the contents of) any material communication to such Person from a Governmental Authority and permit the others to review and discuss in advance (and to consider in good faith any comments made by the others in relation to) any proposed written communication to a Governmental Authority, (ii) keep the others reasonably informed of any developments, meetings or discussions with any Governmental Authority in respect of any filings, investigation, or inquiry concerning the Transactions and (iii) not independently participate in any meeting or discussions with a Governmental Authority in respect of any filings, investigation or inquiry concerning the Transactions without giving the other party prior notice of such meeting or discussions and, unless prohibited by such Governmental Authority, the opportunity to attend or participate.  However, each of Purchaser and the Company may designate any non-public information provided to any Governmental Authority as restricted to "Outside Antitrust Counsel" only and any such information shall not be shared with employees, officers, managers or directors or their equivalents of the other party without approval of the party providing the non-public information.

(d)            In furtherance and not in limitation of the foregoing, but subject to Section 7.5(f), Purchaser and Merger Sub agree to take, and to cause their respective Subsidiaries to take,

promptly any and all steps necessary to avoid, eliminate or resolve each and every impediment and obtain all clearances, consents, approvals and waivers under Antitrust Laws that may be required by any Governmental Authority so as to enable the parties to close the Transactions as soon as practicable (and in any event no later than three (3) Business Days prior to the Outside Date), including committing to and effecting, by consent decree, hold separate orders, trust, or otherwise, (i) the sale, license, holding separate or other disposition of assets or businesses of Purchaser, the Company or any of their respective Subsidiaries, (ii) terminating, relinquishing, modifying or waiving existing relationships, ventures, contractual rights, obligations or other arrangements of Purchaser, the Company or their respective Subsidiaries, (iii) creating any relationships, ventures, contractual rights, obligations or other arrangements of Purchaser, the Company or their respective Subsidiaries and (iv) any other action, including agreeing to future behavioral remedies, requested by a Governmental Authority in order to achieve clearance under any Antitrust Law (each, a "Remedial Action"); provided, however, that any Remedial Action involving the Company or any of its Subsidiaries (or any of their respective assets or businesses) shall, unless otherwise consented to by the Company in its sole discretion, be conditioned upon consummation of the Transactions.

(e)            In furtherance and not in limitation of the foregoing, but subject to Section 7.5(f), in the event that any litigation or other administrative or judicial action or proceeding is commenced, threatened or is foreseeable challenging any of the Transactions and such litigation, action or proceeding seeks, or would reasonably be expected to seek, to prevent, materially impede or materially delay the consummation of the Transactions, Purchaser shall use its reasonable best efforts (including a Remedial Action) to avoid or resolve any such litigation, action or proceeding and each of the parties hereto shall cooperate with each other and use its respective reasonable best efforts to contest and resist any such litigation, action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions as promptly as practicable and in any event no later than three (3) Business Days prior to the Outside Date.

(f)            Notwithstanding anything to the contrary herein, nothing in this Agreement, including this Section 7.5 and the "reasonable best efforts" standard, shall require or be construed to require Purchaser or any of its Subsidiaries or other Affiliates to take any Remedial Action in connection with Antitrust Laws (i) with respect to or involving the Company or any of its Subsidiaries, to the extent that such action, individually or in the aggregate, would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, or (ii) with respect to or involving Purchaser or any of its Subsidiaries, to the extent that such action, individually or in the aggregate, would reasonably be expected to be material to Purchaser and its Subsidiaries, taken as a whole (a "Burdensome Condition"). Without the prior written consent of Purchaser (which may be withheld for any reason or no reason at all), Blocker, the Company and its Subsidiaries or other Affiliates will not take or agree to take any Remedial Action in connection with Antitrust Laws regardless of whether such action would constitute a Burdensome Condition.

(g)            The Company, Merger Sub and Purchaser shall each, with the reasonable cooperation of the other, use commercially reasonable efforts to obtain consents with respect to the consummation of the Transactions in respect of the Contracts set forth on Section 7.5(g) of the

Disclosure Schedule and all other third-party consents reasonably requested by Purchaser in writing within thirty (30) days of the date hereof which are necessary, proper or advisable to consummate the Transactions as soon as practicable. For purposes of this Section 7.5(g), "commercially reasonable efforts" in connection with such consents will not, among other things, be deemed to require the Company, Merger Sub or Purchaser to undertake extraordinary measures, including the waiver of any condition to Closing in its favor, the initiation or prosecution of any legal proceedings or the expenditure of payment of funds in excess of normal and usual administrative and processing fees, if any, or the giving of any other consideration by the Company, Purchaser or Merger Sub or any adjustment to the Closing Aggregate Consideration with respect to seeking or obtaining any such consents.

Section 7.6  Public Announcements.  The initial press release with respect to the execution of this Agreement shall be reasonably agreed upon by Purchaser, the Company and the Equityholder Representative.  Following such initial press release, Purchaser, the Company and the Equityholder Representative shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with or the listing rules of any national securities exchange or national securities quotation system (and then only after as much advance notice and consultation as is reasonably feasible); provided, however, that the foregoing shall not preclude (a) communications or disclosures necessary to implement the provisions of this Agreement or, following a Closing, in connection with court filings made in any litigation related to the parties or this Agreement or (b) press releases and other communications or disclosures that in the good faith judgment of the applicable party are consistent with prior press releases issued or other public communications or disclosures made in compliance with this Section 7.6; provided, further, that each Equityholder and its respective Affiliates may disclose financial return and other financial performance or statistical information in connection with fundraising, marketing, informational or reporting activities to current and potential equityholders or investors.

Section 7.7  Access to Information; Contact with Employees, Customers and Suppliers; Confidentiality.  (a)  Subject to applicable Laws relating to the exchange of information, from the date hereof until the earlier of the Closing or the date on which this Agreement is terminated in accordance with its terms, the Company shall afford to Purchaser and its Representatives (including any insurers and underwriters in respect of the Representation and Warranty Insurance Policy) reasonable access during normal business hours to the Company's and its Subsidiaries' properties, books, Contracts and records, and the Company shall furnish promptly to Purchaser such information concerning the Company's and its Subsidiaries' respective business and properties as Purchaser may reasonably request; provided that Purchaser and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company or its Subsidiaries; provided, further, that the Company and its Subsidiaries shall not be obligated to provide such access or information (i) if the Company determines, in its reasonable judgment after consultation with counsel, that doing so would violate applicable Law or a Contract or obligation of confidentiality owing to a third-party, jeopardize the protection of the attorney-client privilege or expose such party to risk of liability for disclosure of sensitive or personal information or (ii) that constitute non-financial trade secrets

(provided that, in each case, the parties shall reasonably cooperate in seeking an alternative means whereby Purchaser is provided access to such information or the contents or a reasonable redacted summary thereof).  Until the Closing, the information provided shall be subject to the terms of the Confidentiality Agreement and, without limiting the generality of the foregoing, Purchaser shall not, and Purchaser shall cause its respective Representatives not to, use such information for any purpose unrelated to the consummation of the Transactions.

(b)            Prior to the Closing, Purchaser, Merger Sub and their respective Representatives may only contact and communicate with the employees, customers, service providers and suppliers of the Company and its Subsidiaries related to the Transactions (i) pursuant to Section 7.7(b) of the Disclosure Schedule or (ii) after prior consultation with and written approval of the Equityholder Representative, such approval not to be unreasonably withheld, conditioned or delayed.

(c)            Copies of confidentiality agreements entered into by the Company or any of its Affiliates with any Person in connection with the proposed sale of the Company shall be provided by the Company to Purchaser on or promptly after the Closing Date.

Section 7.8  Access to Books and Records.  From and after the Closing, for a period of seven (7) years, Purchaser shall, and shall cause the Surviving Company to, provide the Equityholder Representative and its authorized Representatives with access, during normal business hours and upon reasonable notice, to (i) the books and records (for the purpose of examining and copying) of Blocker and the Company and its Subsidiaries with respect to periods or occurrences prior to or on the Closing Date and (ii) employees of Purchaser, the Surviving Company and their Subsidiaries for purposes of better understanding such books and records in each case only (A) to the extent necessary for the Equityholder Representative or the Equityholders to comply with applicable Law, comply with a request, investigation, inquiry or examination from any regulatory authority or comply with or perform obligations under this Agreement or the Escrow Agreement or the obligations of the Equityholder Representative or its Affiliates to their limited partners or (B) in connection with a dispute, action, suit, proceeding, D&O Claim or litigation (x) under this Agreement or (y) brought by a third party against an Indemnitee or an Equityholder or one of their Affiliates; provided that the Equityholder Representative and its authorized Representatives shall conduct any such activities in a manner that does not unreasonably interfere with the business or operations of Purchaser, the Surviving Company or their respective Subsidiaries; provided, further, that in connection with litigation to which the Equityholder Representative, the Equityholders or any of their respective Affiliates, on the one hand, and Purchaser or any of its Affiliates, on the other hand, are adverse parties, Purchaser shall not be required to (I) provide access to employees of Purchaser, the Surviving Company and their Subsidiaries or (II) disclose any information to the extent disclosure of such information is protected by Purchaser's privilege in connection with such litigation (and for the avoidance of doubt, is not subject to the privileged rights referred to in Section 12.17). Unless otherwise consented to in writing by the Equityholder Representative, Purchaser shall not, and shall not permit Blocker, the Surviving Company or its Subsidiaries to, for a period of seven (7) years following the Closing Date, destroy, alter or otherwise dispose of any of the books and records of Blocker or the Company or its Subsidiaries for any period prior to the Closing Date without first giving reasonable prior written notice to the Equityholder Representative and offering to surrender to the Equityholder Representative such books and records or any portion thereof that

Purchaser or the Surviving Company or an Affiliate may intend to destroy, alter or dispose of. From and after the Closing, the Equityholder Representative agrees not to disclose the information obtained pursuant to this Section 7.8 to any Person, other than as would be permitted under exceptions similar to those applicable to Purchaser under the Confidentiality Agreement as of the date hereof (it being understood that any use restrictions contained therein shall instead be deemed to refer to uses in furtherance of the circumstances described in the foregoing clause (A) and (B)).

Section 7.9  Indemnification and Insurance.

(a)            From and after the Closing, Purchaser shall, and shall cause the Surviving Company and Blocker, as applicable, to (i) indemnify, defend and hold harmless each individual who is a current or former member, manager, director and officer of Blocker, the Company and any of its Subsidiaries, as applicable, (each, an "Indemnitee" and, collectively, the "Indemnitees") against all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any actual or threatened claim, suit, action, proceeding or investigation (whether civil, criminal, administrative or investigative) (each, a "D&O Claim"), whenever asserted, arising out of, relating to or in connection with any action or omission relating to their position with Blocker, the Company or its Subsidiaries, as applicable, occurring or alleged to have occurred before or at the Closing (including any D&O Claim relating in whole or in part to this Agreement or the Transactions), to the fullest extent permitted under applicable Law and (ii) assume all obligations of Blocker, the Company and its Subsidiaries, as applicable, to the Indemnitees in respect of limitation of liability, exculpation, indemnification and advancement of expenses as provided in (A) the Company Charter Documents or Blocker Charter Documents, as applicable, and the respective organizational documents of each of the Company's Subsidiaries, in each case, as in effect on the date hereof and (B) any indemnification agreements with an Indemnitee, in each case, as in effect on the date hereof, which shall in each case survive the Transactions and continue in full force and effect to the extent permitted by applicable Law.  Without limiting the foregoing, from and after the Closing, Purchaser shall ensure that (x) the Surviving Company fulfills its obligations to the applicable Indemnitees pursuant to the terms of the Company Charter Documents, and (y) Blocker fulfills its obligations to the applicable Indemnitees, pursuant to the terms of Blocker Charter Documents, in each case, as in effect on the date hereof.

(b)            From and after the Closing, Purchaser shall, and shall cause the Surviving Company and Blocker to, pay and advance to each Indemnitee any expenses (including fees and expenses of legal counsel) in connection with any D&O Claim relating to any acts or omissions covered under this Section 7.9 or the enforcement of an Indemnitee's rights under this Section 7.9 as and when incurred to the fullest extent permitted under applicable Law; provided, that the Person to whom expenses are advanced provides an undertaking to repay such expenses (but only to the extent required by applicable Law, the Blocker Charter Documents, the Company Charter Documents, applicable organization documents of Subsidiaries of the Company or applicable indemnification agreements as in effect prior to the date hereof).

(c)            Each of Purchaser, Blocker and the Company shall cooperate with the Indemnitees in the defense of any D&O Claim and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery, proceedings, hearings, trials or appeals, as may be reasonably requested by an Indemnitee in connection therewith. Notwithstanding anything to the contrary contained in this Section 7.9 or elsewhere in this Agreement, Purchaser shall not (and Purchaser shall cause the Surviving Company and Blocker not to) settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any D&O Claim, unless such settlement, compromise, consent or termination includes an unconditional release of all of the Indemnitees covered by the claim, action, suit, proceeding or investigation from all liability arising out of such claim, action, suit, proceeding or investigation.  Nothing in this Section 7.9(c) shall relieve Purchaser, Blocker or the Surviving Company of its obligations set forth in Section 7.9.

(d)            Prior to the Closing, the Company may negotiate and purchase, and after the Closing Purchaser shall, or shall cause the Surviving Company to, maintain in effect, "tail" insurance coverage ("Tail Coverage") with an insurer with the same or better credit rating as the current carrier of the Company as of the date hereof that provides coverage for a period of six (6) years from the Closing with respect to the policies of directors' (or managers') and officers' liability insurance and fiduciary liability insurance in effect as of the date hereof maintained by the Company and its Subsidiaries covering matters arising on or before the Closing; provided that if the Company does not negotiate and purchase such Tail Coverage prior to the Closing, Purchaser shall negotiate and purchase such Tail Coverage upon Closing and provide reasonably satisfactory evidence to the Equityholder Representative of the purchase and funding of such Tail Coverage in connection with the Closing.  Such Tail Coverage shall be on terms with respect to coverage and in amounts no less favorable than those of the policies of directors' (or managers') and officers' liability insurance and fiduciary liability insurance in effect as of the date hereof; provided that the premium for such Tail Coverage shall not exceed 250% of the annual premium currently paid by the Company and its Subsidiaries for such insurance in effect as of the date hereof.

(e)            The provisions of this Section 7.9 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for or limitation of, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.  The obligations of Purchaser, Blocker and the Surviving Company under this Section 7.9 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 7.9 applies unless (A) such termination or modification is required by applicable Law or (B) the affected Indemnitee, his or her heirs and his or her representatives shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees, heirs and representatives to whom this Section 7.9 applies shall be third party beneficiaries of this Section 7.9).

(f)            In the event that Purchaser, Blocker, the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Purchaser, Blocker and the Surviving Company shall assume all of the obligations thereof set forth in this Section 7.9.

(g)            Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to members', managers', directors' and officers' insurance claims under any policy that is or has been in existence with respect to Blocker, the Company, any of its Subsidiaries or any of their respective managers, directors or officers.

Section 7.10  Merger Sub and the Surviving Company. Purchaser shall take all actions necessary to (a) cause Merger Sub and the Surviving Company to perform promptly their respective obligations under this Agreement and (b) cause Merger Sub to consummate the Merger on the terms and conditions set forth in this Agreement. Purchaser unconditionally guarantees the full and prompt performance by Merger Sub and the Surviving Company, as applicable, of their respective obligations under this Agreement.

Section 7.11  No Control of Other Party's Business.  Nothing contained in this Agreement is intended to give Purchaser or Merger Sub, directly or indirectly, the right to control or direct Blocker's, the Company's or its Subsidiaries' operations prior to the Effective Time.  Prior to the Effective Time, each of Blocker and the Company, as applicable, shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries' respective operations.

Section 7.12  Employee Matters.

(a)            Purchaser shall cause the Surviving Company to, and the Surviving Company shall, for a period of at least one year following the Closing (or any such shorter period of employment), provide to each individual who is an employee of the Company or any of its Subsidiaries as of immediately prior to the Closing (each, a "Company Employee") at least the same base salary that was provided to such Company Employee immediately prior to the Closing.

(b)            For eligibility and vesting purposes (other than vesting of future equity awards) and for purposes of determining severance amounts and future vacation accruals under the compensation and employee benefit plans, policies or arrangements of Purchaser and its Affiliates, each Company Employee shall receive credit for his or her service with the Company and its Subsidiaries before the Closing to the same extent that such Company Employee was entitled, before the Closing, to credit for his or her service under any similar or comparable Company Plans (except to the extent this credit would result in a duplication of accrual of benefits in respect of the same period of service).  In addition, for any medical, dental, health or other welfare benefit plan, program or arrangement maintained by Purchaser or its Affiliates (each, a "Successor Plan") other than the plan or plans in which Company Employees participated immediately prior to the Closing (each, a "Prior Plan"), Purchaser shall use commercially reasonable efforts to (i) cause each Company Employee to be eligible to participate immediately, without any waiting time, in any and all Successor Plans, (ii) cause the Successor Plans to not include any restrictions, limitations or exclusionary provisions with respect to pre-existing conditions, exclusions or any actively-at-work requirements relating to such Company Employee and his or her dependents (except to the extent that such exclusions or requirements were applicable under any similar Prior Plan at the time of commencement of participation in such Successor Plan) and (iii) cause any eligible expenses incurred by any Company Employee and his or her covered dependents during the portion of the plan year of the Prior Plan ending on the date of such Company Employee's commencement of participation in the Successor Plan to be taken into account under the Successor Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents for the applicable plan year as if these amounts had been paid in accordance with the Successor Plan.  Prior to the Closing, the Company and its Subsidiaries shall have taken such actions as may be necessary to fully vest all account balances of participants and beneficiaries in all Company Plans providing for deferral of compensation pursuant to Section 401(k) of the Code or Roth 401(k) contributions (each, a "Company 401(k) Plan").  The Company and its Subsidiaries, as applicable, shall cause to be adopted resolutions terminating each Company 401(k) Plan effective at least one day prior to the Closing Date but contingent on the occurrence of the Closing, and shall provide Purchaser with copies of such adopted resolutions.  Notwithstanding any other provision of this Agreement, as soon as practicable and in any event within ninety (90) days following the Closing, Purchaser shall (i) permit each Company Employee who was a participant in or eligible to participate in a Company 401(k) Plan prior to the Closing to participate  in  a tax-qualified defined contribution retirement plan established or designated by Purchaser (the "Purchaser 401(k) Plan") and (ii) take any and all actions as may be required to permit each Company Employee to make rollover  contributions of "eligible rollover distributions" (within the meaning of Section 401(a)(31) of the Code) in the form of cash and excluding plan loans to the Purchaser 401(k) Plan in an amount equal to the eligible rollover distribution portion of the account balance distributed to such Company Employee from any Company 401(k) Plan.

(c)            After the Closing, the Surviving Company and its Subsidiaries shall (i) recognize and provide all earned but unused paid vacation and sick leave days of the Company Employees as of the Closing Date and (ii) allow each of the Company Employees to use such earned but unused vacation and sick leave days at such times as would have been allowed under the Company's vacation and sick leave policies as in effect immediately prior to the Closing.

(d)            Nothing contained in this Section 7.12, express or implied: (i) shall be construed to establish, amend or modify any benefit or compensation plan, program, agreement or arrangement, (ii) shall subject to compliance with the other provisions of Section 7.12 alter or limit the Surviving Company's or any of their Affiliates' ability to amend, modify or terminate any particular benefit plan, program, agreement or arrangement after the Closing, (iii) is intended to confer upon any current or former employee any right to employment or continued employment for any period of time, or any right to a particular term or condition of employment, (iv) shall limit the ability of Purchaser or its Affiliates to terminate the employment of any employee at any time and for any or no reason or (v) is intended to confer upon any individual other than a party to this Agreement (including employees, retirees, or dependents or beneficiaries of employees or retirees) any right as a third party beneficiary of this Agreement.

Section 7.13  LFA Consents and Filings.

(a)            The Company, Merger Sub and Purchaser shall each, with the reasonable cooperation of the other, use reasonable best efforts to obtain and maintain all LFA Approvals in connection with the transactions contemplated hereby.

(b)            Without limiting the generality of the foregoing, the Company shall use reasonable best efforts to, within ten (10) Business Days after the date hereof (unless Purchaser and the Company otherwise agree to a different date), prepare (for Purchaser's review and reasonable input prior to filing) and file or deliver, or cause to be prepared and filed or delivered, all applications and requests required to be filed with or delivered to a Governmental Authority that are necessary to obtain any LFA Approval in connection with the Transactions contemplated hereby.

(c)            If Purchaser, Merger Sub and the Company are unable to obtain one or more of the LFA Approvals prior to the Closing, despite using their respective reasonable best efforts to obtain such LFA Approvals in accordance with this Agreement and other than as a result of a breach or inaccuracy of any of the Company Representations, Blocker Representations, Blocker Holdings Representations or Purchaser Representations, from and after the Closing, none of Purchaser, the Surviving Company or the Equityholder Representative shall have any further obligation with respect to obtaining such LFA Approvals or any liability arising out of or relating to the failure of such LFA Approvals to have been obtained and no Indemnified Person may make a claim or recover with respect thereto pursuant to Article X (it being understood that nothing in this Section 7.13(c) shall preclude any Indemnified Person from making claims or recovering under Article X with respect to the Company's or Purchaser's and Merger Sub's, as applicable, failure to use its reasonable best efforts to obtain all LFA Approvals or otherwise breaching any of its covenants or agreements contained in this Section 7.13 prior to the Closing). For purposes of this Agreement, "reasonable best efforts" in connection with LFA Approvals will not, among other things, be deemed to require the Equityholder Representative, the Equityholders, the Company or Purchaser to undertake extraordinary measures, including the waiver of any condition to Closing in its favor, the initiation or prosecution of any legal proceedings or the expenditure or payment of any funds in excess of normal and usual administrative, transfer, filing and processing fees, if any, or the giving of any other consideration by the Equityholder Representative, the Equityholders, the Company or Purchaser or any adjustment to the Closing Aggregate Consideration with respect to seeking or obtaining any such consents or LFA Approvals. To the extent that payment of any such excess funds is required to obtain any LFA Approval and Purchaser has not elected to pay 50% of such excess funds (provided that such portion of such excess funds to be borne by Purchaser under the definition of Shared Expenses shall not exceed the amount set forth on Section 7.13(c) of the Disclosure Schedule), then any such LFA Approval shall be deemed obtained and received for purposes of Article III and Section 8.2.

(d)            Purchaser shall use commercially reasonable efforts to ensure that, on the Closing Date, Purchaser has replaced any such arrangements set forth on Section 3.6(d) of the Disclosure Schedule. The Company and its Subsidiaries may take any necessary steps to cash collateralize any such bonds, guaranties, letters of credit or similar arrangements that will not be, or they reasonably believe may not be, replaced by Purchaser at the Closing, and any cash of the Company or its Subsidiaries used for such purpose at the Closing shall be deemed Cash (except to the extent drawn upon by the beneficiary of such arrangement).

(e)            Notwithstanding anything in this Agreement to the contrary, Purchaser and the Company will jointly control and manage the process of obtaining the LFA Approvals.  Purchaser will cooperate with the Company in all commercially reasonable respects in connection with the Company's efforts to obtain such consents and LFA Approvals.  Neither Purchaser nor any of its employees, agents, representatives or any other Person acting on behalf of Purchaser will contact any Governmental Authority or other Person from whom a LFA Approval is sought for the purpose of seeking any amendment, modification or change to any Franchise, License, other governmental authorization, or Contract, or for the purpose of waiving or extending the time period in which such Governmental Authority or other Person is required to act on the request for the LFA Approval, or for any other purpose that could have the result of hindering or delaying the receipt of any the Company's LFA Approval; provided, however, it is understood and agreed that nothing herein shall prevent Purchaser (or its employees, agents, representatives or any other Person acting on behalf of  Purchaser) from responding to requests initiated by Governmental Authorities or other Persons from whom a LFA Approval is sought provided that Purchaser shall promptly apprise the Company of all such requests prior to responding and shall consult with the Company in good faith with respect to such response.

(f)            The Company and its Subsidiaries shall not agree, without Purchaser's prior written consent, which shall not be unreasonably withheld, to any adverse change to the terms of any Company Permit or Contract as a condition to obtaining any LFA Approval.  If in connection with obtaining any such LFA Approval, a Governmental Authority or other third party seeks to impose any adverse condition or adverse change to any Company Permit or Contract to which such consent or approval relates that would be applicable to Purchaser, the Company or its Subsidiaries as a requirement for granting such consent or approval, the Company will promptly notify Purchaser of such fact and the Company and its Subsidiaries shall not agree to such condition or change unless Purchaser shall, in its reasonably exercised discretion, consent to such condition or change in writing.  To the extent Purchaser has not consented to any such change that is immaterial or commercially reasonable, any such LFA Approval shall be deemed obtained and received for purposes of this Agreement (including Section 8.2).

(g)            The Company shall or shall cause one of its Subsidiaries to (i) timely file valid requests for renewal under Section 626 of the Cable Act with the proper Governmental Authority with respect to all Franchises that will expire within 30 months of the Closing Date, except with respect to Franchises for which the Company and/or the applicable Subsidiary receives a replacement statewide Franchise covering the applicable System(s), and (ii) timely file valid requests for renewal with the proper Governmental Authority, to the extent required, with respect to all other telecommunications franchises that will expire within six (6) months of the Closing Date. The Company shall or shall cause one of its Subsidiaries to use reasonable best efforts to obtain a renewal, extension or replacement of any Franchise for which a valid notice of renewal pursuant to the formal renewal procedures established by Section 626 of the Cable Act has not been timely delivered to the appropriate Governmental Authority after January 1, 2014 and with respect to which no written confirmation has been received after January 1, 2014 from such Governmental Authority that the procedures established by Section 626 nonetheless will be applicable with respect to the renewal or extension of such Franchise; provided that the Company and its Subsidiaries shall not agree to any adverse condition or adverse change to such Franchise unless Purchaser shall, in its reasonably exercised discretion, consent to such condition or change in writing. To the extent Purchaser has not consented to any such condition or change that is immaterial or commercially reasonable, any such Franchise extension or Franchise renewal shall be deemed obtained and received for purposes of this Agreement.

Section 7.14  Updates. From the date hereof until the Closing Date, if the Company, Blocker or Blocker Holdings becomes aware of any variances from the Company Representations, Blocker Representations or Blocker Holdings Representations in Article III,

Article IV, or Article V, respectively, the Company, Blocker, or Blocker Holdings shall disclose to Purchaser in writing such variances promptly following the Company, Blocker or Blocker Holdings obtaining knowledge thereof.

Section 7.15  Financing.  (a)  Subject to the terms and conditions of this Agreement, Purchaser shall use its reasonable best efforts to obtain the Debt Financing on the terms and conditions (including the "market flex" provisions) described in the Debt Commitment Letter, including using its reasonable best efforts to (i) comply with its obligations under the Debt Commitment Letter, (ii) maintain in effect the Debt Commitment Letter, (iii) negotiate and enter into definitive agreements (such definitive agreements, together with the Debt Commitment Letter and any related fee letters, the "Debt Financing Documents") with respect to the Debt Financing on terms and conditions (including the "market flex" provisions) contained in the Debt Commitment Letter (or on other terms that, with respect to conditionality or the ability of Purchaser to timely consummate the Debt Financing or the Closing, are not less favorable in any material respect to Purchaser than those contained in the Debt Commitment Letter), (iv) satisfy on a timely basis at or prior to the Closing all conditions precedent to funding in the Debt Commitment Letter that are within the control of Purchaser or any of Purchaser's Affiliates, including the payment of any fees required as a condition to the Debt Financing (or, if deemed advisable by Purchaser, obtain the waiver of conditions applicable to Purchaser contained in the Debt Commitment Letter), (v) enforce its rights under the Debt Commitment Letter to the extent necessary to cause any lender to provide such Debt Financing and (vi) if all conditions explicitly set forth in the first paragraph of Section 5 of the Debt Commitment Letter (the "Financing Conditions") have been satisfied or waived, consummate the Debt Financing on the Closing Date.  Purchaser shall keep the Equityholder Representative and the Company informed on a reasonable basis and in reasonable detail of the status of its efforts to arrange the Debt Financing, including (x) providing the Equityholder Representative and the Company with copies of all assignments, amendments, supplements, modifications, replacements, restatements, substitutions or waivers to or under the Debt Commitment Letter and executed definitive agreements related to the Debt Financing (subject, in the case of any fee letter related to the Debt Financing, to redactions solely to omit fee amounts and economic terms of the "market flex" items in a customary manner, and none of which redactions would reduce the aggregate principal amount or adversely affect the conditionality of the Debt Financing or otherwise limit, prevent, impede or delay the consummation of the Debt Financing), (y) upon reasonable request of the Company, confirming with the financial institutions party to the Debt Commitment Letter their intent and ability to perform, and the availability of the Debt Financing, under the Debt Commitment Letters, subject only to satisfaction or waiver of the Financing Conditions and (z) upon reasonable request of the Company, confirming that neither Purchaser nor the financial institutions party to the Debt Commitment Letter are aware of any event or condition that would reasonably be expected to result in the failure of a Financing Condition.  Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 7.15 shall require, and in no event shall the reasonable best efforts of Purchaser be deemed or construed to require, Purchaser to pay any material fees in excess of those contemplated by the Debt Commitment Letter (including the "market flex" provision) or agree to "market flex" provisions (taken as a whole) materially less favorable to Purchaser than such corresponding market flex provisions contained in or contemplated by the Debt Commitment Letter (in each case, whether to secure waiver of any conditions contained therein or otherwise).

(b)            Purchaser shall give the Equityholder Representative and the Company prompt written notice (x) upon having knowledge of any material default or breach or threatened (in writing) material default or breach by any party to the Debt Financing Documents or any termination of any of the Debt Financing Documents, (y) upon the receipt of any written notice or other written communication, in each case from any lender, finance source or affiliate thereof with respect to any actual or potential material breach, default, termination or repudiation by any party to any of the Debt Commitment Letters or any Debt Financing Documents or any material dispute or disagreement between or among any parties to any of the Debt Commitment Letters or Debt Financing Documents with respect to the obligation to fund the Debt Financing or the amount of the Debt Financing to be funded at Closing and (z) if for any reason Purchaser believes in good faith that it will not be able to obtain all or any portion of the Debt Financing on the terms and conditions contemplated by the Debt Commitment Letter (taking into account any "market flex").  Purchaser shall not, without the prior written consent of the Equityholder Representative, amend, modify, replace, extend, supplement, grant any consent under or waive any of the conditions to funding contained in the Debt Financing Documents or any other provision of the Debt Financing Documents (other than in accordance with the "market flex" provisions), in each case if such amendment, modification, replacement, extension supplement, grant of consent or waiver could reasonably be expected to (i) reduce the aggregate amount of the net proceeds of the Debt Financing below an amount that, together with cash on hand of Purchaser and cash on hand of the Company and its Subsidiaries, will be sufficient to consummate the Transactions, (ii) materially delay, impede or prevent the funding of the Debt Financing (or satisfaction of the conditions to the Debt Financing) on the Closing Date or (iii) adversely impact the ability of Purchaser to consummate the Transactions or the ability of Purchaser to enforce its rights against other parties to the Debt Commitment Letter with respect to the Debt Financing; provided that notwithstanding any other provision of this Agreement, Purchaser shall be entitled from time to time to amend, restate, replace, supplement or otherwise modify the Debt Commitment Letter solely for the purpose of adding agents, co-agents, lenders, arrangers, bookrunners or other persons that have not executed the Debt Commitment Letter as of the date hereof, in each case, subject to subclauses (i), (ii) and (iii) above. Upon any such amendment, supplement, modification or waiver, in accordance with the terms of this Section 7.15(a), the term "Debt Commitment Letter" shall mean for all purposes of this Agreement the Debt Commitment Letter as so amended, supplemented, modified or waived.  Purchaser shall promptly deliver to the Equityholder Representative and the Company true and complete copies of any such amendment, supplement, modification or waiver (subject, in the case of any fee letter related to the Debt Financing, to redactions solely to omit fee amounts and economic terms of the "market flex" items in a customary manner, and none of which redactions would reduce the aggregate principal amount or adversely affect the conditionality of the Debt Financing or otherwise limit, prevent, impede, or delay the consummation of the Debt Financing).  If all or any portion of the Debt Financing becomes unavailable, Purchaser shall promptly notify the Company in writing and Purchaser shall use its reasonable best efforts to (i) arrange to promptly obtain such portion of the Debt Financing from alternative debt sources in an aggregate amount of net proceeds sufficient, when added to any portion of the Debt Financing that is available, cash on hand of Purchaser and cash on hand of the Company and its Subsidiaries, to pay all amounts required to consummate the Transactions ("Alternative Debt Financing") and (ii) obtain a new debt financing commitment letter (the "Alternative Debt Commitment Letter") and new definitive agreements with respect thereto that provides for financing on terms and conditions (taken as a whole) not materially less favorable, in the aggregate, to Purchaser (taking into account the "market flex" provisions of the existing Debt Commitment Letter); provided, however, that without the prior consent of the Company, any amendment, modification, supplement or waiver contained in such Alternative Debt Commitment Letter shall be subject to subclauses (i), (ii) and (iii) of this clause (b) above.  In such event, the term "Debt Financing" as used in this Agreement shall be deemed to include any Alternative Debt Financing, and the term "Debt Commitment Letter" as used in this Agreement shall be deemed to include any Alternative Debt Commitment Letter.  Purchaser shall promptly deliver to the Equityholder Representative and the Company true and complete copies of any such Alternative Debt Commitment Letter and such definitive documentation (subject, in the case of any fee letter related to the Alternative Debt Financing, to customary redactions (none of which redactions would reduce the aggregate principal amount or adversely affect the conditionality of the Alternative Debt Financing)).

(c)            Prior to the Closing Date, each of Blocker Holdings, Blocker and the Company shall use its reasonable best efforts to provide, and shall cause their Subsidiaries and use reasonable best efforts to cause their Representatives to use reasonable best efforts to provide, on a timely basis, to Purchaser, at Purchaser's sole expense, all cooperation reasonably requested by Purchaser in connection with the arrangement, syndication and consummation of the Debt Financing, which cooperation shall be limited to using reasonable best efforts to:

(i)             promptly furnish to Purchaser and its Debt Financing Sources such customary reasonably available pertinent financial and other information as Purchaser shall reasonably request in order to consummate the Debt Financing, including all customary reasonably available information relating to Blocker, the Company and its Subsidiaries customary for use in a confidential information memorandum to syndicate loans of the type contemplated by the Debt Commitment Letter;

(ii)            provide customary reasonably available information about the Company and its Subsidiaries to Purchaser promptly following reasonable request to be used in the preparation of materials for rating agency presentations, bank information memoranda and similar marketing documents required in connection with the Debt Financing;

(iii)           promptly following reasonable request, provide Purchaser with all customary reasonably available financial information and financial data in connection with Purchaser's preparation of pro forma financial information, financial statements and other pro forma financial data of Purchaser, Blocker, the Company and its Subsidiaries; provided that the Company and its Subsidiaries shall not be responsible in any manner for information relating to the proposed debt and equity capitalization that is required for such pro forma financial information;

(iv)          execute and deliver as of the Closing any pledge and security documents, other definitive financing documents or other certificates or documents as may be reasonably requested by Purchaser and otherwise facilitate the pledging of collateral;

(v)            take all corporate actions, subject to the occurrence of the Closing, reasonably requested by Purchaser that are necessary to permit the consummation of the Debt Financing; and

(vi)           provide all documentation and other information about the Company and its Subsidiaries as is required by applicable "know your customer" and anti-money laundering rules and regulations including the USA PATRIOT Act;

provided that such requested cooperation shall not unreasonably interfere with the ongoing operations of Blocker, the Company or its Subsidiaries; provided, further, that in no event shall the Equityholder Representative, Blocker, Blocker Holdings or the Company or any of its Subsidiaries or their respective Representatives be required in connection with the cooperation contemplated by this Section 7.15(b) to bear any cost or expense, pay any fee, enter into any definitive agreement or incur any other liability in connection with the Debt Financing prior to the Closing. Further, such assistance shall not include any actions that the Company reasonably believes could reasonably be expected to (x) result in a violation of any confidentiality arrangement or material agreement (not entered into in contemplation thereof) or the loss of any legal or other applicable privilege or (y) cause the Company or any of its Subsidiaries, the Equityholder Representative, Blocker Holdings, Blocker or any of their respective Affiliates or any of their respective employees, directors, officers or managers to incur any actual or potential liability in connection with the arranging, marketing or syndication of the Debt Financing or such assistance (except, in the case of the Company, its Subsidiaries or Blocker, any such liability after the Closing). Nothing in this agreement shall require any cooperation to the extent that it would require the Company or any of its Subsidiaries, the Equityholder Representative, Blocker Holdings, Blocker or any of their respective employees, directors, officers or managers to (i) pay or agree to pay any commitment or other fees or pay, incur or reimburse any expenses prior to the Closing Date (except, in each case, to the extent subject to concurrent reimbursement by Purchaser), (ii) approve the execution or delivery of any document, certificate, resolution or consent in connection with the Debt Financing that is not contingent upon the Closing (and such approvals, in the case of employees, directors, officers or managers, shall be limited to such employees, directors, officers or managers continuing past the Closing Date) or (iii) take any action that would conflict with, violate or result in a breach of or default under any organization documents of the Company or of any of its Affiliates or any material Contract or Law.

Purchaser shall promptly, upon request by the Equityholder Representative, reimburse the Equityholder Representative, Blocker Holdings, Blocker or the Company and its Subsidiaries for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys' fees and expenses) incurred by them and their respective Representatives in connection with the Debt Financing, including the cooperation contemplated by this Section 7.15(b), and shall indemnify and hold harmless the Equityholder Representative, Blocker Holdings, Blocker and the Company and its Subsidiaries and their respective Representatives from and against any and all Damages suffered or incurred by any of them in connection with the arrangement of the Debt Financing and any information used in connection therewith, in each case other than to the extent any of the foregoing arises from intentional fraud with respect to any Company Representations, Blocker Representations or Blocker Holdings Representations.

(d)            The Company hereby consents to the use of its logos solely in connection with the Debt Financing, provided that such logos are used solely in a manner that does not, and is not intended or reasonably likely to, harm or disparage the Company or the Company's reputation or goodwill and will comply with the Company's usage requirements to the extent made available to Purchaser prior to the date of this Agreement.

(e)            Purchaser acknowledges and agrees that the obtaining of the Debt Financing is not a condition to the Closing and reaffirms its obligation to consummate the transactions contemplated by this Agreement irrespective and independently of the availability of the Debt Financing, subject to fulfillment or waiver of the conditions set forth in Article VIII.

(f)            Notwithstanding the foregoing or anything herein to the contrary, the obligations of the Equityholder Representative, Blocker, Blocker Holdings and the Company and its Subsidiaries set forth in Section 7.15(b) are the sole obligations of the Equityholder Representative, Blocker, Blocker Holdings and the Company and its Subsidiaries with respect to the Debt Financing and such obligations shall not be used after the Closing as a basis for any claim of any breach by the Equityholder Representative, Blocker, Blocker Holdings or the Company or its Subsidiaries.  The obligations of Purchaser set forth in Section 7.15 (other than the last paragraph of Section 7.15(c)) shall not be used after the Closing as a basis for any claim of any breach by Purchaser.

Section 7.16  Termination of Affiliate Contracts and Intercompany Balances.  Except as set forth on Section 7.16 of the Disclosure Schedule, the Company shall cause each Contract between Blocker, the Company or any of its Subsidiaries, on the one hand, and the Majority Holders or any of their Affiliates (other than the Company and its Subsidiaries), on the other hand, to be terminated as of the Closing.  Except as set forth on Section 7.16 of the Disclosure Schedule, with effect from the Closing, none of the Majority Holders or their Affiliates, Blocker, the Company or any of its Subsidiaries shall have any obligation or liability in respect of any such terminated Contract or any loans, notes, advances, receivables and payables between the Majority Holders or their Affiliates, on the one hand, and Blocker, the Company or any of its Subsidiaries, on the other hand, except pursuant to Section 1.8(e).

Section 7.17   Restructuring Transactions. Prior to the Closing, Blocker, Blocker Holdings and the Company shall consummate the Restructuring Transactions in accordance with Exhibit A.

Section 7.18  280G Cooperation.  In the event the Company determines that any amount could be subject to the excise tax pursuant to Section 280G of the Code, the Company may solicit a shareholder vote intended to satisfy the requirements of Section 280G(b)(5) of the Code, such that no portion of the payments could constitute a "parachute payment" within the meaning of Section 280G(b)(2) of the Code, and Purchaser shall reasonably cooperate in providing information on any Purchaser payments that, as of the date of the relevant vote, Purchaser has determined to make and that may also be considered "parachute payments" under Section 280G of the Code on account of the Transactions.

ARTICLE VIII

CONDITIONS PRECEDENT

Section 8.1  Conditions to Each Party's Obligation.  The respective obligations of each party hereto to consummate the Transactions shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)            Regulatory Approvals.  All waiting periods (and any extensions thereof) applicable to the Transactions under the HSR Act shall have been terminated or shall have expired.

(b)            No Injunctions or Restraints.  No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (other than, for the avoidance of doubt, a failure to obtain, or denial of, an LFA Approval, in and of itself, so long as no court of competent jurisdiction has entered an injunction, judgment or ruling specifically prohibiting the consummation of the Transactions in connection therewith) (collectively, "Restraints") shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Transactions or making the consummation of the Transactions illegal.

Section 8.2  Conditions to Obligations of Purchaser and Merger Sub. The obligations of Purchaser and Merger Sub to consummate the Transactions are further subject to the satisfaction (or waiver by Purchaser) on or prior to the Closing Date of the following conditions:

(a)            Representations and Warranties. (i) The representations and warranties of Blocker Holdings, Blocker and the Company set forth in this Agreement (excluding the representations set forth in the following clauses (ii), (iii) or (iv) and excluding the representation referred to in clause (v) below), disregarding all qualifications and exceptions contained therein relating to materiality or Company Material Adverse Effect, shall be true and correct as of the Closing with the same effect as though made on and as of the Closing (except to the extent that such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failures to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; (ii) the representations and warranties of the Company set forth in Section 3.5(a)(iii), Section 3.5(b) and Section 3.5(c) shall be true and correct in all material respects as of the Closing with the same effect as though made on and as of the Closing (except to the extent that such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) (provided that the condition in this clause (ii) shall be deemed satisfied unless such failure to be true and correct would reasonably be expected to result in material liability to Purchaser, the Company or their Subsidiaries after the Closing); (iii) the representations and warranties of the Company, Blocker and Blocker Holdings set forth in Section 3.1(a), Section 3.2(a), Section 3.4, Section 3.5(a)(iv), Section 3.16, Section 4.1(a), Section 4.1(b), Section 4.2(a), Section 4.3(a), the first two sentences of Section 4.5, Section 4.7, Section 5.1, Section 5.2(a) and Section 5.5 shall be true and correct in all material respects as of the Closing with the same effect as though made on and as of the Closing (except to the extent that such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), (iv) the representations and warranties of Blocker Holdings, Blocker and the Company set forth in Section 3.1(b), Section 3.5(a)(i), Section 3.5(a)(ii), Section 4.3(b), Section 4.4 and Section 5.3 shall be true and correct in all but de minimis respects as of the Closing with the same effect as though made on and as of the Closing (except to the extent that such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); and (v) the representations and warranties of the Company set forth in clause (ii) of Section 3.7(a) shall have been true and correct in all respects as of the date of this Agreement.

(b)           Performance of Obligations of the Equityholder Representative, the Company, Blocker and Blocker Holdings.  Each of the Equityholder Representative, the Company, Blocker and Blocker Holdings shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.

(c)            LFA Approvals.  The LFA Approvals with respect to Franchises that represent, in aggregate, (i) not less than 85% of Unique Subscribers in the Systems and (ii) not less than 85% of Unique Subscribers in the Systems set forth on Section 8.2(c) of the Disclosure Schedule, (A) shall have been received, (B) shall be deemed to have been received in accordance with Section 617 of the Communications Act (47 U.S.C. Section 537) or (C) shall not be required by applicable Law (including those areas where the Business is lawfully operated without a Franchise) or under any applicable Franchise. Solely for purposes of determining the applicable percentage of Unique Subscribers under this Section 8.2(c), the parties shall use the number of Unique Subscribers in the Systems as of the last day of the month in which this Agreement is executed and delivered, calculated on a basis consistent with Section 3.23.

(d)           Absence of Company Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred and be continuing a Company Material Adverse Effect.

(e)            Officer's Certificate.  The Company shall have delivered to Purchaser a certificate of the Company, dated as of the Closing Date, representing that the preconditions specified in Section 8.2(a), Section 8.2(b) and Section 8.2(d) have been satisfied.

(f)            Restructuring Transactions.  The Restructuring Transactions shall have been completed in accordance with this Agreement.

If the Closing occurs, all closing conditions set forth in this Section 8.2 that have not been fully satisfied as of the Closing shall be deemed to have been waived by Purchaser and Merger Sub.

Section 8.3  Conditions to Obligations of the Company, Blocker and Blocker Holdings.  The obligations of Blocker Holdings, Blocker and the Company to consummate the Transactions is further subject to the satisfaction (or waiver by the Company) on or prior to the Closing Date of the following conditions:

(a)            Representations and Warranties.  The representations and warranties of Purchaser and Merger Sub set forth in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Purchaser Material Adverse Effect, shall be true and correct as of the Closing with the same effect as though made on and as of the Closing

(except to the extent that such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

(b)            Performance of Obligations of Purchaser.  Purchaser and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing.

(c)            Officer's Certificate.  Purchaser and Merger Sub shall have delivered to the Company a certificate of each of Purchaser and Merger Sub, dated as of the Closing Date, representing that the preconditions specified in Section 8.3(a) and Section 8.3(b) have been satisfied.

(d)            LFA Approvals. The LFA Approvals referred to in Section 8.2(c) shall have been obtained.

If the Closing occurs, all closing conditions set forth in this Section 8.3 that have not been fully satisfied as of the Closing shall be deemed to have been waived by the Company, Blocker and Blocker Holdings.

Section 8.4  Frustration of Closing Conditions.  None of the Company, Blocker, Blocker Holdings, Purchaser or Merger Sub may rely on the failure of any condition set forth in Section 8.1, Section 8.2 or Section 8.3, as the case may be, to be satisfied if such failure was caused by such party's failure to use its reasonable best efforts to consummate the Transactions or due to the failure of such party to perform any of its other obligations under this Agreement.

ARTICLE IX

TERMINATION

Section 9.1  Termination.  This Agreement may be terminated and the Transactions abandoned at any time prior to the Closing, whether before or after the receipt of the Required Approval:

(a)            by the mutual written consent of the Equityholder Representative and Purchaser;

(b)            by either of the Equityholder Representative or Purchaser:

(i)              if the Closing shall not have been consummated on or before August 2, 2017 (such date being the "Outside Date"); provided that if, as of the Outside Date, all of the conditions set forth in Article VIII have been satisfied or waived (other than the conditions set forth in Section 8.1(a), Section 8.1(b), Section 8.2(c), Section 8.3(d) and those conditions that by their nature can only be satisfied by actions taken at or immediately prior to the Closing or which have been waived in accordance with this Agreement), then either the Equityholder Representative or Purchaser shall have the right, in its sole discretion, to extend the Outside Date by written notice to the other party to a date no later than October 3, 2017; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b)(i) shall not be available to a party if the failure of the Closing to have been consummated on or before the Outside Date was primarily due to the failure of such party to perform any of its obligations under this Agreement; or

(ii)            if any Restraint having the effect set forth in Section 8.1(b) shall be in effect and such Restraint shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 9.1(b)(ii) shall not be available to a party if the issuance of such final, non-appealable Restraint was primarily due to the failure of such party to perform any of its obligations under this Agreement or if such party shall have failed to comply with its obligations under Section 7.5.

(c)            by Purchaser if the Company, Blocker or Blocker Holdings shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 8.2(a) or Section 8.2(b), respectively, and (B) cannot be cured by the Outside Date or, if capable of being cured, shall not have been cured within thirty (30) days following receipt of written notice from Purchaser stating Purchaser's intention to terminate this Agreement pursuant to this Section 9.1(c) and the basis for such termination; provided that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 9.1(c) if it is then in breach of or has failed to perform its representations, warranties, covenants or other agreements hereunder, which breach or failure to perform would give rise to the failure of a condition set forth in Section 8.3(a) or Section 8.3(b) and has not been cured; or

(d)            by the Equityholder Representative if Purchaser or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 8.3(a) or Section 8.3(b), respectively, and (B) cannot be cured by Purchaser or Merger Sub by the Outside Date or, if capable of being cured, shall not have been cured within thirty (30) days following receipt of written notice from the Equityholder Representative stating the Equityholder Representative's intention to terminate this Agreement pursuant to this Section 9.1(d) and the basis for such termination; provided that the Equityholder Representative shall not have the right to terminate this Agreement pursuant to this Section 9.1(d) if it, Blocker Holdings, Blocker or the Company is then in breach of or has failed to perform its representations, warranties, covenants or other agreements hereunder, which breach or failure to perform would give rise to the failure of a condition set forth in Section 8.2(a) or Section 8.2(b) and has not been cured; provided, further, that the failure to deliver the Closing Aggregate Consideration and the other Closing payments pursuant to Article I as required hereunder shall not be subject to cure hereunder unless otherwise agreed to in writing by the Equityholder Representative.

Section 9.2  Effect of Termination.  In the event of the termination of this Agreement as provided in Section 9.1, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the indemnification and reimbursement provisions in Section 7.15(c), this Section 9.2, and Article XII (other than Section

12.10 except to the extent it relates to any provisions that are stated to survive termination of this Agreement), all of which shall survive termination of this Agreement), and there shall be no liability on the part of Purchaser, Merger Sub, the Equityholders, the Company, Blocker or the Equityholder Representative or their respective managers, directors, employees, officers or Affiliates hereunder; provided, however, that no party shall be relieved or released from any liabilities or damages arising out of intentional fraud with respect to any Purchaser Representations, Company Representations, Blocker Representations or Blocker Holdings Representations or any willful breach of this Agreement (including, for the avoidance of doubt,  Purchaser's or Merger Sub's willful breach of the obligation to close the Transactions in circumstances in which all of the closing conditions set forth in Section 8.1 and Section 8.2 have been satisfied or waived). The Confidentiality Agreement shall survive the termination of this Agreement in accordance with its terms.

ARTICLE X

INDEMNIFICATION

Section 10.1  Survival.  The Company Representations, Blocker Representations, Blocker Holdings Representations (and Purchaser's right to seek indemnification under this Article X in respect thereof) and the Purchaser Representations (and the Equityholder Representative's right to seek indemnification under this Article X in respect thereof) shall continue in full force and effect until the date that is thirteen (13) months after the Closing Date (the "Survival End Date").  The covenants and agreements of the parties contained in this Agreement that are required to be performed  prior to the Closing shall survive the Closing and continue in full force and effect until the Survival End Date, and the covenants and agreements of the parties contained in this Agreement that are required to be performed after the Closing shall continue in full force and effect in accordance with their respective terms. The Company Representations, Blocker Representations, Blocker Holdings Representations, Purchaser Representations, the covenants and agreements of the Equityholder Representative, the Company, Blocker, Blocker Holdings, Purchaser and Merger Sub contained in this Agreement that are required to be performed prior to the Closing and the indemnification provisions set forth in this Article X (other than such provisions relating to indemnification for covenants and agreements of Purchaser and Merger Sub to be performed after the Closing) shall in each case not survive beyond the Survival End Date and there shall be no liability in respect thereof, whether such liability has accrued prior to or after the Closing, on the part of any party, except in the case of any written claim for indemnification under this Article X made with reasonable specificity prior to the Survival End Date, and then such claim (subject to the limits set forth in this Agreement) will survive until such claim is finally resolved.

Section 10.2  Indemnity Escrow Amount as Exclusive Remedy.

(a)            Notwithstanding anything herein to the contrary, Purchaser and Merger Sub acknowledge and agree that (i) from and after the Closing, the rights provided in this Article X (but subject to the limitations set forth herein) and the rights under Section 12.10 (but solely as applied to covenants and agreements that by their terms apply or are to be performed in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing) shall constitute the sole and exclusive remedy for the Purchaser Indemnified Persons with respect to any Damages suffered in connection with or arising from any breach or failure to be true and correct, or alleged breach or failure to be true and correct, of any representation or warranty or any covenant or agreement of the Company, the Equityholder Representative, Blocker or Blocker Holdings contained in this Agreement or in the officer's certificate delivered pursuant to Section 8.2(e) and (ii) (A) the balance of the Indemnity Escrow Amount deposited with the Escrow Agent pursuant to Section 1.8(c)(ii) shall be the sole and exclusive recourse for any and all payments that may become owing to the Purchaser Indemnified Persons pursuant to this Article X, and (B) no claim by the Purchaser Indemnified Persons shall be asserted against, and the Purchaser Indemnified Persons shall not be entitled to indemnification from, the Equityholder Representative, the Equityholders or any of their respective Affiliates other than by recourse to the Indemnity Escrow Amount to the extent of funds held in the Indemnity Escrow Account; provided that none of the foregoing shall prejudice or limit any claim or remedy under Section 12.10, for intentional fraud with  respect to any Company Representations, Blocker Representations or Blocker Holdings Representations or, with respect to the Equityholder Representative, liability that the Equityholder Representative may have to Purchaser under Section 12.2(c).  The disposition of the Indemnity Escrow Amount shall be governed by the terms set forth herein and in the Escrow Agreement.  In furtherance of the foregoing, Purchaser and Merger Sub hereby waive, to the fullest extent permitted by applicable Law, any and all other rights, claims and causes of action (including rights of contributions, if any) known or unknown, foreseen or unforeseen, which exist or may arise in the future, that it may have against the Equityholder Representative, the Equityholders or any of their respective Affiliates arising under or based upon any federal, state or local Law with respect to the Transactions or any Damages suffered in connection with or arising from any breach or failure to be true and correct, or alleged breach or failure to be true and correct, of any representation or warranty or any covenant or agreement of the Company, the Equityholder Representative, Blocker or Blocker Holdings contained in this Agreement or in the officer's certificate delivered pursuant to Section 8.2(e) or otherwise in connection with the Transactions; provided that the foregoing shall not prejudice or limit any claim or remedy under Section 12.10, for intentional fraud with respect to the Company Representations, Blocker Representations or Blocker Holdings Representations or, with respect to the Equityholder Representative, in respect of liability that the Equityholder Representative may have to Purchaser under Section 12.2(c). For the avoidance of doubt, nothing contained in this Agreement shall be construed to limit the Purchaser Indemnified Persons' rights under the Representation and Warranty Insurance Policy or the parties' rights under the Escrow Agreement.

(b)            Notwithstanding anything herein to the contrary, the Equityholder Representative acknowledges and agrees that from and after the Closing, the rights provided in this Article X (but subject to the limitations set forth herein) and the rights under Section 12.10 (but solely as applied to covenants and agreements that by their terms apply or are to be performed in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing) shall constitute the sole and exclusive remedy for the Equityholder Indemnified Persons with respect to any Damages suffered in connection with or arising from any breach or failure to be true and correct, or alleged breach or failure to be true and correct, of any representation or warranty or any covenant or agreement of Purchaser or Merger Sub contained in this Agreement or in the officer's certificate delivered pursuant to Section 8.3(c); provided that none of the foregoing shall prejudice or limit any claim or remedy for intentional fraud with  respect to any Purchaser Representation.

Section 10.3  Indemnification.  (a)  Subject to the limitations set forth in this Article X, from and after the Closing, Purchaser and its Affiliates and their respective Representatives (the "Purchaser Indemnified Persons") shall be indemnified from the balance of the Indemnity Escrow Amount (to the extent of available funds) from and against any and all losses, damages, costs, charges, expenses (including reasonable attorneys', accountants' and other professionals' fees, disbursements and expenses), settlement payments, awards, judgments, Taxes, fines or obligations (collectively, "Damages") incurred or suffered by the Purchaser Indemnified Persons and arising out of or resulting from (i) any breach or inaccuracy of any Company Representations, Blocker Representations or Blocker Holdings Representations, as applicable, (ii) (A) any breach of any covenant or agreement of the Equityholder Representative, the Company, Blocker or Blocker Holdings, as applicable, contained in this Agreement solely to the extent to be performed or complied with prior to the Closing or (B) any breach of any covenant or agreement of the Equityholder Representative contained in this Agreement to be performed or complied with after the Closing, or (iii) any Taxes of Blocker or the Company or any of its Subsidiaries attributable to a Pre-Closing Tax Period, (iv) any claim by any Equityholder arising out of or relating to any action or failure to act by the Equityholder Representative or the allocation of the Total Consideration among the Equityholders or (v) if applicable, the payment of any Shortfall Amount.

(b)            From and after the Closing, subject to any applicable time period limitations set forth in Section 10.1 and Section 10.5, the Purchaser Indemnified Persons shall have the right to seek indemnification for Damages from the Indemnity Escrow Account in respect of the indemnification provisions of Section 10.3(a) in accordance with the procedures set forth in Section 10.5.

(c)            Notwithstanding anything to the contrary contained in this Agreement, but subject in each case to Section 10.2, even if a Purchaser Indemnified Person would otherwise be entitled to recover Damages pursuant to this Article X, the Purchaser Indemnified Persons shall not be entitled to (1) indemnification under Section 10.3(a)(i) for:  (i) any individual Damages or series of related Damages arising out of substantially similar facts and circumstances unless and until the aggregate amount of all such Damages under such Section exceeds $50,000, in which case the Purchaser Indemnified Persons shall, subject to the other terms and provisions of this Section 10.3(c), be entitled to indemnification for the full amount of such Damages; provided, however, that this clause (i) shall not apply to any claim for indemnification arising out of any breach or inaccuracy of any of the Fundamental Representations or any of the Tax Representations and such claims shall not count toward such threshold or (ii) any Damages unless and until the aggregate amount of all such Damages under Section 10.3(a)(i) exceeds $5,512,500, in which case the Purchaser Indemnified Persons shall be entitled to indemnification only to the extent the aggregate amount of all such Damages exceeds such amount; provided, however, that this clause (ii) shall not apply to any claim for indemnification arising out of any breach or inaccuracy of any of the Fundamental Representations or any of the Tax Representations and such claims shall not count toward such threshold; (2) indemnification under Section 10.3(a) for Damages in an aggregate amount exceeding the Indemnity Escrow Amount; and (3) indemnification under Section 10.3(a) for Damages attributable to Taxes of Blocker, the Company or any of its Subsidiaries (A) for any taxable period (or portion thereof) that is not a Pre-Closing Tax Period except to the extent such Taxes are attributable to a breach of representations and warranties contained in Section 3.10(a)(vii) or Section 4.6(a)(vi); (B) related to the amount, sufficiency or usability of any net operating loss, capital loss, Tax basis or other

Tax asset; (C) as a result of any transaction occurring on the Closing Date after the Closing or (D) as a result of changes in Tax law occurring after the Closing Date that have a retroactive effect to any Pre-Closing Tax Period (or portion thereof).  The representations, warranties, covenants and agreements of the Company, Blocker or Blocker Holdings, as applicable, and any Purchaser Indemnified Person's right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of any Purchaser Indemnified Person (including by any of its Representatives) or by reason of the fact that any Purchaser Indemnified Person or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Purchaser Indemnified Person's waiver of any condition set forth in Article VIII, as the case may be.  Each Purchaser Indemnified Person will pay any Taxes with respect to which such Purchaser Indemnified Person received indemnification payments under this Section 10.3 to the relevant Governmental Authority (or, in the case of any liability for the Taxes of a third party, to such third party or the relevant Governmental Authority on such third party's behalf), or otherwise reflect such Taxes or the underlying items that would otherwise give rise to such Taxes on an applicable Tax Return.

(d)            Subject to the limitations set forth in this Article X, from and after the Closing, Purchaser shall indemnify the Equityholders and their Affiliates and their respective Representatives (the "Equityholder Indemnified Persons") from and against any and all Damages incurred or suffered by the Equityholder Indemnified Persons and arising out of or resulting from (i) any breach or inaccuracy of any Purchaser Representations or (ii) any breach of any covenant or agreement of Purchaser or Merger Sub contained in this Agreement.  From and after the Closing, subject to any applicable time period limitations set forth in Section 10.1 and Section 10.5, the Equityholder Representative (on behalf of the Equityholder Indemnified Persons) shall have the right to seek indemnification for Damages in respect of the indemnification provisions of this Section 10.3(d) in accordance with the procedures set forth in Section 10.5.

(e)            Notwithstanding anything to the contrary contained in this Agreement, even if an Equityholder Indemnified Person would otherwise be entitled to recover Damages pursuant to this Article X, the Equityholder Indemnified Persons shall not be entitled to (i) indemnification under Section 10.3(d)(i) for (A) any individual Damages or series of related Damages arising out of substantially similar facts and circumstances unless and until the aggregate amount of all such Damages under such Section exceeds $50,000, in which case the Equityholder Indemnified Persons shall, subject to the other terms and provisions of this Section 10.3(e), be entitled to indemnification for the full amount of such Damages; provided, however, that this clause (A) shall not apply to any claim for indemnification arising out of any breach or inaccuracy of any of the Purchaser Fundamental Representations and such claims shall not count toward such threshold or (B) any Damages unless and until the aggregate amount of all such Damages under Section 10.3(d)(i) exceeds $5,512,500, in which case the Equityholder Indemnified Persons shall be entitled to indemnification only to the extent the aggregate amount of all such Damages exceeds such amount; provided, however, that this clause (B) shall not apply to any claim for indemnification arising out of any breach or inaccuracy of any of the Purchaser Fundamental Representations and such claims shall not count toward such threshold or (ii) indemnification under Section 10.3(d) for Damages in an aggregate amount exceeding the Indemnity Escrow Amount; provided, however, that this clause (ii) shall not apply to any claim for indemnification arising out of any covenants or agreements of Purchaser or Merger Sub to be performed after the

Closing and such claims shall not count toward such cap. The representations, warranties, covenants and agreements of Purchaser or Merger Sub, and any Equityholder Indemnified Person's right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of any Equityholder Indemnified Person (including by any of its Representatives) or by reason of the fact that any Equityholder Indemnified Person or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Equityholder Indemnified Person's waiver of any condition set forth in Article VIII, as the case may be.

Section 10.4  Indemnity Escrow Period and Release.  The escrow period for the Indemnity Escrow Account shall terminate on the Survival End Date.  Promptly thereafter the Escrow Agent shall release to the Equityholders in accordance with Section 1.11(b) the remaining funds in the Indemnity Escrow Account, by wire transfer of immediately available funds in accordance with the wire transfer instructions designated in writing by the Equityholder Representative to the Escrow Agent; provided, however, that any funds in the Indemnity Escrow Account as of the Survival End Date necessary to satisfy any unsatisfied or unresolved claims for Damages specified in any Claim Notice delivered to the Equityholder Representative and the Escrow Agent in accordance with Section 10.5(a) and the Escrow Agreement prior to the Survival End Date shall remain in the Indemnity Escrow Account until such claims have been finally resolved pursuant to Section 10.6.

Section 10.5  Indemnification Procedures.

(a)            Any Indemnified Person seeking indemnification or reimbursement pursuant to this Article X shall promptly provide to the Equityholder Representative and the Escrow Agent (if such Person is a Purchaser Indemnified Person) or to Purchaser (if such Person is an Equityholder Indemnified Person) (i) a written notice of any claims that it may have pursuant to this Article X (a "Claim Notice") and (ii) in the event that there be asserted against any Indemnified Person any written claim or demand by a third-party for which such Indemnified Person may be entitled to indemnification pursuant to this Article X (a "Third-Party Claim"), a Claim Notice with respect thereto within fifteen (15) days following such Indemnified Person's receipt of such claim (and no fewer than ten (10) days prior to a scheduled appearance date in a litigated matter); provided, however, that any failure by such Indemnified Person to give such notice will not relieve any indemnification obligations hereunder unless and only to the extent the Equityholder Representative or Purchaser, as applicable, is prejudiced by such failure.  Each Claim Notice shall contain the amount or a good faith estimate of the potential Damages (the "Damage Estimate") against which such Indemnified Person seeks indemnification, to the extent then ascertainable, and a statement that such Indemnified Person is entitled to indemnification pursuant to this Article X with respect to such potential Damages and a reasonable explanation of the basis therefor.  If the applicable Indemnifying Party Representative does not notify the Indemnified Person within thirty (30) calendar days following its receipt of a Claim Notice (other than a Third-Party Claim Notice) that the Indemnifying Party Representative disputes such claim or lacks information to evaluate such claim, such claim shall be conclusively deemed a liability for which the Indemnified Person is entitled to indemnification under Section 10.3 and the amount of such claim shall be paid to the Indemnified Person (in the case of a Purchaser Indemnified Person, solely from the Indemnity Escrow Account, to the extent of the funds on deposit therein), on demand, solely with respect to Damages actually suffered or incurred prior to delivery of the Claim Notice and described in reasonable detail (including the amounts of such Damages) in the Claim Notice (for the avoidance of doubt, disregarding any Damage Estimates or unknown amounts of Damages in the Claim Notice).

(b)            With respect to each Third-Party Claim that is the subject of a Claim Notice, and except with respect to a Third-Party Claim governed by Section 11.4, the Indemnifying Party Representative shall be entitled, to the extent permitted by applicable Law and subject to the limitations set forth in Section 10.5(c), to assume and control the defense of such Third-Party Claim, at its own expense, with counsel approved by the applicable Indemnified Person (such approval not to be unreasonably withheld, delayed or conditioned) by notice to such Indemnified Person; provided that the Equityholder Representative shall not be entitled to assume the defense of any Third-Party Claim if an insurer under the Representation and Warranty Insurance Policy is required to assume the defense of such Third-Party Claim pursuant to the Representation and Warranty Insurance Policy (so long as the Equityholder Representative has consented to any provisions of or amendments to such policy that relate to such assumption) (it being understood that the Equityholder Representative has consented to the provisions of the Representation and Warranty Insurance Policy as in effect on the date hereof); provided, further, that the Indemnifying Party Representative shall not be entitled to assume the defense of any Third-Party Claim (1) if the Third-Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnified Person except where such equitable relief or other relief is immaterial and incidental to claims for monetary damages or (2) if the Third-Party Claim would reasonably be expected to result in indemnifiable Damages to the Indemnified Person (not taking into account the limitations on indemnification set forth in this Article X) in excess of (i) in the case of any Purchaser Indemnified Person, an amount equal to two (2) times the then available amount in the Indemnity Escrow Account (less any Damages reasonably expected to result from then unresolved Claim Notices which were delivered to the Equityholder Representative prior to the Claim Notice for such Third-Party Claim) or (ii) in the case of any Equityholder Indemnified Person, an amount equal to two (2) times the then remaining and unsatisfied applicable cap on Purchaser's indemnification obligations under Section 10.3(e) (less any Damages reasonably expected to result from then unresolved Claim Notices which were delivered to Purchaser prior to the Claim Notice for such Third-Party Claim). The Indemnifying Party Representative may settle, compromise or offer to settle or compromise any Third-Party Claim that it has elected to assume the defense of but shall not, without the prior written consent of the Indemnified Person (which consent shall not be unreasonably withheld, conditioned or delayed), settle, compromise or offer to settle or compromise any Third-Party Claim on a basis that would result in or would reasonably be expected to result in (A) the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the applicable Indemnified Person or any of its Affiliates, (B) any non-monetary condition or obligation being imposed on the applicable Indemnified Person or any of its Affiliates, (C) any material adverse effect on the business of the applicable Indemnified Person or any of its Affiliates, (D) any admission of fault or liability by any applicable Indemnified Person or any of its Affiliates, (E) an obligation of the Indemnified Person to pay any amount that, together with all other Damage Estimates pursuant to then unresolved Claim Notices, would exceed the amount then in the Indemnity Escrow Account and available and entitled to be used for the payment of Damages under this Article X or the then remaining and unsatisfied applicable cap on Purchaser's indemnification obligations under Section 10.3(e), as applicable, or (F) in the case of a Purchaser Indemnified Person, loss of coverage under the Representation and Warranty

Insurance Policy (so long as the Equityholder Representative has consented to any provisions of or amendments to such policy that relate to settlements).

(c)            In the event that the Indemnifying Party Representative notifies such Indemnified Person that it desires to defend against a Third-Party Claim, such Indemnified Person shall have the right, but not the obligation, to participate in any such defense and employ separate counsel of its choosing.  Such Indemnified Person shall participate in any such defense at its own expense unless in the reasonable opinion of outside counsel to such Indemnified Person, (i) a conflict or potential conflict (other than by virtue of delivery of a Claim Notice) exists or (ii) one or more defenses are available to such Indemnified Person that are not available to the Equityholder Representative or Purchaser, as applicable, that, in each case, would make such separate representation advisable, in which case the reasonable attorneys' fees, disbursements and expenses of such separate representation shall be indemnifiable Damages (it being understood that in such event, the balance of the Indemnity Escrow Amount shall be the sole and exclusive recourse for any such reimbursement of such separate counsel of such Purchaser Indemnified Person for all Third-Party Claims); provided, however, that no Indemnified Persons shall be entitled to reimbursement for more than one such counsel (plus any appropriate local counsel) in connection with any Third-Party Claim.

(d)            In the event that the Indemnifying Party Representative has elected not to control the defense of a Third-Party Claim or does not have a right to control the defense of a Third-Party Claim, (i) in the case of indemnification in favor of the Purchaser Indemnified Persons, no portion of the Indemnity Escrow Account may be claimed with respect to, and (ii) in the case of indemnification in favor of the Equityholder Indemnified Parties, Purchaser shall have no liability for, a Third-Party Claim settled or compromised without the Indemnifying Party Representative's consent, which consent shall not be unreasonably withheld, conditioned or delayed. Subject to the foregoing, for so long as the Indemnifying Party Representative has failed to assume the defense of such Third-Party Claim, the Indemnified Person will have the right to undertake the defense, compromise or settlement of such Third-Party Claim, in which case the reasonable attorneys' fees, disbursements and expenses of counsel employed by the Indemnified Person for any period during which the Indemnifying Party Representative has not assumed the defense thereof (other than during any period in which the Indemnified Person shall have failed to give notice of the claim as provided above) may be indemnifiable Damages if provided for in this Article X (it being understood that in such event, the balance of the Indemnity Escrow Amount shall be the sole and exclusive recourse for any such reimbursement of such separate counsel of a Purchaser Indemnified Person for all Third-Party Claims); provided, however, that the Indemnified Persons shall not be entitled to reimbursement for more than one such counsel (plus any appropriate local counsel) in connection with any Third-Party Claim.

(e)            Purchaser, the Equityholder Representative and the Indemnified Persons shall cooperate in order to ensure the proper and adequate defense of a Third-Party Claim, including by providing access to each other's relevant business records and other documents and employees.  Purchaser, the Equityholder Representative and the Indemnified Persons shall keep each other reasonably informed with respect to the status of such Third-Party Claim as either may request from time to time.

(f)            Any action to be taken under this Article X by any Indemnified Person may be taken by such Person's Indemnifying Party Representative on its behalf. The applicable Indemnifying Party Representative shall have the right to enforce this Article X on behalf of any Purchaser Indemnified Person or Equityholder Indemnified Person, as applicable.

(g)            Notwithstanding the foregoing, this Section 10.5 shall not apply to Tax Contests, which shall be governed by Section 11.4, or Tax disputes, which shall be governed by Section 11.5.

Section 10.6  Final Resolution.  A Claim Notice, any amounts claimed therein and any other matters set forth therein shall be deemed to be "finally resolved" for purposes of this Article X when (i) such Claim Notice, amounts and matters have been resolved by a written agreement executed by Purchaser and the Equityholder Representative or (ii) such Claim Notice, amounts and matters have been resolved by a final, nonappealable order, decision or ruling of a court of competent jurisdiction or arbitrator with respect to such matter in dispute, or portion thereof.

Section 10.7  Calculation of Damages.

(a)            The amount of any Damages for which indemnification is provided under this Article X shall be calculated net of (i) any net Tax Benefit actually realized by the Indemnified Person on account of such Damages in the taxable year in which such Damages arise and (ii) any amounts recovered by the Indemnified Person under any insurance policies (but in the case of intentional fraud with respect to any Company Representations, Blocker Representations or Blocker Holdings Representations, other than the Representation and Warranty Insurance Policy) and any amounts recovered pursuant to any indemnification right, claim, recovery, settlement, reimbursement arrangement, contract or payment by or against a third party (including any acquisition agreements of the Company and its Subsidiaries) (collectively, "Alternative Arrangements"), in each case relating to such Damages, net of the costs and expenses incurred in seeking such collection; provided that the amount deemed to be recovered under insurance policies will also be net of the deductible for such policies and any increase in the premium (and retro-premium adjustments) for such policies to the extent arising out of or in connection with such Damages.  If an indemnification payment is received by any Indemnified Person, and such Indemnified Person later recognizes Tax Benefits described in clause (i) above in respect of the related Damages that were not previously accounted for with respect to such indemnification payment when made, such Indemnified Person shall promptly notify the Indemnifying Party Representative and, no later than ten (10) Business Days after delivery of such notice by the Indemnified Person, pay to the Indemnifying Party Representative an amount equal to the lesser of (A) any such Tax Benefits not previously accounted for and (B) the actual amount of the indemnification payments previously paid with respect to such Damages. Subject to Section 10.10, the Indemnified Persons shall use commercially reasonable efforts to seek recovery under Alternative Arrangements covering any Damage to the same extent as they would if such Damage were not subject to indemnification hereunder.  In the event that an insurance or other recovery is made by any Indemnified Persons with respect to any Damage for which any such Person has been indemnified hereunder (other than the Representation and Warranty Insurance Policy), then a refund equal to the aggregate amount of the recovery shall be made promptly to the Equityholder Representative, on behalf of the Equityholders, or Purchaser, as applicable. Notwithstanding anything to the contrary in this Article X, the parties agree that no amount shall be due under this Article X to the extent that it duplicates another amount already paid or accounted for under this Article X or in the calculation of the Final Indebtedness Amount, Final Net Working Capital Amount, Final Transaction Expenses or amounts that would otherwise be included the Cash Amount but were excluded as a result of the limitation contained therein relating to customer deposits.

(b)            Notwithstanding anything to the contrary in this Article X, no Indemnified Person shall be entitled to indemnification under this Article X for any consequential, incidental, special (including loss of revenue, income or profits or a multiple thereof or similar valuation) or punitive damages, except to the extent awarded to a third party by a court of competent jurisdiction in connection with a Third-Party Claim.  For purposes of this Article X, each Company Representation, Blocker Representation, Blocker Holdings Representation or Purchaser Representation (other than with respect to Section 3.6, clause (ii) of Section 3.7(a), Section 3.7(b) (in relation to Section 7.1(a)(iv), (xvi) or (xviii)), Section 3.15(a), the use of the defined term "Material Contract(s)" and in any instances in which materiality or Company Material Adverse Effect qualify any lists of Contracts, Company Plans, Company Permits or other items to be set forth on the Disclosure Schedule (but, for the avoidance of doubt, not including instances in which materiality or Company Material Adverse Effect qualify any representations or warranties as to the delivery of copies of Contracts, Company Plans, Company Permits or other items)) shall be read without regard and without giving effect to any qualifier as to materiality, "Company Material Adverse Effect" or similar qualification of similar import using a derivative of the word "material" contained in such representation (as if such qualification were deleted from such representation), both for purposes of determining the existence of any inaccuracy in or breach of such representation, as well as the amount of any Damages.

Section 10.8  Mitigation.  Each Person entitled to indemnification hereunder shall take reasonable steps to mitigate such Person's Damages after becoming aware of any event which could reasonably be expected to give rise to any Damages that are indemnifiable or recoverable hereunder or in connection herewith. Each of Purchaser and the Equityholder Representative shall use its reasonable best efforts to cause each other Purchaser Indemnified Person or Equityholder Indemnified Person, respectively, to comply with this Section 10.8.

Section 10.9  Tax Treatment.  The parties agree that any amount paid under this Article X shall be treated as an adjustment to the Final Closing Aggregate Consideration for Tax purposes and, except to the extent required by applicable Law, not to take any position inconsistent with such treatment on any Tax Return.

Section 10.10  Representation and Warranty Insurance Policy.  The parties acknowledge that Purchaser is entering into the Representation and Warranty Insurance Policy and that, in connection therewith, a Purchaser Indemnified Person may make claims for the same Damages or series of related Damages under both this Article X and the Representation and Warranty Insurance Policy. The parties further acknowledge and agree that the denial of any claim of any Purchaser Indemnified Person by an insurer under the Representation and Warranty Insurance Policy shall not be construed as, or used as evidence that, such Purchaser Indemnified Person is not entitled to indemnification under this Article X.

ARTICLE XI

CERTAIN TAX MATTERS

Section 11.1  Responsibility for Filing Tax Returns.  The Equityholder Representative shall prepare or cause to be prepared and file or cause to be filed all income and franchise Tax Returns (including Schedules K-1), for the Company and its Subsidiaries for all Pre-Closing Tax Periods (other than Straddle Periods) and Purchaser shall cooperate, to the extent required, in filing such income Tax Returns.  All such Tax Returns shall be prepared reasonably consistent with the past practice of the Company and its Subsidiaries, unless otherwise required by applicable Law.  At least ten (10) days prior to the due date for filing such Tax Returns, the Equityholder Representative shall deliver drafts to Purchaser of any such Tax Returns, and the Equityholder Representative shall cause such Tax Returns to reflect any reasonable comments of Purchaser.  The Equityholder Representative shall cause the Company to make an election under Code Section 754 (and any corresponding state Tax election) in connection with the income Tax Return of the Company for the Tax period ending on the Closing Date.  To the maximum extent permitted by applicable Law, all Transaction Tax Deductions shall be claimed on the federal and state income Tax Returns of the Company (or, as applicable, its Subsidiaries or Blocker) for the Pre-Closing Tax Period ending on the Closing Date, for which purpose the Equityholder Representative shall be permitted to cause the Company to make the election for success-based fees set forth in IRS Revenue Procedure 2011-29.  Purchaser shall prepare or cause to be prepared and timely file or cause to be timely filed all other Tax Returns for Blocker, the Company and its Subsidiaries for all Pre-Closing Tax Periods and Straddle Periods that are due after the Closing Date.  All such Tax Returns shall be prepared reasonably consistent with the past practice of Blocker, the Company and its Subsidiaries, as applicable.  At least ten (10) days prior to the due date for filing such Tax Returns, Purchaser shall deliver drafts to the Equityholder Representative of any such Tax Returns showing amounts for which Equityholders or their beneficial owners could be liable under this Agreement.  Purchaser shall cause such Tax Returns to reflect any reasonable comments of the Equityholder Representative to the extent such comments relate to amounts for which Equityholders or their beneficial owners could be liable under this Agreement.

Section 11.2  Filing and Amendment of Tax Returns.  Except to the extent required under applicable Law, without the prior written consent of the Equityholder Representative, Purchaser shall not, and shall cause Blocker, the Company and its Subsidiaries to not: (i) except as set forth in Section 11.1(a), file or amend any Tax Return relating to any Pre-Closing Tax Period, (ii) engage in any voluntary disclosure or similar process or initiate communications with any Tax authority with respect to Taxes attributable to a Pre-Closing Tax Period or Straddle Period, (iii) extend or waive, or cause to be extended or waived, or permit Blocker, the Company or its Subsidiaries to extend or waive, any statute of limitations or other period for the assessment of any Tax or deficiency related to a Pre-Closing Tax Period, (iv) make or change any Tax election or accounting method that has retroactive effect to any Pre-Closing Tax Period of Blocker, the Company or any of its Subsidiaries (including any election under Section 338 or 336 of the Code or any corresponding provision of state, local or foreign Tax Laws) or (v) otherwise take any action directly with respect to a Pre-Closing Tax Period that could result in Equityholders (or their direct or indirect owners) being liable for any Taxes, including under this Agreement or to any taxing authority.  The Company shall not, and none of Purchaser, the Equityholder Representative or Blocker shall cause the Company to, electively apply the U.S.

federal income tax partnership audit provisions enacted pursuant to the Bipartisan Budget Act of 2015.

Section 11.3  Transfer Taxes.  All transfer, documentary, sales, use, registration and real property transfer or gains tax, stamp tax, excise tax, stock transfer tax and other similar Taxes with respect to the Transactions (collectively, "Transfer Taxes") shall be borne fifty percent (50%) by Purchaser and fifty percent (50%) by Equityholder Representative (solely from the Indemnity Escrow Account) on behalf of the Equityholders.  All Tax Returns with respect to Transfer Taxes shall be filed by the party required to file the Tax Return under applicable Law, and Purchaser and the Equityholder Representative, as applicable, shall reimburse the filing party for any Transfer Taxes that are borne by Purchaser or the Equityholders, respectively, pursuant to this Section 11.3.  Purchaser and the Equityholder Representative shall cooperate in timely making all filings, returns, reports and forms as necessary or appropriate to comply with the provisions of all applicable Laws in connection with the payment of such Transfer Taxes and shall cooperate in good faith to minimize the amount of any such Transfer Taxes payable in connection herewith.

Section 11.4  Tax Contests.  After the Closing, Purchaser shall promptly notify the Equityholder Representative, and in any event within fifteen (15) days after receipt by Purchaser, Blocker, the Company or its Subsidiaries or any Affiliate thereof of written notice of any pending federal, state, local or foreign Tax audit or examination or notice of deficiency or other adjustment, assessment, or redetermination (each a "Tax Contest") relating to (i) Taxes of the Company or its Subsidiaries for a Pre-Closing Tax Period or (ii) Taxes of Blocker for a Pre-Closing Tax Period, in each case for which Equityholders (or their direct or indirect owners) could be liable ("Equityholder Tax Contest").  The Equityholder Representative shall have the right, at its election, to control, at its own expense, any Equityholder Tax Contest, including any disposition of such Equityholder Tax Contest; provided, however, that (i) Purchaser shall have the right, at its own expense, directly or through its designated representatives, to participate fully in such Equityholder Tax Contest, including to review in advance and reasonably comment upon submissions made in the course of such Equityholder Tax Contest and to attend any in-person or telephonic meetings, and (ii) Purchaser's consent (not to be unreasonably withheld, conditioned or delayed) shall be required for any settlement by the Equityholder Representative except any settlement that relates only to a Tax liability that is solely the liability of the Equityholders and would not be borne by Purchaser or its Affiliates (as evidenced by a written confirmation to that effect from the Equityholder Representative).  With respect to all Equityholder Tax Contests that the Equityholder Representative does not elect to control pursuant to the immediately preceding sentence, Purchaser shall have the sole responsibility for, and shall control, at its own expense, such Equityholder Tax Contest, including the disposition thereof; provided, however, that (i) the Equityholder Representative shall have the right to participate fully in such Equityholder Tax Contest at its own expense, including to review in advance and reasonably comment upon submissions made in the course of such Tax Contest and to attend any in-person or telephonic meetings, (ii) Purchaser shall diligently pursue such Tax Contest in good faith as if it were the sole party in interest (provided that failure to do so will not give rise to any liability of any Purchaser Indemnified Person to the Equityholders or the Equityholder Representative) and (iii) the Equityholder Representative's consent (which shall not be unreasonably withheld, conditioned or denied) shall be required for any settlement that could affect the liability of the Equityholders or their direct or indirect owners.  Purchaser shall have the sole right to control any Tax Contest relating to Blocker or the Company or its Subsidiaries that is not an Equityholder Tax Contest.  This Section 11.4 shall apply to Tax Contests notwithstanding Section 10.5.

Section 11.5  Tax Dispute Resolution.  In the event of any disagreement as to any Tax matter covered in this Agreement, Purchaser and the Equityholder Representative shall negotiate in good faith for a period of thirty (30) days to resolve such dispute.  In the event any such disagreement cannot be resolved between Purchaser and the Equityholder Representative, such disagreement shall be resolved by an accounting firm of international reputation mutually agreeable to, and retained by, Purchaser and the Equityholder Representative (the "Tax Accountant"), and any such determination by the Tax Accountant shall be final.  The fees and expenses of the Tax Accountant shall be borne by Purchaser and the Equityholder Representative in inverse proportion as they may prevail on the disputed items resolved by the Tax Accountant.  Such proportional allocations shall be determined by the Tax Accountant at the time its determination is rendered on the disputed items.  If the Tax Accountant does not resolve any differences between Purchaser and the Equityholder Representative with respect to a Tax Return at least five (5) days prior to the due date therefor, such Tax Return shall be filed in a manner consistent with the position of the party responsible for filing such Tax Return pursuant to Section 11.2 and, to the extent necessary and permitted under applicable Law, amended to reflect the Tax Accountant's resolution.  This Section 11.5 shall apply to Tax disputes notwithstanding Section 10.5.

Section 11.6  Cooperation.  Following the Closing, each of Purchaser, Blocker and the Company and its Subsidiaries agree that it shall cooperate with and make available to the other parties hereto, during normal business hours, all books and records, information and employees (without substantial disruption of employment) retained and remaining in existence after the Closing that are necessary or useful in connection with the preparation of any Tax Returns and any Tax Contest, including the computation and verification of any amounts paid or payable under this Article XI (including any supporting workpapers, schedules and documents).  The party requesting any such books, records, information or employees shall bear all out-of-pocket costs and expenses (including attorneys' fees, but excluding reimbursement for salaries and employee benefits) reasonably incurred in connection with providing such books, records, information or employees.  Following the Closing, Purchaser shall cause the Company, Blocker and the Company's Subsidiaries to retain all applicable Tax Returns, books and records, and workpapers for Pre-Closing Tax Periods for a period of at least seven (7) years following the Closing Date. After the Closing, the Equityholder Representative, Purchaser and the Company and their Affiliates will use reasonable best efforts to (i) complete all final income Tax Returns (including Schedules K-1) of the Company for Tax periods ending on the Closing Date by February 15, 2018 and (ii) provide the Equityholder Representative with any information or estimates reasonably required by it or its Affiliates for tax reporting purposes promptly upon request by the Equityholder Representative.

Section 11.7  Purchase Price Allocation.  The portion of the Total Consideration paid with respect to Units, other than Units held by Blocker (plus any assumed liabilities and other items required to be taken into account for such purpose) shall be allocated among the assets of the Company (and, as applicable, any Subsidiaries treated as flow-through entities for income Tax purposes) in accordance with the principles of Sections 743, 751, 755 and 1060 of the Code and the Treasury Regulations thereunder pursuant to a written allocation delivered by the Equityholder

Representative to Purchaser within one-hundred and twenty (120) days of the Closing Date (the "Allocation").  Within sixty (60) days of the Closing Date, the Equityholder Representative shall deliver to Purchaser a draft of the Allocation (the "Draft Allocation") together with supporting documentation, reasonably acceptable to Purchaser, to allow Purchaser to review and comment on the Draft Allocation.  Purchaser shall review the Draft Allocation and provide the Equityholder Representative with comments within forty (40) days of the date that Purchaser received the Draft Allocation.  The Equityholder Representative shall consider in good faith all of Purchaser's comments to the Draft Allocation.  The Allocation will not be final without the mutual consent of Purchaser and the Equityholder Representative, which shall not be unreasonably conditioned, withheld or delayed by either party (the Allocation as finalized, the "Final Allocation").  If the Allocation is not finalized within one-hundred and twenty (120) days of the Closing Date, then Purchaser and the Equityholder Representative shall finalize the Allocation pursuant to the procedures set forth in Section 11.5.  Except to the extent otherwise required by applicable Law, Purchaser and the Company shall file or cause to be filed all Tax Returns in a manner consistent with the Final Allocation and shall not make any inconsistent statement or adjustment on any Tax Return or during the course of any Tax-related matter, or otherwise take any Tax position inconsistent with the Final Allocation unless otherwise required by law.  If the Total Consideration is adjusted pursuant to this Agreement, the Final Allocation shall be adjusted as appropriate and Purchaser and the Equityholder Representative shall cooperate in good faith in making any such adjustments.

ARTICLE XII

MISCELLANEOUS

Section 12.1  Acknowledgement by Purchaser and Merger Sub.  Purchaser and Merger Sub acknowledge and agree that: (a) they have conducted to their satisfaction their own independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of Blocker, the Company and its Subsidiaries, (b) the Company Representations constitute the sole and exclusive representations and warranties of the Company in connection with the Transactions, (c) the Blocker Representations constitute the sole and exclusive representations and warranties of Blocker in connection with the Transactions, (d) the Blocker Holdings Representations constitute the sole and exclusive representations and warranties of Blocker Holdings in connection with the Transactions, (e) except for the Company Representations by the Company, the Blocker Holdings Representations by Blocker Holdings and the Blocker Representations by Blocker, none of the Company, Equityholders, Blocker or any other Person makes, or has made, any other express or implied representation or warranty with respect to the Equityholders, Blocker, the Company or its Subsidiaries or the Transactions and all other representations and warranties of any kind or nature expressed or implied (including any relating to the future or historical financial condition, results of operations, assets or liabilities of Blocker, the Company and its Subsidiaries, or the quality, quantity or condition of Blocker's, the Company's or its Subsidiaries' assets) are specifically disclaimed by the Equityholders, Blocker, the Company and its Subsidiaries and all other Persons (including the Representatives of Blocker, the Company or its Subsidiaries and the Equityholders and their Affiliates and their respective Representatives) and (f) such disavowal and disclaimer is agreed by Purchaser and Merger Sub and Purchaser and Merger Sub agree that they and their Affiliates are not relying on any representations and warranties in connection with the

Transactions except the Company Representations by the Company, the Blocker Representations by Blocker and the Blocker Holdings Representations by Blocker Holdings. In connection with Purchaser's and Merger Sub's investigation of the Company and its Subsidiaries, Purchaser and Merger Sub have received certain projections, including projected statements of operating revenues and income from operations of the Company and its Subsidiaries and certain business plan information.  Purchaser and Merger Sub acknowledge and agree that there are uncertainties inherent in attempting to make such projections and other forecasts and plans, that Purchaser and Merger Sub are familiar with such uncertainties and that Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections and other forecasts and plans so furnished to it, including the reasonableness of the assumptions underlying such projections and forecasts.  Without limiting the foregoing provisions of this paragraph, Purchaser and Merger Sub hereby acknowledge that, other than the express representations and warranties set forth in this Agreement or in the officer's certificate delivered pursuant to Section 8.2(e), none of the Equityholders, Blocker, the Company or its Subsidiaries or any of their respective current or former Affiliates or Representatives is making any representation or warranty with respect to such projections and other forecasts and plans, including the reasonableness of the assumptions underlying such  projections and forecasts, and that Purchaser and Merger Sub have not relied on any such projections or other forecasts or plans.  Purchaser and Merger Sub further agree that from and after the Closing (i) none of the Equityholders, Blocker, the Company, its Subsidiaries or any other Person shall have or be subject to any liability to Purchaser, Merger Sub, Blocker, the Company or any other Person resulting from the distribution to Purchaser or Merger Sub of, or Purchaser's or Merger Sub's use of, any such projections or forecasts or any other information, document or material provided to or made available to Purchaser or Merger Sub or their Affiliates or Representatives in certain "data rooms," management presentations or in any other form in expectation of the Transactions and (ii) Purchaser and Merger Sub have not relied on any such information, document or material; provided that for the avoidance of doubt, the foregoing shall not limit Purchaser's rights (m) under Article X for breach by the Company of the Company Representations, (n) under Section 12.10 or (o) with respect to any claim or remedy for intentional fraud with  respect to any Company Representations, Blocker Representations or Blocker Holdings Representations.  Effective upon the Closing, except for any rights (A) against the Purchase Price Adjustment Escrow Account pursuant to and in accordance with Section 2.3, (B) against the Indemnity Escrow Account pursuant to and in accordance with Article X or (C) pursuant to Section 12.10, Purchaser waives, on its own behalf and on behalf of its respective Affiliates, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it may have against the Equityholders, Blocker, the Company, its Subsidiaries and any of their respective current or former Affiliates or Representatives relating to the operation of Blocker, the Company and its Subsidiaries or their respective businesses or relating to the subject matter of this Agreement, the Disclosure Schedule or the Transactions, whether arising under or based upon any federal, state, local or foreign statute, Law, ordinance, rule or regulation or otherwise; provided that the foregoing shall not prejudice or limit any claim or remedy for intentional fraud with respect to the Company Representations, Blocker Representations or Blocker Holdings Representations. The Equityholder Representative shall have the right to enforce this Section 12.1 on behalf of any Person that would be benefitted or protected by this Section 12.1 if they were a party hereto.  Notwithstanding the foregoing or anything herein to the contrary, with respect to the obligations of Blocker, Blocker Holdings and the Company set forth in Section 7.14, (i) such obligations shall not be used as a basis for any claim of any breach by the

Equityholders, Blocker or the Company, (ii) any breach of such obligations shall not be deemed a breach of this Agreement or the obligations hereunder for any purpose hereunder (including that any such breach shall not be deemed a breach for purposes of satisfaction of the conditions in Article VIII) and (iii) the Purchaser Indemnified Persons shall have no indemnification rights (and the Equityholders, Blocker and the Company shall have no liability) in connection with such obligations.

Section 12.2  Equityholder Representative.

(a)            Designation.  The Equityholder Representative is hereby designated by each of the Equityholders to serve as the representative of the Equityholders with respect to the matters set forth in this Agreement and the Escrow Agreement to be performed by the Equityholder Representative.

(b)            Authority.  By the approval of this Agreement pursuant to the DLLCA,  and pursuant to the designation made pursuant to Section 7 of the Securityholders Agreement, the Equityholders have and hereby do irrevocably constitute and appoint the Equityholder Representative as the representative, agent, proxy, and attorney-in-fact for each of the Equityholders for all purposes authorized under this Agreement and the Escrow Agreement, including the full power and authority on the Equityholders' behalf (i) to consummate the Transactions; (ii) to pay such Equityholder's expenses incurred in connection with the negotiation and performance of this Agreement and the Escrow Agreement (whether incurred on or after the date hereof), including by using funds from the Equityholder Representative Holdback Amount; (iii) to prepare and deliver the Closing Statement and the Closing Payment Schedule; (iv) to review the Preliminary Statement and any other statements or schedules prepared or provided under the terms of this Agreement; (v) to prepare and deliver any Objections Statements; (vi) to receive and disburse any funds received hereunder to such Equityholder and each other Equityholder and to allocate and direct the allocation of funds hereunder to the Equityholders; (vii) to endorse and deliver any certificates or instruments representing the Shares or Units and execute such further instruments of assignment as Purchaser may reasonably request; (viii) to negotiate, execute and deliver on behalf of such Equityholder any amendment or waiver hereto or to the Escrow Agreement; (ix) (A) to dispute or refrain from disputing, on behalf of such Equityholder relative to any amounts to be received by such Equityholder under this Agreement or any agreements contemplated hereby (including the Escrow Agreement), any claim made by Purchaser under this Agreement or other agreements contemplated hereby (including the Escrow Agreement), (B) to negotiate and compromise, on behalf of such Equityholder, any dispute that may arise under, and exercise or refrain from exercising any remedies available under, this Agreement or any other agreement contemplated hereby (including the Escrow Agreement) and (C) to execute, on behalf of such Equityholder, any settlement agreement, release or other document with respect to such dispute or remedy; (x) to engage attorneys, accountants, agents or consultants on behalf of the Equityholders in connection with this Agreement or any other agreement contemplated hereby (including the Escrow Agreement) and paying any fees related thereto; (xi) to take all other actions to be taken by or on behalf of such Equityholder in connection herewith including any action to enforce the rights of such Equityholder hereunder; (xii) to retain the Equityholder Representative Holdback Amount and pay amounts therefrom in accordance with this Agreement; (xiii) to do each and every act and exercise any and all rights that such Equityholder or the Equityholders collectively are permitted or required to do or exercise under this Agreement or the Escrow

Agreement; and (xiv) to take any and all other actions and do any and all other things provided in or contemplated by this Agreement or any Ancillary Document to be performed by the Equityholder Representative on behalf of any Equityholder, and each Equityholder has and hereby does expressly authorize the Equityholder Representative to do any and all of the foregoing.  Each of the Equityholders agrees that such agency and proxy are coupled with an interest, are therefore irrevocable and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of any Equityholder.  All decisions and actions by the Equityholder Representative (to the extent authorized by this Agreement) shall be binding upon all of the Equityholders, and no Equityholder shall have the right to object, dissent, protest or otherwise contest the same.  The Equityholder Representative shall have the right to enforce this Agreement and obtain remedies in respect thereof on behalf of any Equityholder to the same extent as if such Equityholder was a party to this Agreement.

(c)            Authority; Indemnification.  Each Equityholder agrees that Purchaser and the Company shall be entitled to rely on any action taken by the Equityholder Representative, on behalf of such Equityholder, pursuant to Section 12.2(b) above (an "Authorized Action"), and that each Authorized Action shall be binding on each Equityholder as fully as if such Equityholder had taken such Authorized Action.  Purchaser agrees that the Equityholder Representative (in its capacity as such) shall have no liability to Purchaser or the Company for any Authorized Action, except to the extent that such Authorized Action is found by a final, non-appealable order of a court of competent jurisdiction to have constituted fraud or willful misconduct by the Equityholder Representative.  Each Equityholder (pro rata based on each Equityholder's Residual Percentage) hereby severally, for itself only and not jointly and severally, agrees to indemnify and hold harmless the Equityholder Representative against all fees, costs, expenses (including reasonable attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Equityholder Representative in connection with any action, suit or proceeding to which the Equityholder Representative is made a party by reason of the fact it is or was acting as the Equityholder Representative pursuant to the terms of this Agreement.

(d)            Exculpation.  Notwithstanding anything herein to the contrary, the Equityholder Representative shall not have any obligation or liability under this Agreement except for its express obligations under this Agreement. The Equityholder Representative shall not have by reason of this Agreement a fiduciary relationship in respect of any Equityholder, except in respect of amounts received on behalf of such Equityholder.  The Equityholder Representative shall not be liable to any Equityholder for any action taken or omitted by it or any agent employed by it hereunder or under any other document entered into in connection herewith, except that the Equityholder Representative shall not be relieved of any liability imposed by applicable Law for willful misconduct. The Equityholder Representative shall not be liable to the Equityholders for any apportionment or distribution of payments made by the Equityholder Representative in good faith, and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Equityholder to whom payment was due, but not made, shall be to recover from other Equityholders any payment in excess of the amount to which they are determined to have been entitled.  The Equityholder Representative shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement.  Neither the Equityholder Representative nor any agent employed by it shall incur any liability to any Equityholder by virtue of the failure or refusal of the Equityholder Representative for any reason to consummate the Transactions or relating to the performance of its other duties hereunder, except for actions or omissions constituting fraud or willful misconduct.

(e)            Expenses.  From time to time, the Equityholder Representative may obtain reimbursement from the Equityholders and the Equityholder Representative Holdback Amount for any outstanding expenses or obligations of the Equityholders or the Equityholder Representative for which it is due reimbursement under this Agreement and for which it has not been reimbursed prior to such time and may distribute any or all of the remaining portion of the Equityholder Representative Holdback Amount to the Equityholders in accordance with Section 1.11(b), it being understood that such reimbursement shall be the responsibility of the Equityholders only and neither Purchaser nor Merger Sub, nor after the Closing the Surviving Company or any of its Subsidiaries, shall have any obligation to ensure that such distribution is, or distributions are, made. The Equityholder Representative may, however, require Purchaser or Escrow Agent, as the case may be, when making any payments to the Equityholders, to direct to the Equityholder Representative sufficient funds from such payments to the Equityholders to pay the amount of any expenses or obligations previously paid by the Equityholder Representative on behalf of the Equityholders for which it is due reimbursement under this Agreement and for which it has not been reimbursed prior to such time. Such payment to the Equityholder Representative shall be deducted from the funds otherwise being directed to the Equityholders and allocated among the Equityholders in accordance with Section 1.11(b).

Section 12.3  Fees and Expenses.  Except as otherwise expressly provided herein, whether or not the Restructuring Transactions or the Transactions are consummated, all fees and expenses incurred in connection with the Transactions and this Agreement shall be paid by the party incurring or required to incur such fees or expenses; provided that with respect to any Shared Expenses, in the event that the Transactions are not consummated, to the extent any party actually pays any such fees and expenses in excess of the share thereof that such party would have been required to bear if the Transactions had been consummated, such party shall be entitled to reimbursement from the other party (it being understood that the Equityholder Representative, the Company, Blocker Holdings and Blocker shall be deemed the same party for purposes of this proviso).

Section 12.4  Amendment or Supplement.  At any time prior to the Closing, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Required Approval, by written agreement of the parties hereto and delivered by duly authorized officers of the respective parties; provided, however, that following the Required Approval, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the Required Interest without such approval; provided, further, that the provisions set forth in this Section 12.4 and Sections 12.8, 12.9(d), 12.11 and 12.19 in each case may not be amended or supplemented in a manner that is adverse in any material respect to the Debt Financing Source Related Parties without the prior written consent of such Debt Financing Source Related Parties.

Section 12.5  Waiver.  At any time prior to the earlier of the Closing or the termination of this Agreement in accordance with its terms, any party may (on its own behalf only), subject to applicable Law (to the extent such party is the beneficiary of the applicable representation, warranty, obligation, act, agreement or condition which is set forth in the following clauses (a), (b) or (c)), (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto or (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party's conditions.  Notwithstanding the foregoing, no failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 12.6  Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.  Any purported assignment not permitted under this Section 12.6 shall be null and void.

Section 12.7  Counterparts.  This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by electronic communication, facsimile or otherwise) to the other parties.

Section 12.8  Entire Agreement; Third-Party Beneficiaries.  This Agreement, including the Disclosure Schedule and the exhibits hereto, together with the other instruments referred to herein, including the Confidentiality Agreement, (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof and (b) except for (i) the rights of the Equityholders to receive the applicable portion of the Total Consideration at and following the Closing, (ii) the right of the Company prior to the Closing, on behalf of its Unitholders and Blocker Holdings, to pursue damages in the event of Purchaser or Merger Sub's breach of this Agreement, in which event the damages recoverable by the Company for itself and on behalf of its Unitholders (without duplication) and Blocker Holdings shall be determined by reference to the total amount that would have been recoverable by the Unitholders and Blocker Holdings if all such Unitholders and Blocker Holdings brought an action against Purchaser and Merger Sub and were recognized as intended third party beneficiaries hereunder, which right is hereby acknowledged and agreed by Purchaser and Merger Sub, (iii) the rights of the Non-Recourse Parties under Section 12.16, (iv) the rights of Retained Counsel under Section 12.17, (v) the rights of the Equityholders' respective Affiliates and Representatives under Section 12.1, (vi) the rights of Debt Financing Source Related Parties under Section 12.4, this Section 12.8, Section 12.9(d), Section 12.11 and Section 12.19, (vii) the rights of the Indemnitees under Section 7.9,  and (viii) as otherwise expressly provided herein, is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 12.9  Governing Law; Jurisdiction.

(a)            This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b)            Each of the parties hereto hereby agrees that, other than in connection with any post-Closing adjustments to the Closing Aggregate Consideration (which shall be addressed in accordance with the procedures set forth in Article II) (i) all actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in the Chancery Court of the State of Delaware and any state appellate court therefrom sitting in New Castle County in the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), (ii) it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(c)            Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in this Section 12.9 in any such action or proceeding by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to this Article XII.  However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

(d)            Notwithstanding anything in this Agreement to the contrary, each of the parties hereto agrees that (i) it will not bring or support any action, suit, claim or proceeding, cause of action, claim, cross-claim or third party claim of any kind or description, whether in law or in equity, whether in contract or tort or otherwise against the Debt Financing Sources arising out of or relating to this Agreement, including any dispute arising out of relating in any way to the Debt Financing or the performance thereof, in any forum other than a court of competent jurisdiction located within the Borough of Manhattan in the City of New York, New York, whether a state or federal court, (ii) except as specifically set forth in the Debt Commitment Letter, all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Debt Financing Source Related Parties in any way relating to this Agreement or any of the Transactions, the Debt Commitment Letter or the performance thereof or the financings contemplated thereby, shall be exclusively governed by, and constructed in accordance with, the internal laws of the State of New York, and (iii) the provisions of Section 12.11 relating to the waiver of jury trial shall apply to any such suit or proceedings.

Section 12.10  Specific Enforcement.  The parties agree that immediate, extensive and irreparable damage would occur for which monetary damages would not be an adequate remedy in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached.  Accordingly, the parties agree that, if for any reason Purchaser, Merger Sub, Blocker Holdings, Blocker or the Company shall have failed to perform its obligations under this Agreement or otherwise breached this Agreement, then the party seeking to enforce this Agreement against such nonperforming party under this Agreement shall be entitled to specific performance and the issuance of immediate injunctive and other equitable relief without the necessity of proving the inadequacy of money damages as a remedy, and the parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to and not in limitation of any other remedy to which they are entitled at law or in equity.

Section 12.11  WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS, INCLUDING ANY PROCEEDING ARISING OUT OF, UNDER OR IN CONNECTION WITH THE DEBT FINANCING, THE DEBT COMMITMENT LETTER OR THE PERFORMANCE THEREOF.

Section 12.12  Notices.  All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted via email to the email address set out below or when transmitted via telecopy (or other facsimile device) to the number set out below if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (c) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third (3rd) Business Day following the day on which the same is sent by certified or registered mail, postage prepaid.  Notices, demands and communications, in each case to the respective parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing by such party:

If to Purchaser or Merger Sub, to:

Cable One, Inc.
210 E. Earll Drive
Phoenix, AZ 85012
Attention:	Alan H. Silverman – General Counsel
Email:	[Redacted]
Facsimile:	[Redacted]

with a copy (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, New York 10019
Attention:	Eric L. Schiele, Esq.
Email:	eschiele@cravath.com
Facsimile:	(212) 474-1000

If to the Company (prior to the Closing), to:

Rural Broadband Investments LLC
8500 W. 110th Street, Suite 600

Overland Park, KS 66210
Attention:	Phil Spencer
Rod Siemers
Email:	[Redacted]
[Redacted]
Facsimile:	[Redacted]

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
300 North LaSalle
Chicago, Illinois 60654
Attention:	Stephen L. Ritchie, P.C.
Mark A. Fennell, P.C.
Email:	sritchie@kirkland.com
mfennell@kirkland.com
Facsimile:	(312) 862-2200

If to the Company or Blocker (after the Closing), to:

Cable One, Inc.
210 E. Earll Drive
Phoenix, AZ 85012
Attention:	Alan H. Silverman – General Counsel
Email:	[Redacted]
Facsimile:	[Redacted]

with a copy (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, New York 10019
Attention:	Eric L. Schiele, Esq.
Email:	eschiele@cravath.com
Facsimile:	(212) 474-1000

If to Blocker (prior to the Closing) or Blocker Holdings or the Equityholder Representative (prior to or after the Closing), to:

GTCR-RBI, LLC
c/o GTCR, LLC
300 North LaSalle Street
Suite 5600
Chicago, IL 60642
Attention:	Philip A. Canfield
Stephen J. Jeschke

Email:	[Redacted]
[Redacted]
Facsimile:	[Redacted]

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
300 North LaSalle
Chicago, Illinois 60654
Attention:	Stephen L. Ritchie, P.C.
Mark A. Fennell, P.C.
Email:	sritchie@kirkland.com
mfennell@kirkland.com
Facsimile:	(312) 862-2200

Section 12.13  Severability.  If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

Section 12.14  Definitions.  As used in this Agreement, the following terms shall have the meanings ascribed to them below:

"Accounting Principles" shall have the meaning set forth in Section 2.2(a).

"Acquisition Proposal" means any offer or proposal for, or indication of interest in, a merger, consolidation, stock exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Blocker or the Company or any of its Subsidiaries, any acquisition of any of the assets of Blocker or a material portion of the assets of the Company and its Subsidiaries, taken as a whole, or any of the Company Units or capital stock of Blocker or any Subsidiary of the Company, other than the Transactions and other than (x) issuances of Company Units to officers, managers, directors or employees that would only occur if this Agreement is terminated prior to the Closing or (y) the transactions set forth in Section 7.3 of the Disclosure Schedule.

"Active Customers" means a unique individual or business Subscriber at a certain address who is currently receiving and paying for (or is required to pay for) the applicable service from a System, as determined in accordance with the Company's and its Subsidiaries' historical practice. For the avoidance of doubt, (i) if an individual or business Subscriber has multiple addresses  at which such Subscriber is an Active Customer or has multiple towers at which such Subscriber subscribes to High Speed Internet Services, such individual or business shall count as multiple "Active Customers" (as a separate and additional Active Customer at each such address) and (ii) if an individual or business Subscriber subscribes for multiple services, such individual or business Subscriber shall count as multiple "Active Customers."

"Additional Company Unit Consideration" means, with respect to each Company Unit, an amount equal to the Additional Consideration, subject to any payments or adjustments made by the Equityholder Representative pursuant to Section 1.11(b), divided by the aggregate number of Company Units outstanding immediately prior to the Effective Time (including Company Units held by Blocker, but excluding any other Excluded Units).  For the avoidance of doubt, the aggregate Additional Company Unit Consideration of all Company Units held by Unitholders and the Additional Consideration payable to Blocker Holdings pursuant to Section 1.1 will be equal to the Additional Consideration.

"Additional Consideration" means, as of any date of determination, without duplication, the sum of: (i) the portion of the Purchase Price Adjustment Escrow Account or Indemnity Escrow Account paid or payable to the Equityholders pursuant to this Agreement and the Escrow Agreement, plus (ii) any consideration paid or payable to the Equityholders pursuant to Section 2.3, plus (iii) any distribution of any remaining portion of the Equityholder Representative Holdback Amount to the Equityholders pursuant to Section 12.2(e).

"Advisory Agreement" means the Advisory Agreement, dated as of April 30, 2013, by and between GTCR Management X LP and Telecommunications Management, LLC, as amended by Amendment No. 1 to Advisory Agreement dated as of August 25, 2014, by and between GTCR Management X LP and Telecommunications Management, LLC.

"Affiliate" means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person.  For this purpose, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise; provided that, except for purposes of Section 3.16, Section 3.19, Section 9.2, Section 12.1, Section 12.16 and the definition of "Non-Recourse Party", in no event shall the Company or any of its Subsidiaries be considered an Affiliate of any other portfolio company of any investment fund affiliated with GTCR LLC, nor shall any other portfolio company of any investment fund affiliated with GTCR LLC be considered to be an Affiliate of the Company or any of its Subsidiaries.

"Aggregate Continuing Incentive Amount" shall have the meaning set forth in Section 1.8(c)(iii).

"Agreement" shall have the meaning set forth in the preamble.

"Allocation" shall have the meaning set forth in Section 11.7.

"Alternative Arrangement" shall have the meaning set forth in Section 10.7(a).

"Alternative Debt Commitment Letter" shall have the meaning set forth in Section 7.15(b).

"Alternative Debt Financing" shall have the meaning set forth in Section 7.15(b).

"Ancillary Documents" means (i) the Escrow Agreement and (ii) any other agreements, documents, certificates and instruments executed and delivered in connection with this Agreement or the Transactions.

"Antitrust Laws" shall have the meaning set forth in Section 7.5(a).

"Authorized Action" shall have the meaning set forth in Section 12.2(c).

"Bankruptcy and Equity Exception" shall have the meaning set forth in Section 3.2(a).

"Base Consideration" shall have the meaning set forth in Section 2.1(b).

"Basic Services" means the lowest tier of cable television programming sold to Subscribers of the Systems as a package (i.e. the tier to which all Subscribers are required to subscribe), including broadcast and satellite service programming for which a Subscriber pays a fixed monthly fee, but not including Pay TV, Expanded Basic Services, any new product tier, Wireless Internet Services, High Speed Internet Services or Voice Services.

"Basic Subscribers" means, as of any date and for each System, all Active Customers of Basic Services of such System who are individually billed for Basic Services.

"Blocker" shall have the meaning set forth in the preamble.

"Blocker Charter Documents" shall mean the Certificate of Incorporation and by-laws of Blocker.

"Blocker Closing Consideration" means an amount equal to the aggregate amount of Closing Company Unit Consideration into which the Company Units held by Blocker immediately prior to the Effective Time would have been converted pursuant to Section 1.10(c)(i)(A) if such Units were not Excluded Units and Blocker were treated as a Unitholder, as set forth next to Blocker Holdings' name on the Closing Payment Schedule under the heading "Closing Aggregate Consideration."

"Blocker Holdings" shall have the meaning set forth in the preamble.

"Blocker Holdings Representations" means the representations and warranties of Blocker Holdings expressly and specifically set forth in Article V, as modified by the Disclosure Schedule.  For the avoidance of doubt, the Blocker Holdings Representations are made solely and separately by Blocker Holdings.

"Blocker Representations" means the representations and warranties of Blocker expressly and specifically set forth in Article IV, as modified by the Disclosure Schedule.  For the avoidance of doubt, the Blocker Representations are solely made by Blocker.

"Burdensome Condition" shall have the meaning set forth in Section 7.5(f).

"Business" shall have the meaning set forth in the recitals.

"Business Day" means a day, other than Saturday and Sunday, on which the Federal Reserve Bank in New York City, New York is open.

"Capital Units" means the Company's "Capital Units" as such term is defined in the Company LLC Agreement.

"Capital Units Percentage" means, with respect to each Equityholder who, as of immediately prior to the Effective Time, was a holder of Capital Units (other than Restricted Units), a number equal to the outstanding Capital Units (other than Restricted Units) held by such Equityholder (or, in the case of Blocker Holdings, held by Blocker) immediately prior to the Effective Time, divided by the aggregate number of Capital Units (other than Restricted Units) outstanding immediately prior to the Effective Time (including any such Capital Units held by Blocker, but excluding any other Excluded Units), as set forth opposite such Equityholder's name on the Closing Payment Schedule under the heading "Capital Units Percentage".  For the avoidance of doubt, the aggregate Capital Units Percentages of all Equityholders will be equal to 100%.

"Cash" means unrestricted cash and cash equivalents, net of uncleared checks outstanding, including cash and cash equivalents representing customer deposits and (except to the extent obligations are drawn) cash deposited with third parties to secure surety bonds, performance bonds, letters of credit or similar obligations; provided that, with respect to any such cash and cash equivalents representing customer deposits, only 50% of such cash and cash equivalents shall be treated as "Cash" for purposes of this Agreement.

"Cash Amount" means, with respect to Blocker, the Company and its Subsidiaries, as of the Reference Time, all Cash of Blocker, the Company or its Subsidiaries at such time (but giving effect to any subsequent cash dividends or distributions, in each case subsequent to the Reference Time and prior to the Closing).

"CATV" shall have the meaning set forth in the recitals.

"Certificate of Formation" shall have the meaning set forth in Section 1.6(a).

"Certificate of Merger" shall have the meaning set forth in Section 1.4.

"Change in Control Payments" means the aggregate amount of all sale-related bonuses, employment- or service by an individual related change of control or severance payments and any other similar amounts payable by Blocker, the Company or its Subsidiaries to any Person as a result of or in connection with the Transactions (alone or in combination with any other event), including pursuant to the Long-Term Incentive Plan of Telecommunications Management LLC dated August 24, 2013, as amended, and any employer-paid portion of any employment or payroll Taxes related thereto, in each case, that remain unpaid as of the Closing and only if triggered without the requirement of any further action by the Company or its Affiliates on or following the Closing.

"Claim Notice" shall have the meaning set forth in Section 10.5(a).

"Clayton Act" means the Clayton Act of 1914, as amended.

"Closing" shall have the meaning set forth in Section 1.3.

"Closing Aggregate Consideration" shall have the meaning set forth in Section 2.1(b).

"Closing Aggregate Non-Escrow Consideration" means an amount equal to (i) the Closing Aggregate Consideration minus (ii) the Aggregate Continuing Incentive Amount.

"Closing Company Unit Consideration" means, with respect to any Company Unit outstanding immediately prior to the Effective Time (including, for purposes of determining the Blocker Closing Consideration, Company Units held by Blocker, but otherwise excluding any other Excluded Units), an amount equal to that portion of the Closing Aggregate Consideration that would be distributed in respect of such Company Unit if all of the Closing Aggregate Consideration was distributed by the Company to the holders of Company Units (including Company Units held by Blocker but excluding any other Excluded Units) as of immediately prior to the Effective Time in accordance with Section 4.1 of the Company LLC Agreement.  For the avoidance of doubt, the aggregate Closing Company Unit Consideration of all Unitholders together with the Blocker Closing Consideration will be equal to the Closing Aggregate Consideration.

"Closing Date" shall have the meaning set forth in Section 1.3.

"Closing Payment Schedule" shall have the meaning set forth in Section 2.1(a)(iv).

"Closing Statement" shall have the meaning set forth in Section 2.1(a).

"Code" means the Internal Revenue Code of 1986, as amended.

"Common Unit" means the Company's "Common Units" as such term is defined in the Company LLC Agreement, and for the avoidance of doubt, includes the Incentive Units.

"Communications Act" means the Communications Act of 1934, as amended, 47 U.S.C. 151 et seq., including amendments by the Cable Communications Policy Act of 1984, the Cable Television Consumer Protection and Competition Act of 1992 and the Telecommunications Act of 1996, and as may be further amended, and the rules and regulations and published decisions and policies of the FCC thereunder, as in effect from time to time.

"Company" shall have the meaning set forth in the preamble.

"Company 401(k) Plan" shall have the meaning set forth in Section 7.12(b).

"Company Board" means the board of managers of the Company.

"Company Charter Documents" means the Certificate of Formation and the Company LLC Agreement.

"Company Employee" shall have the meaning set forth in Section 7.12(a).

"Company Intellectual Property" means all Intellectual Property used in the conduct of the business of the Company and its Subsidiaries.

"Company LLC Agreement" means that certain Amended and Restated Limited Liability Company Agreement of the Company, dated as of April 30, 2013, as amended prior to and in effect on the date of this Agreement.

"Company Material Adverse Effect" means any change, effect, event, occurrence, state of facts or development that, alone or in combination, (a) is or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise), assets, properties or results of operations of the Company, its Subsidiaries and Blocker taken as a whole or (b) would reasonably be expected to prevent the consummation by the Company, Blocker or Blocker Holdings of the Transactions; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or shall be, a Company Material Adverse Effect: any change, effect, event, occurrence, state of facts or development attributable to (i) the announcement or pendency of the Transactions, including any employee attrition and any impact on revenues or relationships with suppliers, customers or any other Persons having business dealings with the Company or any of its Subsidiaries; (ii) conditions affecting the industry in which the Company and its Subsidiaries participate, general political conditions, the economy as a whole or the financial and capital markets in general (including currency fluctuations and interest rates) or the markets in which the Company and its Subsidiaries operate; (iii)  the taking of any action required by this Agreement; (iv) any change in, or proposed or potential change in, applicable Laws or the interpretation thereof; (v) any change in GAAP or other accounting requirements or principles or the interpretation thereof; (vi) the failure of the Company or its Subsidiaries to meet or achieve the results set forth in any projection or forecast (provided, that this clause (vi) shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in a Company Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Company Material Adverse Effect)); (vii) the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or act of terrorism; (viii) any actual or potential sequester, stoppage, shutdown, default or similar event or occurrence by or involving any Governmental Authority; (ix) any potential or actual break-up of an existing political or economic union of or within a country or countries; or (x) any of the matters disclosed on Section 12.14 of the Disclosure Schedule; provided that, in the case of clauses (ii), (iv), (v), (vii), (viii) and (ix) above, if such change, effect, event, occurrence, state of facts or development materially and disproportionately affects the Company and its Subsidiaries as compared to other Persons or businesses that operate in the industry in which the Company and its Subsidiaries operate, then the  disproportionate effect of such change, effect, event, occurrence, state of facts or development shall be taken into account in determining whether a Company Material Adverse Effect has or shall occur.

"Company-Owned IP" shall have the meaning set forth in Section 3.13(b).

"Company Permits" shall have the meaning set forth in Section 3.9(a).

"Company Plans" means each "employee benefit plan" (as such term is defined in Section 3(3) of ERISA), whether or not subject to ERISA, and each other employee benefit plan, program or arrangement, including equity or equity-based plan, bonus or incentive compensation arrangement, retirement or deferred compensation plan, profit sharing plan, severance compensation plan or employment agreement, for any Participant, that the Company or any of its Subsidiaries sponsors, maintains or contributes to, or with respect to which the Company or any of its Subsidiaries has any liability.

"Company Portion of Shared Expenses" means (i) 50% of the Shared Expenses described in clauses (i) through (iv) of the definition thereof and (ii) the lesser of (a) 50% of the Shared Expenses described in clause (v) of the definition thereof and (b) $500,000.

"Company Registered IP" shall have the meaning set forth in Section 3.13(a).

"Company Representations" means the representations and warranties of the Company expressly and specifically set forth in Article III, as modified by the Disclosure Schedule, or in the officer's certificate delivered pursuant to Section 8.2(e).  For the avoidance of doubt, the Company Representations are solely made by the Company.

"Company Units" means the Common Units of the Company.

"Confidentiality Agreement" means the confidentiality letter agreement, dated June 12, 2016, between Purchaser and Rural Broadband Investments LLC.

"Continuing Employee" means a Company Employee who holds Incentive Units (or has Permitted Transferees who hold Incentive Units) as of the Effective Time and is party to a Senior Management Agreement and who (i) Purchaser has reasonably requested in writing to such employee at least fifteen (15) Business Days prior to the Closing Date to continue to provide services to Purchaser or its Affiliates following the Effective Time that are within the scope of services provided by such employee to such employee's employer as of the Effective Time during the period prior to the Effective Time in exchange for Post-Sale Compensation (as defined in such employee's Senior Management Agreement) that is no less favorable to such employee in the aggregate than the Annual Base Salary (as defined in the such employee's Senior Management Agreement), bonus opportunity, and fringe benefits provided to such employee by such employee's employer immediately prior to the Effective Time (excluding any equity or other incentive compensation) and (ii) has elected to provide such requested services following the Effective Time, in each case pursuant to the Company Employee's Senior Management Agreement, and has confirmed such election in writing to Purchaser at least seven (7) Business Days prior to the Closing Date.  At least six (6) Business Days prior to Closing, Purchaser shall deliver to the Company a list of the Continuing Employees, Unrestricted Employees and the Non-Continuing Employees.

"Continuing Incentive Amount" shall have the meaning set forth in Section 1.10(c)(ii).

"Continuing Incentive Unit" shall have the meaning set forth in Section 1.10(c)(ii).

"Contract" means any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, lease, sublease, license, contract or other agreement.

"Covington" shall have the meaning set forth in Section 12.17.

"Customer Data" means non-public data collected from, and stored and processed by the Company or any of its Subsidiaries pertaining to, the customers of the Company or any of its Subsidiaries.

"D&O Claim" shall have the meaning set forth in Section 7.9(a).

"Damage Estimate" shall have the meaning set forth in Section 10.5(a).

"Damages" shall have the meaning set forth in Section 10.3(a).

"Debt Commitment Letter" shall have the meaning set forth in Section 6.7.

"Debt Financing" shall have the meaning set forth in Section 6.7.

"Debt Financing Documents" shall have the meaning set forth in Section 7.15(a).

"Debt Financing Source Related Parties" means the Debt Financing Sources and their respective Affiliates and Representatives, but for the avoidance of doubt, shall not include Purchaser or Merger Sub or their Affiliates.

"Debt Financing Sources" means the Persons arranging or providing the Debt Financing, including the parties to the Debt Commitment Letter, but for the avoidance of doubt, shall not include Purchaser or Merger Sub or their Affiliates.

"Digital Services" means an optional tier of digital video services offered by the Systems to their customers.

"Disclosure Schedule" shall have the meaning set forth in the preamble to Article III.

"DLLCA" shall have the meaning set forth in the recitals.

"Draft Allocation" shall have the meaning set forth in Section 11.7.

"EBUs" (or Equivalent Basic Units) means, as of any date and for each System, the sum of (a) the number derived by dividing (i) the total monthly billings for sales of Basic Services by the System during the most recent month ended prior to the date of calculation to commercial bulk billed Active Customers of the System that take Basic Services but do not take Expanded Basic Services and other Active Customer accounts not billed by individual units, whether on a discounted or undiscounted basis (but excluding billings in excess of a single month's charges for any account) that take Basic Services but do not take Expanded Basic Services, by (ii) the standard monthly rate (without discount of any kind) charged by the System to single family households for Basic Services sold by the System then in effect; plus (b) the number derived by dividing (i) the total monthly billings for sales of Basic Services plus Expanded Basic Services by the System during the most recent month ended prior to the date of calculation to commercial bulk billed Active Customers that take Expanded Basic Services and other Active Customer accounts not billed by individual units, whether on a discounted or undiscounted basis (but excluding billings in excess of a single month's charges for any account) that take Expanded Basic Services, by (ii) the standard monthly rate (without discount of any kind) charged by the System to single family households for Basic Services plus Expanded Basic Services sold by the System then in effect.  For purposes of the foregoing, excluded are that portion of the billings to each bulk billed account representing a broadcast surcharge, an installation or other non-recurring charge, a charge for equipment or for any additional outlet, a charge for any tiered service (whether or not included within Pay TV), Digital Services, or a pass-through charge for sales Taxes, line-itemized franchise fees and similar charges.

"Effective Time" shall have the meaning set forth in Section 1.4.

"Employment Matters" shall have the meaning set forth in Section 3.17.

"Environmental Laws" means all applicable Laws relating to pollution or to the protection of the environment, human health and safety (as it relates to exposure to hazardous or toxic materials) or endangered or threatened species or biota, including Laws relating to exposure to, or Releases or threatened Releases of, Hazardous Materials and including Laws relating to environmental reporting and disclosure, such as the Emergency Planning and Community Right to Know Act, 42 U.S.C. 11001 et seq.

"Equityholder" means, collectively, Blocker Holdings and the Unitholders.

"Equityholder Representative" shall have the meaning set forth in the preamble.

"Equityholder Representative Holdback Amount" shall have the meaning set forth in Section 1.8(f).

"Equityholder Tax Contest" shall have the meaning set forth in Section 11.4.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"Escrow Agent" means Citibank, N.A.

"Escrow Agreement" shall have the meaning set forth in Section 1.8(c)(i).

"Escrow Amount" shall have the meaning set forth in Section 1.8(c)(ii).

"Estimated Cash Amount" shall have the meaning set forth in Section 2.1(a)(i).

"Estimated Indebtedness Amount" shall have the meaning set forth in Section 2.1(a)(i).

"Estimated Net Working Capital Amount" shall have the meaning set forth in Section 2.1(a)(i).

"Estimated Transaction Expenses" shall have the meaning set forth in Section 2.1(a)(i).

"Excluded Units" shall have the meaning set forth in Section 1.10(b).

"Expanded Basic Service" means an optional tier of video services offered by a System to its customers other than Basic Services, but not including a la carte tiers, Pay TV, Wireless Internet Service, High Speed Internet Services and Voice Services.

"FAA" means the Federal Aviation Administration.

"FCC" means the Federal Communications Commission.

"Federal Trade Commission Act" means the Federal Trade Commission Act of 1914, as amended.

"Final Allocation" shall have the meaning set forth in Section 11.7.

"Final Closing Aggregate Consideration" shall have the meaning set forth in Section 2.1(c).

"Final Vesting Date" means, with respect to any Incentive Unit, the "Final Vesting Date" of such Incentive Unit under and as defined in the applicable Senior Management Agreement pursuant to which such Incentive Unit was issued.  For the avoidance of doubt, in the event of any inconsistency between this Agreement and an applicable Senior Management Agreement as to whether a "Final Vesting Date" has occurred, the determination under the Senior Management Agreement shall be effective under this Agreement.

"Financial Statements" shall have the meaning set forth in Section 3.6(a).

"Franchise" means each franchise (as such term is defined in the Communications Act), and any renewal thereof, including the franchise agreements, operating permits and similar governing agreements, instruments, approvals, authorizations, acknowledgements and similar rights, granted by a Governmental Authority authorizing the construction, installation, upgrade, maintenance and operation of any part of the Systems.

"Fundamental Representations" means the representations and warranties set forth in Sections 3.1(a), 3.1(b),  3.2(a), 3.4, 3.5 (other than 3.5(d)), 3.16, 4.1(a), 4.1(b), 4.2(a), 4.3, 4.4, 4.5, 4.7, 5.1, 5.2(a), 5.3 and 5.5.

"GAAP" means generally accepted accounting principles in the United States.

"Governmental Authority" means any federal, state or local, domestic, foreign or multinational government, court, regulatory or administrative agency, commission, authority or other governmental instrumentality.

"GTCR Unit Purchase Agreement" means the Amended and Restated Unit Purchase Agreement, dated as of April 30, 2013, by and between the Company and GTCR-RBI, LLC, as amended prior to and in effect on the date of this Agreement.

"Hazardous Materials" means any material or substance defined or regulated as a hazardous substance, hazardous waste, hazardous material, toxic substance, pollutant,  contaminant or similar term or characteristic, or that otherwise could result in liability , under any

Environmental Laws, including asbestos, petroleum or petroleum derivatives, heavy metals and polychlorinated biphenyls.

"High Speed Internet Services" means Internet access and backbone connectivity services offered by the Systems to their customers through a cable modem, cable modem termination system, cell tower backhaul or fiber optic point to point traffic, including residential and commercial high speed internet, fiber, WAN services and similar services.

"Homes Passed" means each residential home or dwelling unit, including each residential single-family home and individual dwelling unit within a multi-family complex, that can be connected to a System, such that such home or unit could subscribe to Basic Services, High Speed Internet Services or Voice Services through the addition of a drop cable of 500 feet or less (if necessary), without the need of otherwise further extending the distribution plant.

"HSI Subscribers" means, as of any date and for each System, all Active Customers of High Speed Internet Services of such System.

"HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

"Improvements" means all buildings, structures, towers, fixtures, facilities, building systems and equipment and related wires and anchors that form or are part of the Owned Real Property or Leased Real Property.

"Incentive Escrow Account" shall have the meaning set forth in Section 1.8(c)(iii).

"Incentive Unit" means the Company's "Incentive Units" as such term is defined in the Company LLC Agreement.

"Indebtedness" means, without duplication, (i) any indebtedness for borrowed money (including the issuance of any debt security), (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any obligations for the deferred purchase price of properties or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business) and any obligations of a Person under any conditional sale or other title retention agreements, (iv) any capital lease obligations, which for the avoidance of doubt shall be as determined in accordance with GAAP, (v) any deferred compensation obligations, unfunded pension liabilities and severance pay and separation benefits relating to terminations prior to the Closing that have not yet been fully paid as of the Closing, (vi) any obligations under any interest rate or currency swaps, caps or other derivatives or hedging arrangements, to the extent payable if terminated, (vii) any obligations requiring the reimbursement of any obligor on any letter of credit, banker's acceptance or similar instrument, in each case that has been drawn or claimed against, (viii) any guarantees by such Person of the obligations of any other Person of the type referred to in subclauses (i) through (vii) above and any obligations of any other Person of the type referred to in clauses (i) through (vii) above secured by any Lien on any property or assets owned by such Person, whether or not such obligations secured by such Lien have been assumed by such Person, and (ix) all accrued interest, accrued fees and expenses, guarantees, prepayment premiums or penalties and breakage costs related to any of the foregoing; provided that Indebtedness shall not include obligations in respect of letters of credit, surety bonds or performance bonds to the extent not drawn upon and shall also not include customer deposit obligations, accounts payable related to capital expenditures or aged over 90 days, and for the avoidance of doubt, any capital lease obligations under the Contracts marked with one asterisk or two asterisks and set forth in Section 3.5(d) of the Disclosure Schedule.

"Indebtedness Amount" means, without duplication, the Indebtedness of Blocker, the Company and its Subsidiaries on a consolidated basis as of the Reference Time (but giving effect to any incurrence of Indebtedness in each case subsequent to the Reference Time and prior to the Closing, other than such incurrence of Indebtedness described in Section 7.1(a)(ix)(4)); provided that, without limiting other liabilities that are not to be included therein, in no event shall (i) any liabilities related to intercompany debt between the Company and any of its wholly owned Subsidiaries and/or any wholly owned Subsidiary of the Company and another wholly owned Subsidiary of the Company, (ii) any fees, liabilities, expenses or obligations excluded from the Indebtedness Amount pursuant to the last sentence of the definition of "Transaction Expenses" or (iii) any liability or obligation that is included in the Net Working Capital Amount be considered Indebtedness of Blocker, the Company or its Subsidiaries.

"Indemnified Person" means an Equityholder Indemnified Person or a Purchaser Indemnified Person, as applicable.

"Indemnifying Party Representative" means (i) with respect to indemnification in favor of the Purchaser Indemnified Parties, the Equityholder Representative and (ii) with respect to indemnification in favor of the Equityholder Indemnified Parties, Purchaser.

"Indemnitee(s)" shall have the meaning set forth in Section 7.9(a).

"Indemnity Escrow Account" shall have the meaning set forth in Section 1.8(c)(ii).

"Indemnity Escrow Amount" shall have the meaning set forth in Section 1.8(c)(ii).

"Intellectual Property" means, in any and all jurisdictions throughout the world, all (i) patents (including all reissues, divisionals, continuations, continuations-in-part, reexaminations, supplemental examinations, inter partes reviews, post-grant oppositions, substitutions and extensions thereof), patent disclosures, inventions, invention disclosures or discoveries (whether or not patentable or reduced to practice) and all applications and registrations therefor, (ii) trademarks, trade names, service marks, logos, corporate names, trade dress, brand names, slogans, designs, or other indicia of origin, and all applications, registrations, and renewals therefor, together with all goodwill associated with any of the foregoing, (iii) works of authorship (whether copyrightable or not), registered and material unregistered copyrights, including copyrights in computer software, mask works and databases, and all applications and registrations therefor and renewals extensions, restorations and reversions thereof, (iv) internet domain names and applications and registrations therefor and (v) trade secrets, know-how and other proprietary information.

"Invoices" shall have the meaning set forth in Section 7.4(b).

"IRS" means the United States Internal Revenue Service.

"IT System" means the communications networks, data centers, computers, software, hardware, databases, computer equipment, workstations and all other information technology, owned by the Company or any of its Subsidiaries.

"Knowledge" means (i) with respect to the Company and any matter in question, the actual knowledge of such matter that the individuals listed in Exhibit H have after due inquiry of the individuals who as of the date hereof are officers or employees of the Company or any of its Subsidiaries and who have primary responsibility for the matter in question and (ii) with respect to Purchaser and any matter in question, the actual knowledge of such matter that the individuals listed in Exhibit H have after due inquiry of the individuals who as of the date hereof are officers or employees of Purchaser and its Subsidiaries and who have primary responsibility for the matter in question.

"Latest Balance Sheet" shall have the meaning set forth in Section 3.6(a).

"Laws" shall have the meaning set forth in Section 3.9(a).

"Leased Real Property" shall have the meaning set forth in Section 3.14(b).

"Letter of Transmittal" shall have the meaning set forth in Section 1.11(a).

"LFA Approvals" means all consents, approvals or waivers required to be obtained from any State or local franchising authority with respect to the transactions contemplated hereby.

"License" means any license, permit or other authorization (other than a Franchise) issued by any Governmental Authority, including the FCC, used in the operation of the Business and the Systems, including TV translator station licenses and microwave licenses, cable television relay services and television receive only earth station registrations, including all amendments thereto and renewals or modifications thereof.

"License Agreement" shall have the meaning set forth in Section 3.15(a)(vii).

"Liens" means any pledge, hypothecation, lien, charge, encumbrance, deed of trust, deed to secure debt, mortgage, easement, encroachment and security interest of any kind or nature whatsoever in or on any asset, property or property interest.

"Listed Plan" means each Company Plan, provided that in the case of any employee benefit plan, program or arrangement that is not (a) an equity or equity-based plan, bonus or incentive compensation arrangement, retirement or deferred compensation plan, profit sharing plan, severance compensation plan or employment agreement or (b) a fringe benefit plan applicable to any Equityholder that holds Incentive Units, such Company Plan shall not be a Listed Plan if the aggregate liability of the Company and its Subsidiaries is less than $20,000.

"Majority Holders" shall have the meaning given to such term under the GTCR Unit Purchase Agreement.

"Marketing Period" means the period commencing on the date hereof and ending on the later of (x) the date which is seventy (70) days after the date hereof and (b) 15 Business Days following the delivery of the audited financial statements referred to in Section 7.1(f).

"Material Contract" shall have the meaning set forth in Section 3.15(b).

"Merger" shall have the meaning set forth in the recitals.

"Merger Sub" shall have the meaning set forth in the preamble.

"Merger Sub Interest" shall have the meaning set forth in Section 1.10(a).

"Net Working Capital Amount" means (i) current assets (including current tax assets and excluding current assets constituting cash and cash equivalents, customer deposits, deferred tax assets and prepaid fees of the type referred to in clause (iv) of the definition of Transaction Expenses) of the Company and its Subsidiaries as of the Reference Time, minus (ii) current liabilities (including deferred revenue (whether current or long-term) and current tax liabilities and excluding current liabilities constituting Indebtedness, deferred tax liabilities, Shared Expenses and other Transaction Expenses, customer deposit obligations, obligations in respect of uncleared checks outstanding, accounts payable related to capital expenditures or aged over 90 days, and for the avoidance of doubt, any capital lease obligations under the Contracts marked with one asterisk or two asterisks and set forth in Section 3.5(d) of the Disclosure Schedule (but not excluding any obligations thereunder to the extent constituting current liabilities (other than for capital lease obligations), including any maintenance obligations) of the Company and its Subsidiaries as of the Reference Time, in each of the immediately preceding clauses (i) and (ii), to the extent such current assets and current liabilities are designated as such on Exhibit G attached hereto.  Exhibit G attached hereto sets forth an example of the calculation of the Net Working Capital Amount as of September 30, 2016.  Such calculation is included for reference purposes only, and the Company does not make any representation or warranty, and will not incur any liability, in respect thereof. Notwithstanding the foregoing, if a current liability for a capital lease obligation of the Company or its Subsidiaries exists as of the Reference Time with respect to the Contract marked with two asterisks and set forth in Section 3.5(d) of the Disclosure Schedule, then such current liability, as reduced by the book value of fixed assets that the Company or its Subsidiaries hold as of the Reference Time that gave rise to such liability, will be included in the Net Working Capital Amount (rather than excluded).

"Non-Continuing Employee" means a Company Employee who holds Incentive Units (or has Permitted Transferees who hold Incentive Units) as of the Effective Time and is party to a Senior Management Agreement and who (i) Purchaser has reasonably requested in writing to such employee at least fifteen (15) Business Days prior to the Closing Date to continue to provide services to Purchaser or its Affiliates following the Effective Time that are within the scope of services provided by such employee to such employee's employer as of the Effective Time during the period prior to the Effective Time in exchange for Post-Sale Compensation (as defined in such employee's Senior Management Agreement) that is no less favorable to such employee in the aggregate than the Annual Base Salary (as defined in the such employee's Senior Management Agreement), bonus opportunity, and fringe benefits provided to such employee by such employee's employer immediately prior to the Effective Time (excluding any equity or other incentive compensation) pursuant to the Company Employee's Senior Management Agreement and (ii) is not a Continuing Employee. At least six (6) Business Days prior to Closing, Purchaser shall deliver to the Company a list of the Continuing Employees, Unrestricted Employees and the Non-Continuing Employees.

"Non-Recourse Party" means, with respect to a party to this Agreement, any of such party's former, current and future direct or indirect equity holders, controlling Persons, directors, officers, employees, legal counsel, financial advisors, agents, representatives, Affiliates, members, managers, general or limited partners (or any former, current or future equity holder, controlling Person, director, officer, employee, legal counsel, financial advisors, agent, representative, Affiliate, member, manager, general or limited partner of any of the foregoing); provided that, for the avoidance of doubt, a party to this Agreement shall not be a Non-Recourse Party.

"Objections Statement" shall have the meaning set forth in Section 2.2(b).

"Off-the-shelf Software" means software licensed under click-wrap, shrink-wrap or off-the-shelf software licenses for commercially available software.

"Open Source Code" means any software code, or data library that is licensed as freeware, shareware, open source software or similar licensing models and that (i) requires the licensing or distribution of source code to licensees, at no additional charge, (ii) prohibits or limits the receipt of consideration in connection with sublicensing or distributing any software or (iii) requires (or could or does condition the use or distribution of such software on) the granting of a license under the patent rights of the Company or any of its affiliates.  For the avoidance of doubt, Open Source Code includes software licensed or distributed under any of the following licenses or distribution model terms:  GNU's General Public License (GPL) or Lesser/Library GPL (LGPL), the Artistic License (e.g., PERL), the Mozilla Public License, the BSD License, and the Apache License.

"Outside Date" shall have the meaning set forth in Section 9.1(b)(i).

"Owned Real Property" shall have the meaning set forth in Section 3.14(a).

"Participant" means any current or former director, manager, officer, employee, individual independent contractor or other individual service provider of the Company and its Subsidiaries.

"Paying Agent" shall have the meaning set forth in Section 1.11(a).

"Payoff Persons" shall have the meaning set forth in Section 7.4(a).

"Pay TV" means, for each System, premium programming services selected by and sold to Subscribers on an a la carte basis for monthly fees in addition to the fee for Basic Services or Expanded Basic Services.

"Permitted Liens" means (i) statutory Liens for Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been made in accordance with GAAP; (ii) mechanics', materialmen's, carriers', workmen's, repairmen's, warehousemen's, landlords' and other similar statutory Liens securing obligations that are not yet due and payable or the validity of which are being contested in good faith by appropriate proceedings and incurred in the ordinary course of business; (iii) zoning, entitlement, building and other land use regulations imposed by

Governmental Authorities; (iv) covenants, conditions, restrictions, easements, rights-of-way, encroachments and other similar matters of public record affecting title to any Real Property that do not materially impair the occupancy or use of such Real Property for the purposes for which it is currently used in connection with the Business; (v) Liens that, individually or in the aggregate, (A) are not substantial in character, amount or extent in relation to the applicable Real Property and (B) do not materially and adversely impact the Company's and its Subsidiaries' current or contemplated use, utility or value of the applicable Real Property or otherwise materially and adversely impair the Company's and its Subsidiaries' present or contemplated business operations; (vi) Liens arising under worker's compensation, unemployment insurance, social security, retirement and similar legislation; (vii) solely with respect to personal property, purchase money Liens and Liens securing rental payments under capital lease arrangements; (viii) the terms and conditions of Real Property Leases to third party tenants disclosed in Section 3.14(a) or Section 3.14(b) of the Disclosure Schedule; (ix) the terms and conditions of Real Property Leases to which the Company or any Subsidiary is a tenant or occupant disclosed in Section 3.14(b) of the Disclosure Schedule; (x) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business consistent with past practice; (xi) Liens set forth on Section 12.14 of the Disclosure Schedule; and (xii) non-exclusive licenses of Intellectual Property in the ordinary course of business.

"Permitted Transferee" shall have the meaning set forth in the applicable Senior Management Agreement.

"Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Authority or any department, agency or political subdivision thereof.

"Personal Data" means all data relating to one or more individuals that is personally identifying (i.e., data that identifies an individual or, in combination with any other information or data available to the Company or any of its Subsidiaries, is capable of identifying an individual).

"Pre-Closing Tax Period" means a taxable period ending on or prior to the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.

"Preliminary Statement" shall have the meaning set forth in Section 2.2(a).

"Prior Plan" shall have the meaning set forth in Section 7.12(b).

"Programming Termination Time" means (i) if the Closing Date is the first Business Day of a calendar month, 12:00 midnight, local time, on the last day of the previous calendar month (i.e., one minute after 11:59 p.m. on such last day) or (ii) otherwise, 12:00 midnight, local time, on the Closing Date (i.e., one minute after 11:59 p.m. on the Closing Date).

"Purchase Price Adjustment Escrow Account" shall have the meaning set forth in Section 1.8(c)(i).

"Purchaser" shall have the meaning set forth in the preamble.

"Purchaser 401(k) Plan" shall have the meaning set forth in Section 7.12(b).

"Purchaser Board" means the board of directors of Purchaser.

"Purchaser Indemnified Persons" shall have the meaning set forth in Section 10.3(a).

"Purchaser Fundamental Representations" means the representations and warranties set forth in Sections 6.1, 6.2,  6.3(a), 6.5, 6.6 and 6.10.

"Purchaser Material Adverse Effect" means any change, event, occurrence or effect that would, individually or in the aggregate, reasonably be expected to prevent the consummation by Purchaser or Merger Sub of the Transactions.

"Purchaser Representations" means the representations and warranties of Purchaser and Merger Sub expressly and specifically set forth in Article VI or in the officer's certificate delivered pursuant to Section 8.3(c).  For the avoidance of doubt, the Purchaser Representations are solely made by Purchaser and Merger Sub.

"Real Property" means, collectively, the Owned Real Property, the Leased Real Property, the Real Property Interests, the Improvements and the Tower Interests.

"Real Property Interests" shall have the meaning set forth in Section 3.14(c).

"Real Property Leases" shall have the meaning set forth in Section 3.14(a).

"Reference Time" means (i) if the Closing Date is the first Business Day of a calendar month, the close of business on the last day of the previous calendar month or (ii) otherwise, the close of business on the Closing Date.

"Release" means any spill, emission, leaking, dumping, injection, pouring, disposal, discharge or leaching into the environment.

"Remedial Action" shall have the meaning set forth in Section 7.5(d).

"Representation and Warranty Insurance Policy" means the Buyer-Side Representations & Warranties Insurance Policy to be issued by Gemini Insurance Company to Purchaser (as may be amended, modified or supplemented from time to time) pursuant to the Binder for Buyer-Side Representations and Warranties Coverage, dated as of the date hereof, between Gemini Insurance Company and Purchaser.

"Representatives" means, with respect to any Person, the advisors, attorneys, accountants, consultants or other representatives (in each case solely to the extent acting in such capacity on behalf of such Person) retained by such Person or any of its controlled Affiliates, together with directors, managers, officers and employees of such Person and its Subsidiaries. In the case of Purchaser, the Purchaser's Representatives shall not be deemed to include Purchaser's insurers and underwriters in respect of the Representation and Warranty Insurance Policy except for purposes of Section 7.7(a).

"Required Approval" shall have the meaning set forth in the recitals.

"Required Interest" shall have the meaning given to such term in the Company LLC Agreement.

"Residual Percentage" means, with respect to each Equityholder, a number equal to the outstanding Company Units held by such Equityholder (or, in the case of Blocker Holdings, held by Blocker) immediately prior to the Effective Time, divided by the aggregate number of Company Units outstanding immediately prior to the Effective Time (including Company Units held by Blocker, but excluding any other Excluded Units), as set forth opposite such Equityholder's name on the Closing Payment Schedule under the heading "Residual Percentage".  For the avoidance of doubt, the aggregate Residual Percentages of all Equityholders will be equal to 100%.

"Restraints" shall have the meaning set forth in Section 8.1(b).

"Restricted Units" means the Company's "Restricted Units" as such term is defined in the Company LLC Agreement.

"Restructuring Transactions" shall have the meaning set forth in the recitals.

"Retained Counsel" shall have the meaning set forth in Section 12.17.

"SEC" means the U.S. Securities and Exchange Commission.

"Securities Act" shall have the meaning set forth in Section 3.4(c).

"Securityholders Agreement" means the Amended and Restated Securityholders Agreement of the Company, dated as of April 30, 2013, by and among the Company and the Unitholders, as amended prior to and in effect on the date of this Agreement.

"Senior Management Agreement" means any Senior Management Agreement as defined in the Company LLC Agreement, each as in effect on the date hereof.

"Service Areas" shall have the meaning set forth in the recitals.

"Shared Expenses" means (i) all fees and expenses of the Escrow Agent (including in its capacity as Paying Agent) in connection with the Escrow Agreement, (ii) all filing fees under the HSR Act and any other Antitrust Laws or other applicable Laws in connection with the Transactions, (iii) all administrative, transfer, filing, processing and other fees imposed by a Governmental Authority as a condition to processing or giving any consent or LFA Approval to transfer a License or Franchise or otherwise in connection with the Transactions, (iv) the cost of obtaining the Tail Coverage and (v) the initial premium and underwriting fee payable for the Representation and Warranty Insurance Policy. At least five (5) Business Days prior to Closing, Purchaser shall deliver to the Company (i) any information in its possession relating to the foregoing expenses in reasonable detail (including amounts paid, amounts owed and instructions for payments) which may be relevant to the preparation of the Closing Statement and (ii) information in reasonable detail of amounts paid, amounts owed and instructions for payments relating to the expense described in clause (v) of the immediately foregoing sentence which may be relevant to the preparation of the Closing Statement.

"Shares" shall have the meaning set forth in the recitals.

"Sherman Act" means the Sherman Antitrust Act of 1890, as amended.

"Shortfall Amount" shall have the meaning set forth in Section 2.3(a).

"Software" means all computer software and programs, including application software, system software and firmware, including all source code and object code versions thereof, in any and all forms and media.

"Stock Purchase" shall have the meaning set forth in the recitals.

"Straddle Period" means any taxable period that includes, but does not end on, the Closing Date.  In the case of any Taxes that are imposed on or with respect to income, gains, receipts, payroll sales or payments and are payable for a Straddle Period, the portion of such Taxes related to the Pre-Closing Tax Period shall be deemed equal to the amount that would be payable if the relevant Tax period ended on and included the Closing Date, and in the case of any other Taxes for a Straddle Period, the portion of such Taxes related to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period prior to and including the Closing Date and the denominator of which is the number of days in such Straddle Period.

"Subscribers" means any subscriber of a System billed for Basic Services, Expanded Basic Services, any new product tier, High Speed Internet Services, Pay TV, Voice Services or other similar services.

"Subsidiary" when used with respect to any Person, means any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

"Successor Plan" shall have the meaning set forth in Section 7.12(b).

"Survival End Date" shall have the meaning set forth in Section 10.1.

"Surviving Company" shall have the meaning set forth in Section 1.2.

"Surviving Company LLC Agreement" shall have the meaning set forth in Section 1.6(b).

"System" shall have the meaning set forth in the recitals.

"Tail Coverage" shall have the meaning set forth in Section 7.9(d).

"Target Net Working Capital Amount" means negative $14,220,343.68.

"Tax" or "Taxes" means all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, in each case in the nature of a tax, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, escheat or unclaimed property, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties and other charges of any kind whatsoever in the nature of a tax, and all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority in connection with any of the foregoing.

"Tax Accountant" shall have the meaning set forth in Section 11.5.

"Tax Benefit" shall mean any refund of Taxes paid or reduction in the amount of Taxes that otherwise would have been paid, in each case computed at the actual marginal tax rates applicable to the recipient of such benefit.

"Tax Contest" shall have the meaning set forth in Section 11.4.

"Tax Representations" means the representations and warranties set forth in Sections 3.10 and 4.6.

"Tax Return" means any return, report, claim for refund, estimate, information return or statement or other similar document relating to or required to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

"Third-Party Claim" shall have the meaning set forth in Section 10.5(a).

"Total Consideration" means the aggregate of the Closing Aggregate Consideration and the Additional Consideration.

"Tower" means any structure, improvement or fixture constituting a part of any tower facility, located on or forming a part of any Real Property.

"Tower Interests" means the structures, improvements and fixtures, easements and other rights and interests appurtenant thereto, owned or leased by the Company or any Subsidiary with respect to any tower facility, other than the Owned Real Property and Leased Real Property.

"Transaction Expenses" means an amount equal to, without duplication, (i) all out-of-pocket fees and expenses (including legal fees and expenses and investment banker fees) payable in connection with the Transactions by Blocker, the Company or its Subsidiaries, the Equityholder Representative, or their Affiliates (excluding any Shared Expenses), in each case that have been incurred prior to and that remain unpaid as of the Closing, (ii) all Change in Control Payments, (iii) the Company Portion of Shared Expenses, in each case that are accrued and remain unpaid as of the Closing or were paid by Purchaser prior to the Closing and (iv) all placement fees, management fees, advisory fees and any other fees, expenses or other similar amounts payable to GTCR Management X LP, GTCR-RBI, LLC or any of their Affiliates (including any amounts payable under the Advisory Agreement or upon termination thereof or under or upon the termination of any other similar Contract or other similar arrangement with GTCR Management X LP, GTCR-RBI, LLC or any of their Affiliates in connection with the Transactions), in each case that remain unpaid as of the Closing.  To the extent that any Shared Expenses in excess of the Company Portion of Shared Expenses were paid by the Company or its Affiliates prior to the Closing, such excess amount shall be treated as a reduction in Transaction Expenses for purposes of calculating the Closing Aggregate Consideration and the Final Closing Aggregate Consideration but not for Section 1.8(e).  In no event shall "Transaction Expenses," "Indebtedness Amount" or the "Net Working Capital Amount" be deemed to include (or the "Cash Amount" reduced by) any (a) fees, liabilities and expenses to the extent incurred by or at the direction of Purchaser or Merger Sub or otherwise relating to (A) Purchaser's or Merger Sub's breach of this Agreement or (B) Purchaser's or Merger Sub's or their respective Affiliates' financing (including obtaining any consent or waiver relating thereto) for the Transactions, (b) other liabilities or obligations incurred or arranged by or on behalf of Purchaser or Merger Sub or their respective Affiliates in connection with the Transactions (including any fees payable to any financing institution on behalf of Purchaser or its Affiliates) on or after the Closing or (c) post-Closing agreements, plans or arrangements between or among Purchaser, Merger Sub or their respective Affiliates, on the one hand, and the Company or its Subsidiaries or Representatives, on the other hand.

"Transaction Tax Deductions" means any income Tax deductions of Blocker, the Company or any of its Subsidiaries that result from or are attributable to the amount of any costs, expenses, fees or payments of or by the Equityholders, Blocker, the Company or its Subsidiaries in connection with the transactions contemplated by this Agreement, including all such amounts that are (i) Transaction Expenses or (ii) unamortized amounts previously paid by the Equityholders, Blocker, the Company or its Subsidiaries to facilitate a borrowing that will be extinguished in connection with the Transactions.

"Transactions" shall have the meaning set forth in the recitals.

"Transfer Taxes" shall have the meaning set forth in Section 11.3.

"Treasury Regulations" means the United States Department of Treasury regulations, including temporary regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

"Unique Subscriber" means a Subscriber of one of the following types at a certain address: (i) Basic Subscriber, (ii) HSI Subscriber or (iii) Active Customer subscribing for one or more Voice Lines. For the avoidance of doubt, a Subscriber who subscribes for multiple such services shall count as multiple "Unique Subscribers."  For example, if a Subscriber is a Basic Subscriber at two addresses, such Subscriber shall count as two "Unique Subscribers." For further example, if one Subscriber is both a Basic Subscriber and an Active Customer of five Voice Lines at one address, such Subscriber shall count as two "Unique Subscribers."

"Unitholder" (i) as of any time prior to immediately prior to the Closing, means a holder of Company Units (other than any holder of Excluded Units) as of such time, and (ii) immediately prior to the Closing and thereafter, means a holder of Company Units (other than any holder of Excluded Units) as of immediately prior to the Effective Time.

"Unrestricted Employee" means a person who holds Incentive Units (or has Permitted Transferees who hold Incentive Units) as of the Effective Time and is not a "Continuing Employee" or a "Non-Continuing Employee" nor a Permitted Transferee of either such employee.  For the avoidance of doubt, any (i) Company Employee who holds Incentive Units (or has Permitted Transferees who hold Incentive Units) as of the Effective Time and is party to a Senior Management Agreement for whom Purchaser has not made the reasonable request described in the definitions of "Continuing Employee" or "Non-Continuing Employee" in accordance with such definitions shall be an Unrestricted Employee and (ii) any Person (other than a Permitted Transferee of a Continuing Employee or Non-Continuing Employee) who is not a Company Employee but who holds Incentive Units (or has Permitted Transferees who hold Incentive Units) as of the Effective Time shall be an Unrestricted Employee.

"Valuation Firm" shall have the meaning set forth in Section 2.2(c).

"Voice Lines" means, as of any date of determination and for each System, all voice lines of such System for which an Active Customer is subscribing to Voice Services.

"Voice Services" means VOIP services offered by or via the Systems to their Subscribers through a cable modem for residential VOIP services.

"VOIP" shall have the meaning set forth in the recitals.

"Wireless Internet Services" means wireless Internet access connectivity services offered by the Systems to their customers.

Section 12.15  Interpretation.

(a)            When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".  The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  All references to "$" and dollars in this Agreement shall mean United States dollars unless otherwise specifically provided.  The word "shall" denotes a directive and obligation, and not an option.  The word "extent" in the phrase "to the extent" shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply "if". As used in this Agreement "willful breach" shall mean a breach of any representation, warranty, covenant or other agreement set forth in this Agreement that is a consequence of an act or failure to act by a party with the actual knowledge that the taking of such act or failure to act would cause, or would reasonably be expected to result in, a breach. All terms defined in this Agreement shall have such defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any statute defined or referred to herein or in any agreement or instrument that is referred to herein means such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes and references to the rules and regulations promulgated thereunder.  References to a Person are also to its permitted assigns and successors.  For purposes of this Agreement, if the Company or a Person acting on its behalf posts a document to the online data room hosted on behalf of the Company at www.intralinks.com, such document shall be deemed to have been "delivered", "furnished" or "made available" (or any phrase of similar import) to Purchaser and Merger Sub by the Company.  References to a "manager" or "managers" of the Company or its Subsidiaries in this Agreement means, with respect to the Company, a "Manager" as defined in the Company LLC Agreement or, with respect to such a Subsidiary, a director or manager of such Subsidiary, as applicable. The "parties" to this Agreement are: the Company, Purchaser, Merger Sub, Blocker, Blocker Holdings and the Equityholder Representative.

(b)            The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.  The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or the Disclosure Schedule or Exhibits attached hereto is not intended to imply that the amounts, or higher or  lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business, and no party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement or the Disclosure Schedule or Exhibits in any dispute or controversy between the parties as to whether any obligation, item or matter not described or included in this Agreement or in the Disclosure Schedule or any Exhibit is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the ordinary course of business for purposes of this Agreement.  The information contained in this Agreement and in the Disclosure Schedule and Exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including any violation of Law or breach of contract). The Disclosure Schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article III, Article IV, Article V or to one or more of the covenants contained in Article VII, except that any information set forth in one Section of the Disclosure Schedule shall be deemed to apply to all other Sections or subsections thereof to the extent that the applicability of such information is reasonably apparent.

Section 12.16  No Recourse. Notwithstanding any provision of this Agreement or otherwise, the parties to this Agreement agree on their own behalf and on behalf of their respective Subsidiaries and Affiliates that no Non-Recourse Party of a party to this Agreement shall have any liability relating to this Agreement or any of the Transactions except to the extent agreed to in writing by such Non-Recourse Party; provided that this Section 12.16 shall not prejudice or limit any claim or remedy for intentional fraud with  respect to any Company Representations, Blocker Representations or Blocker Holdings Representations or, with respect to the Equityholder Representative, any liability that the Equityholder Representative may have to Purchaser under Section 12.2(c).

Section 12.17  Provision Respecting Legal Representation. It is acknowledged by each of the parties hereto that the Company, Blocker, certain Equityholders and the Equityholder Representative have retained Kirkland & Ellis LLP (and its affiliated entity Kirkland & Ellis International LLP) (collectively, the "Retained Counsel") to act as their counsel in connection with the Transactions and that the Retained Counsel has not acted as counsel for any other party hereto in connection with the Transactions and that none of the other parties hereto has the status of a client of the Retained Counsel for conflict of interest or any other purposes as a result thereof. Purchaser, Blocker and the Company and its Subsidiaries hereby agree, on their own behalf and on behalf of their respective managers, directors, equityholders, members, partners, officers, employees and Affiliates, that, in the event that a dispute arises after the Closing between Purchaser, Blocker, the Company, and/or its Subsidiaries on the one hand, and the Equityholder Representative or any Equityholder or any of their Affiliates, on the other hand, (i) the Retained Counsel may represent the Equityholder Representative and any Equityholder (and any of their Affiliates) in such dispute even though the interests of the Equityholder Representative or any Equityholder (or any of their Affiliates) may be directly adverse to Purchaser, Blocker, the Company or its Subsidiaries, and even though the Retained Counsel may have represented Blocker, the Company or its Subsidiaries in a matter substantially related to such dispute, or may be handling ongoing matters for Purchaser, Blocker, the Company or any of their Subsidiaries and (ii) no party to such dispute may retain Covington in connection therewith.  Purchaser further agrees that, as to all communications among the Retained Counsel, Covington & Burling, LLP ("Covington"), Equityholders, Blocker, the Company and/or any of their respective Affiliates that relate in any way to the Transactions, the attorney–client privilege (as it relates to both Covington and the Retained Counsel) and the expectation of client confidence belongs to the Equityholder Representative and shall not pass to or be claimed by Purchaser, Blocker, the Company or any of their Subsidiaries.  Notwithstanding the foregoing, in the event that a dispute arises between Purchaser, Blocker, the Company or any of their Subsidiaries and a third party (other than a party to this Agreement or any of their respective Affiliates) after the Closing, Blocker, the Company and its Subsidiaries may assert the attorney-client privilege to prevent disclosure of confidential communications by the Retained Counsel or Covington to such third party or the use thereof by the Retained Counsel or Covington in connection with its representation of a party in such dispute; provided, however, that neither Blocker, the Company nor its Subsidiaries may waive such privilege without the prior written consent of the Equityholder Representative. The Retained Counsel shall be third-party beneficiaries of this Section 12.17.

Section 12.18  Delivery by Electronic Transmission.  This Agreement and any signed agreement entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.  At the request of any party hereto or to any such contract, each other party hereto or thereto shall re–execute original forms thereof and deliver them to all other parties.  No party hereto or to any such contract shall raise the use of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail as a defense to the formation of a contract and each such party forever waives any such defense.

Section 12.19  Lender Limitations.  Notwithstanding anything to the contrary contained in this Agreement, (a) Blocker Holdings, Blocker, the Equityholder Representative, the Company and its Subsidiaries, and its and their respective Affiliates, directors, officers, employees, agents, partners, managers, members and stockholders shall not have any rights or claims against any Debt Financing Source Related Party, in any way relating to this Agreement, the Debt Commitment Letter, the Debt Financing or any of the Transactions, or in respect of any document or transactions contemplated hereby or thereby, or in respect of any oral or written representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof or the financings contemplated thereby, whether at law or equity, in contract, in tort or otherwise, and (b) no Debt Financing Source Related Party shall have any liability (whether in contract, in tort or otherwise) to any of the Company and its Subsidiaries, and its and their respective Affiliates, directors, officers, employees, agents, partners, managers, members, representatives and stockholders for any obligations or liabilities of any party hereto under this Agreement or for any claim based on, in respect of, or by reason of, the Transactions or in respect of any oral or written representations made or alleged to have been made in connection herewith, including any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof or the financings contemplated thereby, whether at law or equity, in contract, in tort or otherwise; provided that, notwithstanding clauses (a) and (b) above, the foregoing shall not apply to or otherwise be binding upon, Purchaser and its Subsidiaries, and its and their respective Affiliates, directors, officers, employees, agents, partners, managers, members and stockholders. Notwithstanding anything to the contrary contained in this Agreement, the Debt Financing Source Related Parties are intended third-party beneficiaries of, and shall be entitled to the protections of, this provision.
[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

Company:	RBI HOLDING LLC

	By:	/s/ Phil Spencer
	Name:	Phil Spencer
	Its:	Chief Executive Officer

Signature Page to Merger Agreement

Blocker Holdings:	RBI BLOCKER HOLDINGS LLC

	By:	/s/ Philip A. Canfield
	Name:	Philip A. Canfield
	Its:	President

Blocker:	RBI BLOCKER CORP.

	By:	/s/ Philip A. Canfield
	Name:	Philip A. Canfield
	Its:	President

Equityholder Representative:	GTCR-RBI, LLC, solely in its capacity as the Equityholder Representative

	By:	/s/ Philip A. Canfield
	Name:	Philip A. Canfield
	Its:	President

Signature Page to Merger Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

Purchaser:	CABLE ONE, INC.

/s/ Julia M. Laulis
	By:	Julia M. Laulis
	Title:	President and Chief Executive Officer

Merger Sub:	FREQUENCY MERGER SUB, LLC

/s/ Julia M. Laulis
	By:	Julia M. Laulis
	Title:	President and Chief Executive Officer

[Signature Page to Agreement and  Plan of Merger]